Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-210109

PROSPECTUS

Best Hometown Bancorp, Inc.

(Proposed Holding Company for Home Federal Savings and Loan Association of Collinsville)

Up to 747,500 shares of Common Stock

(Subject to Increase to up to 859,625 shares)

Best Hometown Bancorp, Inc., a Maryland corporation and the proposed holding company for Home Federal Savings and Loan Association of Collinsville (“Home Federal”), is offering shares of common stock for sale at $10.00 per share in connection with the conversion of Home Federal from the mutual to the stock form of organization. There is currently no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace (“OTCPK”) operated by OTC Markets Group, upon conclusion of the stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

We are offering up to 747,500 shares of common stock for sale at a price of $10.00 per share on a best efforts basis. We may sell up to 859,625 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 552,500 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering” to eligible depositors and borrowers of Home Federal. Shares of common stock not purchased in the subscription offering may be offered for sale to the public in a “community offering,” with a preference given to natural persons and trusts of natural persons residing in Madison and St. Clair Counties, Illinois. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering to the general public through a “syndicated community offering” managed by Raymond James & Associates, Inc. (“Raymond James”).

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering is 10,000 shares ($100,000), and no person, together with an associate or group of persons acting in concert, may purchase more than 12,500 shares ($125,000) in the offering.

The offering is expected to expire at 12:00 noon, Central Time, on June 16, 2016. We may extend this expiration date without notice to you until July 31, 2016. The Office of the Comptroller of the Currency may approve a later date, which may not be beyond June 22, 2018. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond July 31, 2016, or the number of shares of common stock to be sold is increased to more than 859,625 shares or decreased to less than 552,500 shares. If the offering is extended past July 31, 2016, we will resolicit subscribers, and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.05% per annum. If the number of shares to be sold is increased to more than 859,625 shares or decreased to less than 552,500 shares, all funds submitted for the purchase of shares of common stock in the offering will be returned promptly with interest at 0.05% per annum. We may then resolicit all subscribers, giving them an opportunity to place a new order within a specified period of time. Funds received in the subscription and the community offerings and, if applicable, the syndicated community offering, will be held in a segregated account at Home Federal and will earn interest at 0.05% per annum until completion or termination of the offering.

Raymond James will assist us in selling our shares of common stock on a best efforts basis in the offering, but Raymond James is not required to purchase any of the shares of common stock that are being offered for sale.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	552,500	650,000	747,500	859,625
Gross offering proceeds	$5,525,000	$6,500,000	$7,475,000	$8,596,250
Estimated offering expenses, excluding selling agent commissions	$979,600	$979,600	$979,600	$979,600
Selling agent commissions (1)(2)	$250,000	$250,000	$250,000	$250,000
Estimated net proceeds	$4,295,400	$5,270,400	$6,245,400	$7,366,650
Estimated net proceeds per share	$7.77	$8.11	$8.36	$8.57

(1)	See “The Conversion and Offering—Marketing and Distribution; Compensation” for a discussion of Raymond James’ compensation for this offering.
(2)	Assumes all shares are sold in the subscription or community offerings, and excludes reimbursable expenses and conversion agent fees, which are included in estimated offering expenses. If all shares of common stock are sold in the syndicated community offering, excluding shares purchased by the employee stock ownership plan and shares purchased by insiders of Best Hometown Bancorp, Inc., for which no selling agent commissions would be paid, the maximum selling agent commissions would be $516,580 at the minimum, $570,400 at the midpoint, $624,220 at the maximum and $686,113 at the adjusted maximum. See “The Conversion and Offering—Marketing and Distribution; Compensation” for a discussion of fees to be paid to Raymond James and other FINRA member firms in the event that all shares are sold in a syndicated community offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 17.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any state securities regulator has passed on or endorsed the merits of this offering or approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

RAYMOND JAMES

For assistance, please contact the Stock Information Center, toll-free, at (888) 317-2811.

The date of this prospectus is May 13, 2016.

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SUMMARY

The following summary explains the significant aspects of Home Federal Savings and Loan Association of Collinsville’s mutual-to-stock conversion and the related offering of Best Hometown Bancorp, Inc. common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully including the financial statements and the notes to the financial statements and the section entitled “Risk Factors.”

In this prospectus, the terms “we,” “our,” and “us” refer to Best Hometown Bancorp, Inc. and Home Federal Savings and Loan Association of Collinsville, unless the context indicates another meaning. In addition, we sometimes refer to Best Hometown Bancorp, Inc. as “Best Hometown Bancorp” or the “Company” and to Home Federal Savings and Loan Association of Collinsville as “Home Federal” or the “Bank.”

Home Federal Savings and Loan Association of Collinsville

Home Federal is a federal mutual savings and loan association that was organized in 1887. In connection with the completion of the conversion, the Bank intends to change its name to Best Hometown Bank. We conduct our operations from our main office in Collinsville, Illinois and our full-service branch office in Maryville, Illinois. Our primary deposit market includes the areas surrounding our banking offices in Collinsville and Maryville, Illinois. Our primary lending market is Madison and St. Clair Counties, Illinois and, to a lesser extent, St. Louis County, Missouri.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in loans. Our primary lending activities are one- to four-family residential real estate loans, including non-owner occupied one- to four-family real estate loans, commercial and multi-family real estate loans and construction and land loans. To a lesser extent, we also make commercial business loans and consumer loans, including home equity loans and lines of credit. At December 31, 2015, $52.2 million, or 68.5% of our total loan portfolio was comprised of owner-occupied one- to four-family residential real estate loans, and $14.9 million, or 19.5% of our total loan portfolio, was comprised of commercial and multi-family real estate loans. Our commercial and multi-family real estate loan portfolio has grown $11.2 million from $3.7 million at December 31, 2013 to $14.9 million at December 31, 2015.

We also invest in securities, which at December 31, 2015, consisted of securities issued by U.S. government agencies and U.S. government-sponsored enterprises.

We offer a variety of deposit accounts, including interest-bearing and non interest-bearing checking accounts, savings and money market accounts and certificates of deposit. We have recently expanded the products we offer our customers, including online banking, remote deposit capture and ATM cards and debit cards. We are also in the process of adding mobile banking.

We utilize advances from the Federal Home Loan Bank of Chicago (“FHLB – Chicago”).

In 2015, we began offering brokerage services to our customers through a networking arrangement with a registered broker-dealer.

For the years ended December 31, 2015 and 2014, we had net losses of $702,000 and $1.3 million, respectively. See “—Recent Losses from Operations / Restructuring of Management and Business Operations” below and “Management’s Discussion and Analysis of Financial Condition and

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Results of Operations—Comparison of Operating Results for the Years Ended December 31, 2015 and 2014.”

Our current business strategy includes managed growth to support profitability through greater economies of scale, including increasing our emphasis on commercial and multi-family real estate lending and, to a lesser extent, continuing to diversify our loan portfolio by increasing our commercial business lending and consumer lending. We also expect to increase our noninterest income through our entrance into the secondary market with the origination and sale of one- to four-family residential loans with terms of 20 years or more, and the addition of our new brokerage services. In addition, we intend to replace our higher-cost FHLB – Chicago advances and certificates of deposit as they mature with lower-cost FHLB – Chicago advances and core deposits. Most importantly, we will continue to adhere to our conservative underwriting standards of recent years which we believe have resulted in our improved credit quality. See “—Business Strategy.”

We are subject to comprehensive regulation and examination by our primary federal regulator, the Office of the Comptroller of the Currency (“OCC”).

Recent Losses from Operations / Restructuring of Management and Business Operations

We have experienced operating losses in recent years. As a result, we have a deferred tax asset of $3.2 million (before deferred tax liabilities and valuation allowance) which includes a deferred tax asset of $1.7 million for net operating losses.

In order to address the Bank’s losses, the Board has made significant changes to our management and operating processes. In April 2012, we hired Ronnie R. Shambaugh to our executive staff, and in May 2013, Mr. Shambaugh was promoted to President and Chief Executive Officer and appointed to the Board of Directors. Mr. Shambaugh has 44 years of experience in community banking, including past experience as a President and Chief Executive Officer. In 2013, we hired Cynthia T. Knebel, with over 44 years of experience in community bank management, operations, accounting and compliance, as our Chief Financial Officer; and in 2014 we hired David W. Gansner, a commercial and residential lender with over 33 years of community banking experience, as our Executive Vice President—Chief Loan Officer. In addition, in February 2016 we hired a new loan officer with lending and underwriting experience. Since 2012 we have added two new loan officers, and only one of the Bank’s four loan officers as of 2012 is still working for the Bank.

Our new management’s initial task was to reduce the Bank’s non-performing assets and improve the Bank’s credit administration policies and procedures. The Bank has implemented new procedures for obtaining and analyzing credit and collateral information to better monitor credit risk. Beginning in 2013, our new management team has also aggressively worked through the Bank’s non-performing loans, placing loans into foreclosed real estate where appropriate and managing the sale of such properties. Many of the Bank’s non-performing loans were due to prior management’s origination of high-risk loans, such as loans for the rehabilitation of residential properties. The Bank no longer makes these loans. In addition, the Bank has adopted and implemented new procedures for dealing with delinquent loans, including contacting delinquent borrowers earlier and actively monitoring each delinquent loan.

The purposes of the upgrades to our policies and procedures were to reduce non-performing assets and the likelihood of future credit problems, and to provide a platform for managed growth. Our efforts to reduce non-performing assets has been largely successful, as non-performing assets have decreased from $2.2 million, or 2.29% of total assets at December 31, 2012, to $1.2 million, or 1.17% of total assets at December 31, 2015.

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Although our asset quality has improved, we have continued to experience losses. For the year ended December 31, 2015 and 2014, we had net losses of $702,000 and $1.3 million, respectively. Our losses in 2014 and 2015 were largely due to declines in our net interest income. Our net interest income has been negatively impacted by a decline in our asset base as we have dealt with problem assets. During 2014, we also recognized a $1.2 million provision for income taxes due to an increase in the valuation allowance on our deferred tax asset.

To increase net interest income, management has focused on lowering the Bank’s borrowing expenses, which are elevated due to higher costing FHLB – Chicago advances entered into in the past. At December 2015, we had $9.0 million of FHLB – Chicago advances with an average cost of 4.47%. We intend, subject to market conditions, to replace our higher-cost FHLB – Chicago advances as they mature with lower-cost FHLB – Chicago advances and core deposits. In January 2016, we repaid a matured $3.0 million FHLB – Chicago advance that had a cost of 3.90%. During 2016, we will refinance a maturing $5.0 million FHLB – Chicago advance with an interest rate of 4.62% with $5.0 million of FHLB-Chicago advances costing approximately 1.99%.

Going forward, our business strategy includes becoming a profitable, well-managed community bank. We aim to achieve profitability through increasing our earnings base, including continuing to increase our commercial real estate and multi-family real estate lending and, to a lesser extent, continuing to diversify our loan portfolio by increasing our commercial business lending and consumer lending. We also expect to increase our noninterest income through our entrance into the secondary market with the origination and sale of one- to four-family residential loans with terms of 20 years or more. In addition, in 2015 we began offering brokerage services to our customers through a networking arrangement with a registered broker-dealer. We expect brokerage services to increase our noninterest income in the future. Most importantly, we will continue to adhere to our conservative underwriting standards of recent years which we believe have resulted in our improved credit quality. See “—Business Strategy.”

Finally, in order to set the stage for improved results of operations, we intend to terminate our employer defined benefit pension plan subsequent to the completion of the conversion. However, the timing of the termination of the plan will depend on our post-conversion capital levels and needs, our evaluation of future interest rates and annuity cost trends, and the estimated cost to terminate the plan, as it may change from time to time. As of December 31, 2015, the Bank estimated that terminating the plan would result in a $1.9 million charge to operations, a $137,000 decrease in equity, a $1.9 million decrease in regulatory capital and an annual pre-tax cost savings of $117,000 ($77,000 after tax cost savings), which has been reflected in the pro forma data in this prospectus.

Based on the above, we do not anticipate net income until we experience significant growth in our earnings base pursuant to our business strategy. Assuming the successful execution of our business plan, we do not expect that we will return to profitability until fiscal 2017. We may be unsuccessful, however, in executing on our business plan and may not return to profitability in the timeframe we expect, or at all.

Best Hometown Bancorp, Inc.

The shares being offered will be issued by Best Hometown Bancorp, a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Home Federal upon completion of Home Federal’s mutual-to-stock conversion. Best Hometown Bancorp was incorporated on March 7, 2016 and has not engaged in any business to date other than that of an organizational nature. Upon completion of the conversion, Best Hometown Bancorp will register as a savings and loan holding company and will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

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Best Hometown Bancorp’s executive office is located at 100 East Clay Street, Collinsville, Illinois 62234, and its telephone number at this address is (618) 345-1121. Our website address is www.homefed24.com.

The Conversion and Our Organizational Structure

Pursuant to the terms of the plan of conversion, Home Federal will convert from a mutual (meaning no stockholders) savings and loan association to a stock savings bank. As part of the conversion, Best Hometown Bancorp, the newly formed proposed holding company for Home Federal, will offer for sale shares of its common stock in a subscription offering, and, if necessary, a community offering and a syndicated community offering. Upon the completion of the conversion and stock offering, Best Hometown Bancorp will be 100% owned by stockholders and Home Federal will be a wholly owned subsidiary of Best Hometown Bancorp. See “The Conversion and Offering” for a full description of the conversion.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers. We will seek to achieve this by emphasizing personalized and efficient customer service. Highlights of our current business strategy, subject to market conditions, include:

•	Prudently and opportunistically growing our assets and liabilities by increasing our presence in the southwest Illinois communities we currently serve.

•	Increasing our emphasis on short-term commercial and multi-family real estate loans and, to a lesser extent, increasing our commercial business loans and consumer loans.

•	Replacing our higher-cost certificates of deposit and FHLB – Chicago advances as they mature with lower-cost FHLB – Chicago advances and core deposits. This will include leveraging our relationships with commercial borrowers to increase lower cost commercial deposits.

•	Increasing our noninterest income through the origination and sale of conforming one- to four-family residential real estate loans with terms of 20 years or more, and through our newly offered brokerage services.

•	In addition to selling our one- to four-family loans with terms of 20 years or more, we also intend to introduce adjustable-rate loans to help mitigate our interest rate risk.

•	Expanding our menu of deposit products and continuing to improve customer service to meet the demands of current customers and attract new, younger customers in our market area.

•	Implementing improvements to modernize our offices, including replacing traditional teller lines with customer friendly teller pods. We intend to utilize new technologies to enhance the customer experience, and to rebrand our institution and promote our new identity while emphasizing the new products and services we offer.

•	Implementing a managed growth strategy to improve our profitability, without compromising our asset quality.

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These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion and Offering

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the offering are:

•	to increase capital to support future growth and profitability;

•	to have greater flexibility to structure and finance the opportunistic expansion of our operations;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to offer our customers and employees an opportunity to purchase our stock.

See “The Conversion and Offering” for a more complete discussion of our reasons for conducting the conversion and offering.

As of December 31, 2015, Home Federal was considered “well capitalized” for regulatory purposes. As a result of the conversion, the proceeds from the stock offering will further improve our capital position during a period of significant economic, regulatory and political uncertainty.

Important Risks in Owning Best Hometown Bancorp’s Common Stock

Before you purchase shares of our common stock, you should read the “Risk Factors” section beginning on page 17 of this prospectus.

Terms of the Offering

We are offering between 552,500 shares and 747,500 shares of common stock to eligible depositors and borrowers of Home Federal and to our tax-qualified employee benefit plans in a subscription offering. To the extent shares remain available, we may offer shares for sale in a community offering, with a preference given to natural persons and trusts of natural persons residing in Madison and St. Clair Counties, Illinois. We may also offer for sale shares of common stock not purchased in the subscription offering or the community offering to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased to up to 859,625 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock offered is increased to more than 859,625 shares or decreased to fewer than 552,500 shares, or the offering is extended beyond July 31, 2016, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the offering is extended past July 31, 2016, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.05% per annum. If the number of shares to be sold is increased to more than 859,625 shares or decreased to less than 552,500 shares, all subscribers’ stock

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orders will be cancelled, their deposit account withdrawal authorizations will be cancelled and funds delivered for the purchase of shares of common stock in the offering will be returned promptly with interest at 0.05% per annum. We may then give these subscribers an opportunity to place new orders for a specified period of time.

The purchase price of each share of common stock to be offered for sale in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Raymond James, our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range and the $10.00 Per Share Stock Price

The amount of common stock we are offering for sale is based on an independent appraisal of the estimated market value of Best Hometown Bancorp, assuming the conversion and offering are completed. Keller & Company, Inc., our independent appraiser, has estimated that, as of February 12, 2016, this market value was $6,500,000. Based on regulations of the OCC, this market value forms the midpoint of a valuation range with a minimum of $5,525,000 and a maximum of $7,475,000. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 552,500 shares to 747,500 shares. We may sell up to 859,625 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal is based in part on Home Federal’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, the pro forma effect of the costs associated with the termination of our employer defined benefit pension plan, and an analysis of a peer group of ten publicly traded thrift holding companies with assets between $306 million and $774 million as of September 30, 2015, that Keller & Company, Inc. considers comparable to Best Hometown Bancorp. The appraisal peer group consists of the following companies.

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets at September 30, 2015
				(In thousands)
Bay Bancorp, Inc.	BYBK	NASDAQ	Columbia, MD	$ 474,135
Central Federal Corporation	CFBK	NASDAQ	Fairlawn, OH	329,451
Elmira Savings Bank	ESBK	NASDAQ	Elmira, NY	566,361
First Federal of Northern Michigan Bancorp, Inc.	FFNM	NASDAQ	Alpena, MI	338,552
HMN Financial, Inc.	HMNF	NASDAQ	Rochester, MN	617,529
Jacksonville Bancorp, Inc.	JXSB	NASDAQ	Jacksonville, IL	306,186
Poage Bankshares, Inc.	PBSK	NASDAQ	Ashland, KY	425,432
Severn Bancorp, Inc.	SVBI	NASDAQ	Annapolis, MD	773,875
Wayne Savings Bancshares, Inc.	WAYN	NASDAQ	Wooster, OH	424,471
Wolverine Bancorp, Inc.	WBKC	NASDAQ	Midland, MI	343,550

The following table presents a summary of selected pricing ratios for the peer group companies and for Best Hometown Bancorp (on a pro forma basis) utilized by Keller & Company, Inc. in its appraisal. These ratios are based on Best Hometown Bancorp’s book value, tangible book value and net income as of and for the twelve months ended December 31, 2015, as adjusted for the impact of the cost to terminate the defined benefit pension plan. The peer group ratios are based on the latest date for which complete financial data are publicly available and stock prices as of February 12, 2016. Compared to the

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average pricing ratios of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 28.3% on a price-to-book value basis and a discount of 33.3% on a price-to-tangible book value basis.

	Price-to-earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio
Best Hometown Bancorp (on a pro forma basis, assuming completion of the conversion):
Adjusted Maximum	N/M	65.82%	65.82%
Maximum	N/M	61.92%	61.92%
Midpoint	N/M	57.96%	57.96%
Minimum	N/M	53.35%	53.35%

Valuation of peer group companies, all of which are fully converted (on an historical basis):
Averages	13.72x	80.86%	86.93%
Medians	13.92x	84.25%	86.01%

N/M	Not meaningful.
(1)	Pricing ratios for Best Hometown Bancorp, Inc. in the section of the Prospectus entitled “Pro Forma Data” are at and for the twelve months ended December 31, 2015, and therefore, such ratios are different than the ratios that appear in the above table.

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were utilized by Keller & Company, Inc. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Determination of Share Price and Number of Shares to be Issued.”

How We Intend to Use the Proceeds From the Stock Offering

We intend to invest in Home Federal net proceeds equal to $4.6 million; provided, that Best Hometown Bancorp shall retain sufficient funds so that immediately following the completion of the conversion and the loan from Best Hometown Bancorp to the ESOP, Best Hometown Bancorp shall have at least $125,000. We anticipate that Best Hometown Bancorp will invest in Home Federal $3.7 million at the minimum of the offering range and $4.6 million at the midpoint, maximum and adjusted maximum of the offering range. Of the remaining funds, we intend that Best Hometown Bancorp will loan funds to our employee stock ownership plan to fund the plan’s purchase of shares of common stock in the stock offering and retain the remainder of the net proceeds from the offering. Assuming we sell 650,000 shares of common stock in the stock offering and have net proceeds of $5,270,400, we anticipate that Best Hometown Bancorp will invest $4.6 million in Home Federal, loan $520,000 to our employee stock ownership plan to fund its purchase of shares of common stock and retain the remaining $200,400 of the net proceeds. Best Hometown Bancorp may use the funds that it retains for investments, to pay cash dividends, to repurchase shares of common stock (subject to compliance with regulatory requirements) or for other general corporate purposes.

Home Federal intends to use a portion of the proceeds that it receives to pay costs associated with its planned termination of its employer defined benefit pension plan. As of December 31, 2015, the Bank

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estimated that terminating the plan would result in a $1.9 million charge to operations, a $137,000 decrease in equity, a $1.9 million decrease in regulatory capital and an annual pre-tax cost savings of $117,000 ($77,000 after-tax cost savings). However, the timing of the termination of the plan will depend on our post-conversion capital levels and needs, our evaluation of future interest rates and annuity cost trends, and the estimated cost to terminate the plan, as it may change from time to time. Home Federal may use the remaining net proceeds it receives from us to fund new loans, primarily commercial and multi-family real estate loans and, to a lesser extent, commercial business loans and consumer loans, enhance existing products and services, invest in securities or for other general corporate purposes. For more information on the proposed use of the proceeds from the offering, see “How We Intend to Use the Proceeds from the Offering.”

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

•	First, to depositors with accounts at Home Federal with aggregate balances of at least $50 at the close of business on December 31, 2014.

•	Second, to our tax-qualified employee benefit plans (including Home Federal’s employee stock ownership plan), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase up to 8% of the shares of common stock sold in the offering.

•	Third, to depositors with accounts at Home Federal with aggregate balances of at least $50 at the close of business on March 31, 2016.

•	Fourth, to depositors and borrowers of Home Federal at the close of business on April 30, 2016.

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given to natural persons and trusts of natural persons residing in Madison and St. Clair Counties, Illinois. The community offering may begin concurrently with, during or after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering to the general public through a syndicated community offering, which will be managed by Raymond James. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject stock orders in the community offering or the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

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Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

Generally, no individual (or group of individuals exercising subscription rights through a single deposit or loan account held jointly) may purchase more than 10,000 shares ($100,000) of common stock. If any of the following persons or entities purchase shares of common stock, their purchases, in all categories of the offering combined, when combined with your purchases, cannot exceed 12,500 shares ($125,000) of common stock:

•	your spouse or relatives of you or your spouse who reside with you;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 12,500 shares ($125,000).

Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. See the detailed description of the purchase limitations in the section of this prospectus headed “The Conversion and Offering—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order made payable directly to Best Hometown Bancorp, Inc.; or

•	authorizing us to withdraw available funds from the types of Home Federal deposit accounts identified on the stock order form.

Please do not submit cash or wire transfers. Home Federal is not permitted to lend funds to anyone to purchase shares of common stock in the offering. Additionally, you may not use a Home Federal line of credit check or any type of third-party check to pay for shares of common stock. On the stock order form, you may not designate withdrawal from Home Federal accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Funds received in the subscription and community offerings and, if applicable, the syndicated community offering, will be held in a segregated account at Home Federal and will earn interest at 0.05% per annum until completion or termination of the offering. You may not authorize direct withdrawal from a Home Federal retirement account. See “—Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

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You may subscribe for shares of common stock in the offering by delivering a signed and completed stock order form, together with full payment payable to Best Hometown Bancorp, Inc. or authorization to withdraw funds from one or more of your Home Federal deposit accounts, provided that the stock order form is received before 12:00 noon, Central Time, on June 16, 2016. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the address noted on the stock order form or by hand-delivery to Home Federal’s main office, located at 100 East Clay Street, Collinsville, Illinois. Please do not mail stock order forms to Home Federal. Once submitted, your order will be irrevocable unless the offering is terminated or is extended beyond July 31, 2016, or the number of shares of common stock to be sold is increased to more than 859,625 shares or decreased to less than 552,500 shares.

For a complete description of how to purchase shares in the stock offering, see “The Conversion and Offering—Procedure for Purchasing Shares.”

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your individual retirement account (“IRA”), or other retirement account. If you wish to use some or all of the funds in your IRA or other retirement account held at Home Federal, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the June 16, 2016 offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at Home Federal or elsewhere. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Using Retirement Account Funds.”

You May Not Sell or Transfer Your Subscription Rights

Federal regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action against anyone who we believe has sold or transferred his or her subscription rights. In addition, we intend to advise the appropriate federal agencies of any person who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all qualifying accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation if there is an oversubscription.

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Purchases by Executive Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 64,000 shares ($640,000) of common stock in the offering, representing 11.6% of shares to be sold at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “—Limits on How Much Common Stock You May Purchase.”

Purchases by our directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. Any purchases made by our directors or executive officers, or their associates, for the explicit purpose of meeting the minimum number of shares of common stock required to be sold to complete the offering will be made for investment purposes only and not with a view toward redistribution.

For more information on the proposed purchases of shares of common stock by our directors and executive officers, see “Subscriptions by Directors and Executive Officers.”

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for submitting orders for shares of common stock in the subscription and community offerings is 12:00 noon, Central Time, on June 16, 2016, unless we extend the subscription offering and/or the community offering. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by the deadline.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 noon, Central Time, on June 16, 2016, whether or not we have been able to locate each person entitled to subscription rights.

For a complete description of the deadline for purchasing shares in the stock offering, see “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date.”

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 552,500 shares of common stock, we may take additional steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek regulatory approval to extend the offering beyond July 31, 2016.

If we extend the offering past July 31, 2016, we will resolicit subscribers. You will then have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with

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interest at 0.05% per annum from the date the stock order was processed. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the newly applicable limit.

Conditions to Completion of the Conversion

The board of directors of Home Federal has approved the plan of conversion. In addition, the OCC has conditionally approved the plan of conversion and the Federal Reserve Board has conditionally approved our holding company application. We cannot complete the conversion unless:

•	The plan of conversion is approved by a majority of votes eligible to be cast by members of Home Federal (depositors and borrowers of Home Federal) as of April 30, 2016;

•	We have received orders for at least the minimum number of shares of common stock offered; and

•	We receive the final approval required from the OCC to complete the conversion and offering and the final approval from the Federal Reserve Board on the holding company application.

Any approval by the OCC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

Our Dividend Policy

Our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements; however, we do not expect to pay a dividend until our results of operations improve. The payment and amount of dividends, if any, in the future would depend upon a number of factors, including: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions. See “Our Dividend Policy.”

Market for Common Stock

We anticipate that the common stock sold in the offering will be quoted on the OTC Pink Marketplace (“OTCPK”) operated by OTC Markets Group following the completion of the stock offering. Raymond James currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for the Common Stock.”

Delivery of Shares of Stock

All shares of common stock of Best Hometown Bancorp sold in the subscription offering and community offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversion. Shares of common stock sold in the syndicated community offering, if any, may be delivered electronically through the services of The Depository Trust Company. We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering. It is possible that until a statement reflecting ownership of shares of

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common stock is available and delivered to purchasers, purchasers will not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Possible Change in the Offering Range

Keller & Company, Inc. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, Keller & Company, Inc. determines that our pro forma market value has increased, we may sell up to 859,625 shares in the offering without further notice to you. If our pro forma market value at that time is either below $5,525,000 or above $8,596,250 then, after consulting with the OCC, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.05% per annum;

•	set a new offering range; or

•	take such other actions as may be permitted by the OCC, the Federal Reserve Board, the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.05% per annum for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Home Federal that is being called to vote on the conversion, and at any time after member approval with the concurrence of the OCC. In addition, we must sell a minimum of 552,500 shares to complete the offering. If we terminate the offering, we will promptly return funds, as described above.

Benefits to Management and Potential Dilution to Stockholders

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our employees being established in connection with the conversion and stock offering, to purchase up to 8% of the shares of common stock that we sell in the offering. The purchase of stock by the employee stock ownership plan will be funded by a loan from Best Hometown Bancorp. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the shares of common stock that we sell in the offering. This would reduce the number of shares available for allocation to eligible depositors. For further information, see “Management—Benefit Plans and Agreements—Employee Stock Ownership Plan.”

Purchases by the employee stock ownership plan in the offering will be included in determining whether the required minimum number of shares have been sold in the offering. Subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the offering in order to fill all or a portion of the employee stock ownership plan’s intended subscription.

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We also intend to implement one or more stock-based benefit plans after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable OCC regulations. If the stock-based benefit plans are adopted within 12 months following the completion of the conversion, the OCC conversion regulations would allow for the stock-based benefit plans to reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering, or up to 34,385 shares of common stock at the adjusted maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plans will also reserve a number of shares equal to not more than 10% of the shares of common stock sold in the offering, or up to 85,963 shares of common stock at the adjusted maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plans are adopted after 12 months from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 120,348 shares of our common stock assuming the adjusted maximum of the offering range. We have not yet determined whether we will present these plans for stockholder approval within or after 12 months following the completion of the conversion.

If shares of common stock are awarded under a stock-based benefit plan in an amount equal to 4% of the shares sold in the conversion and come from authorized but unissued shares of common stock, stockholders would experience dilution of 3.85% in their ownership interest of Best Hometown Bancorp. If shares of common stock in an amount equal to 10% of the shares sold in the conversion are issued upon the exercise of options granted under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of 9.09% in their ownership interest in Best Hometown Bancorp. In the event newly issued shares are used to fund both stock options and awards of shares of common stock under these plans in an amount totaling 14% of the shares sold in the stock offering, stockholders would experience a dilution in their ownership interest in Best Hometown Bancorp of 12.28%.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants that would be available under one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased (1)			Dilution Resulting	Value of Grants (2)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued	From Issuance of Shares for Stock Benefit Plans	At Minimum of Offering Range	At Maximum of Offering Range

Employee stock ownership plan	44,200	59,800	8.00%	n/a (3)	$442,000	$598,000
Stock awards	22,100	29,900	4.00	3.85%	221,000	299,000
Stock options	55,250	74,750	10.00	9.09%	169,065	228,735
Total	121,550	164,450	22.00%	12.28%	$832,065	$1,125,735

(1)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(2)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.06 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; no dividend yield; an expected option life of 10 years; a risk-free interest rate of 1.85%; and a volatility rate of 18.56%.

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The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

(3)	No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the offering.

Following the conversion and subject to the receipt of necessary regulatory approvals, Home Federal intends to enter into employment agreements with its President and Chief Executive Officer, Ronnie R. Shambaugh, its Executive Vice President—Chief Loan Officer, David W. Gansner, and one other executive officer. Best Hometown Bancorp will act as guarantor under the agreements. In the event of termination of employment other than for cause, or in the event of certain types of termination following a change in control, as set forth in the employment agreements, and assuming the agreements were in effect, the agreements will provide for cash severance benefits that would cost us up to $878,500 in the aggregate based on information as of December 31, 2015. For additional information see “—Benefit Plans and Agreements—Proposed Employment Agreements.”

Tax Consequences

Home Federal and Best Hometown Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by members upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by members as a result of the exercise of the nontransferable subscription rights. Home Federal and Best Hometown Bancorp have also received an opinion of BKD, LLP regarding the material Illinois state tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Home Federal, Best Hometown Bancorp or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was signed into law on April 5, 2012, made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” We qualify as an “emerging growth company” and believe that we will continue to qualify as an “emerging growth company” for five years from the completion of the stock offering.

As an “emerging growth company” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Additionally, we are in the process of evaluating the benefits of relying on the reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), (iii) hold non-binding stockholder votes regarding annual executive compensation or executive compensation payable in connection with a merger or similar corporate transaction, (iv) comply

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with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (v) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the conversion or offering, please call our Stock Information Center. The toll-free telephone number is (888) 317-2811. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will be closed on weekends and bank holidays.

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RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

We incurred net losses in nine of the last ten fiscal years, and we may not achieve profitability from our business strategies in the timeframe we expect, or at all.

During the years ended December 31, 2015 and 2014, we had net losses of $702,000 and $1.3 million, respectively. In addition, we have had losses each year since 2006, except for 2013. As a result, we have a deferred tax asset of $3.2 million (before deferred tax liabilities and valuation allowance), which includes a deferred tax asset of $1.7 million for net operating losses.

The primary reasons for our net losses from 2007 through 2012 were increases in our provision for loan losses and loans that were charged off. Our net interest income has continued to decrease as we have focused on reducing our non-performing loans and our interest earning assets have declined. At December 31, 2015, we had $98.7 million of total assets and $74.3 million of loans, compared to $136.2 million of total assets and $89.0 million of loans, net at December 31, 2008. Our results of operations will continue to be negatively impacted unless and until we are able to increase our net interest income and/or noninterest income relative to our noninterest expenses. Although we have focused on reducing the growth of our noninterest expenses, we do not believe that we can materially reduce such expenses in the current environment without impairing our competitiveness and our ability to maintain regulatory compliance. We have adopted a plan to grow our earnings base, especially our higher yielding loans, while reducing our noninterest expenses to the extent feasible. The capital raised in connection with the conversion will support this effort, but will have a short-term adverse impact on our operating results due to additional expenses incurred in connection with the conversion. These additional expenses include costs related to operating as a public company, increased compensation expenses associated with our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans after the completion of the conversion. In addition, we expect to incur a one-time expense upon the termination of our employer defined benefit pension plan.

Based on the above, we do not anticipate net income until we experience significant growth in our earnings base pursuant to our business plan. Assuming the successful execution of our business plan, we do not expect that we will return to profitability until fiscal 2017, it at all. We may be unsuccessful, however, in executing on our business plan and may not return to profitability in the timeframe we expect, or at all. It will take time to fully implement our strategy, and a number of factors may inhibit us from executing on our business plan or impair our ability to achieve profitability as expected, or at all, including adverse economic conditions, the level of competition from other financial institutions, adverse changes in the interest rate environment and the securities markets and other risks and uncertainties outlined in this “Risk Factors” section.

During the period we are implementing our plan, we expect our results of operations to be negatively impacted. In addition, even if our strategy is successfully implemented, it may not produce positive results.

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We participate in an employer defined benefit pension plan for the benefit of certain of our employees. We expect to incur a substantial expense in connection with the termination of the plan, which will reduce the proceeds of the offering available for other purposes.

We participate in an employer defined benefit pension plan for the benefit of employees of Home Federal who were employees prior to October 14, 2010, the date on which we froze the future accrual of benefits under this plan. During the year ended December 31, 2015, we incurred $92,000 in costs related to this plan. We intend to terminate the plan at some point following the completion of the conversion, although the time of the termination is uncertain. As of December 31, 2015, the Bank estimated that terminating the plan would result in a $1.9 million charge to operations, a $137,000 decrease in equity, and a $1.9 million decrease in regulatory capital. We intend to use a portion of the proceeds of the offering up to $1.9 million to fund the costs associated with the termination of the plan, which will reduce the amount of proceeds available to support our managed growth strategy and other business purposes. Because the cost to terminate the plan is primarily dependent on the value of the plan’s assets and applicable interest rates at the time of our termination of the plan, we will not know the actual costs associated with the termination of the plan until the date of the termination, and the actual cost could be significantly higher than the estimated cost.

In addition, management of Home Federal has discretion in how the assets of the employer defined benefit pension plan are invested. The cost of terminating the plan will depend in part on the return received on the investment of the plan’s assets. Home Federal’s investment strategy for the plan’s assets is to maintain a diversified investment portfolio. As a result of the amount of equities held, actual return of plan assets for any one year may fluctuate significantly due to changes in the stock market. If the return on the investment of the plans assets is lower than expected, the cost of terminating the plan could be materially more than estimated.

Our commercial and multi-family real estate loans and commercial business loans generally carry greater credit risk than loans secured by owner-occupied one- to four-family real estate, and these risks will increase if we succeed in our plan to increase these types of loans.

At December 31, 2015, $15.6 million, or 20.4%, of our loan portfolio consisted of commercial and multi-family real estate loans and commercial business loans. These types of loans generally expose a lender to greater credit risk than loans secured by owner-occupied one- to four-family real estate because they often have larger balances and are often dependent on income being generated in amounts sufficient to cover operating expenses and debt service. Also, some of our borrowers have more than one of these types of loans outstanding. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential real estate loan.

If loans that are collateralized by commercial and multi-family real estate or other business assets become troubled and the value of the collateral has been significantly impaired, we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses, which would adversely affect our operating results and financial condition.

Furthermore, a key component of our strategy is to continue to increase our origination of commercial and multi-family real estate loans, and to continue to diversify our loan portfolio by increasing commercial business loans, in order to increase the yields on our loans. The proposed increase in these types of loans significantly increases our exposure to the risks inherent in these types of loans.

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Our loan portfolio contains a significant portion of commercial and multi-family real estate loans that are unseasoned. It is difficult to judge the future performance of unseasoned loans.

Our portfolio of commercial and multi-family real estate loans has grown $11.2 million, or over 300%, to $14.9 million at December 31, 2015, from $3.7 million at December 31, 2013. It is difficult to assess the future performance of these loans recently added to our portfolio because our relatively limited experience with such loans does not provide us with a significant payment history from which to judge future collectability. In addition, most of our commercial real estate loans are secured by non-owner occupied properties. These loans are considered to involve more credit risk than owner-occupied commercial real estate loans. Our unseasoned commercial and multi-family real estate loans may experience higher delinquency or charge-off levels than our historical loan portfolio experience, which could adversely affect our future performance.

We have a high concentration of loans secured by real estate in our market area, which makes our business highly susceptible to downturns in the local economy and could adversely affect our financial condition and results of operations.

Unlike larger financial institutions that are more geographically diversified, we are a community banking franchise located in southwest Illinois. At December 31, 2015, almost all of our loans were secured by real estate located in Madison and St. Clair Counties, Illinois. As a result, we have a greater risk of loan defaults and losses in the event of further weakness and/or an economic downturn in our market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely payments of their loans.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations, and who have all been hired since 2012. Members of our senior management team, or lending personnel who possess expertise in our markets and key business relationships, could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. We do not hold any key person insurance or bank-owned life insurance for any member of our senior management team. See “Management of Best Hometown Bancorp.”

Approximately 6.3% of our loans are secured by non-owner occupied one- to four-family properties, which increases our credit risk.

At December 31, 2015, approximately $4.8 million, or 6.3%, of our loans were secured by non-owner occupied one- to four-family properties (“investor loans”). These loans generally have more credit risk than owner occupied one- to four-family residential loans. This is because repayment of investor loans often depends primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner occupied properties can be below that of owner-occupied properties due to lax property maintenance standards, which can have a negative impact on the value of the collateral properties. Moreover, the borrowers to whom we make these loans may have more than one loan secured by investment properties, which results in a greater degree of risk, including concentration risk, than the extension of the same amount of credit to several unrelated borrowers. As a result, our investor loans expose us to a greater risk of nonpayment and loss than loans secured by owner-occupied properties.

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Our small size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions, which are generally larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base makes it difficult to generate meaningful noninterest income. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of regulatory compliance.

The State of Illinois has significant financial difficulties, and this could adversely impact certain borrowers and the economic vitality of the state.

The State of Illinois has significant financial difficulties, including material pension funding shortfalls. The State of Illinois’ debt rating has been downgraded and its executive and legislative branches of government have been unable to reach agreement on a budget for the current fiscal year. These issues could impact the economic vitality of the state and the businesses operating there, encourage businesses to leave the State of Illinois, and discourage new employers from starting or moving businesses to the state. These issues could also result in delays in the payment of accounts receivable owed to borrowers that are employed by or who do business with the State of Illinois, and impair their ability to repay their loans when due.

Our business may be adversely affected by credit risk associated with residential property.

At December 31, 2015, $56.9 million, or 74.8%, of our total loan portfolio, was secured by one- to four-family real estate (of which $4.8 million is non-owner occupied). One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. The decline in residential real estate values as a result of the downturn in the Illinois housing market has reduced the value of the real estate collateral securing these types of loans. Many of our residential mortgage loans are secured by liens on mortgage properties in which the borrowers have little or no equity because of the decline in home values in our market areas. As a result, we have increased risk that we could incur losses if borrowers default on their loans because we may be unable to recover all or part of the defaulted loans by selling the real estate collateral. In addition, if the borrowers sell their homes, they may be unable to repay their loans in full from the sale proceeds. For these reasons, we may experience higher rates of delinquencies, default and losses on our residential loans.

Future changes in interest rates could reduce our profits and asset values.

Net income is the amount by which net interest income and noninterest income exceeds noninterest expense and the provision for loan losses and income taxes. Net interest income makes up a majority of our income and is based on the difference between interest income earned on interest-earning assets, such as loans and securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowings.

We are vulnerable to changes in interest rates including changes in the shape of the yield curve because of a mismatch between the terms to repricing of our assets and liabilities. For the years ended December 31, 2015 and 2014, our net interest margin was 2.46% and 2.54%, respectively. Changes in

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interest rates also can affect: (1) our ability to originate loans; (2) the value of our interest-earning assets; (3) our ability to obtain and retain deposits in competition with other available investment alternatives; and (4) the ability of our borrowers to repay their loans. Our Asset/Liability Committee utilizes a net portfolio value simulation model to provide an analysis of estimated changes in net portfolio value in various interest rate scenarios. At December 31, 2015, in the event of an immediate 100 basis point decrease in interest rates, our model projects a decrease in our net portfolio value of 7.17%, and in the event of an immediate 100 basis point increase in interest rates, our model projects a decrease in net portfolio value of 2.87%. Any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on our financial condition and results of operations. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet.

Historically low interest rates may adversely affect our net interest income and profitability.

In recent years it has been the policy of the Federal Reserve Board to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, market rates on the loans we have originated and the yields on securities we have purchased have been at lower levels than available prior to 2008. This has been a significant factor in the decrease in the amount of our interest income to $3.4 million for the year ended December 31, 2015 from $7.2 million for the year ended December 31, 2008. As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets. Our ability to lower our interest expense is limited at these interest rate levels while the average yield on our interest-earning assets may continue to decrease. In December 2015, the Federal Reserve Board increased its targeted federal funds rate for the first time since 2006, from 0.25% to 0.50%. However, interest rates remain at historically low levels. Accordingly, our net interest income (the difference between interest income earned on assets and interest expense paid on liabilities) may continue to decrease, which will have an adverse effect on our profitability.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings and capital could decrease.

We are exposed to the risk that our borrowers may default on their obligations. A borrower’s default on its obligations may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and work-out of the loan. In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, we may have to charge-off the loan in whole or in part. In such situations, we may acquire real estate or other assets, if any, that secure the loan through foreclosure or other similar available remedies, and the amount owed under the defaulted loan may exceed the value of the assets acquired.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate other factors including, among other things, current economic conditions. If our assumptions are incorrect, or if delinquencies or non-performing loans increase, our allowance for loan losses may not be sufficient to cover actual losses in our loan portfolio, which would require additions to our allowance and could materially decrease our results of operations.

In addition, we are subject to periodic examination by our primary regulator, the OCC, which may require us to increase our allowance for loan losses or recognize further loan charge-offs. The

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regulatory agency is not, however, directly involved in the determination of the allowance for the loan losses, and any decisions to increase or decrease the allowance for loan losses are the responsibility of management. An increase in our allowance for loan losses or loan charge-offs as required by the OCC may result in a decrease of our net operating results and, possibly, our capital position, which may have a material adverse effect on our financial condition and results of operations.

In December 2012, the Financial Accounting Standards Board issued for public comment a Proposed Accounting Standards Update that would remove the existing “probable” threshold in U.S. generally accepted accounting principles (“GAAP”) for recognizing credit losses and broaden the range of information that must be considered in measuring the allowance for expected credit losses. This proposal, if adopted as presented, could have a material negative impact on our reported results of operations and capital.

At the minimum of the offering range, Best Hometown Bancorp will retain only $125,000 of the offering proceeds, which will limit its ability to pay dividends or repurchase shares.

At the minimum of the offering range, Best Hometown Bancorp will invest in Home Federal $3.7 million of the net proceeds and retain only $125,000 after making a loan to the ESOP to purchase shares in the offering. Following the offering, Best Hometown Bancorp will depend on earnings from the investment of the net proceeds from the offering that it retains, and any dividends it receives from Home Federal. We do not expect that Home Federal will pay dividends to Best Hometown Bancorp until Home Federal’s results of operations improve. As a result, if the offering is completed at or near the minimum of the offering range, the ability of Best Hometown Bancorp to pay dividends or repurchase shares will be limited.

If our foreclosed real estate is not properly valued, we may need to record write-downs, which would negatively impact our results of operations.

We obtain updated valuations in the form of appraisals when a property becomes foreclosed real estate and at certain other times during the holding period of the asset. At the time of foreclosure, foreclosed real estate is recorded at fair value less estimated selling costs and thereafter is compared to the updated fair value of the foreclosed property less estimated selling costs. A write-down is recorded for any excess in the asset’s carrying value over its fair value less estimated selling costs. If our valuation process is incorrect, or if property values decline, the fair value of our foreclosed real estate may not be sufficient to recover our carrying value in such assets, resulting in the need for additional write-downs. Significant write-downs to our foreclosed real estate could have a material adverse effect on our financial condition and results of operations. In addition, we are subject to periodic examination by our primary regulator, the OCC, which may require us to recognize further write-downs. The regulatory agency is not, however, directly involved in the determination of the allowance for the loan losses, and any decisions to increase or decrease the allowance for loan losses are the responsibility of management. Any increase in our write-downs may have a material adverse effect on our financial condition and results of operations.

If our non-performing assets increase, our results of operations will be adversely affected.

At December 31, 2015, our non-performing assets, which consist of non-performing loans and other real estate owned, were $1.2 million, or 1.17% of total assets.  Our non-performing assets adversely affect our results of operations in various ways:

•	we record interest income only on the cash basis or cost-recovery method for non-accrual loans;

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•	we must provide for probable loan losses through a current period charge to the provision for loan losses;

•	noninterest expense increases when we write-down the value of properties in our foreclosed real estate portfolio to reflect changing market values;

•	there are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees related to our foreclosed real estate; and

•	the resolution of non-performing assets requires the active involvement of management, which can prevent them from engaging in more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our non-performing assets, our losses and non-performing assets could increase significantly, which could have a material adverse effect on our financial condition and results of operations.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

A significant percentage of our assets are invested in securities and deposits with banks, which typically have a lower yield than our loan portfolio.

Our results of operations are substantially dependent on our net interest income. At December 31, 2015, 17.9% of our assets were invested in investment securities and time deposits with banks. These investments yield substantially less than the loans we hold in our portfolio. While we intend to invest a greater proportion of our assets in loans with the goal of increasing our net interest income, we may not be able to increase the origination of loans acceptable to us.

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We have a significant amount of net operating losses that we may not be able to utilize.

In recent years, we have generated significant net operating losses and unrealized tax losses (collectively, “NOLs”). As of December 31, 2015, we had an estimated federal NOL carryforward of $3.8 million. A valuation allowance has been recorded against the entire future tax benefit. These NOLs generally may be carried forward for a 20-year period to offset future taxable income and reduce our federal income tax liability. As a result of our conversion from the mutual to stock form of ownership and our contemporaneous stock offering, it is possible that we could incur an “ownership change” under Section 382 of the Internal Revenue Code (“Section 382”). An ownership change will occur if after the reorganization, the persons who are considered “owners” of Home Federal before the reorganization own less than 50% of the company’s common stock immediately after the reorganization. This could occur if we are required to sell a significant number of our shares in a community or syndicated offering to persons other than our current members. In addition, an ownership change will occur if, over a rolling three-year period, the percentage of the company stock owned by stockholders holding 5% or more of our common stock has increased by more than 50% over the lowest percentage of common stock owned by such stockholders during the three-year period.

In general, if a company incurs an ownership change under Section 382, the company’s ability to utilize an NOL carryforward to offset its taxable income becomes limited to a certain amount per year. This limitation is computed by multiplying the company’s fair market value immediately before the ownership change (if, in our case, the ownership change occurs as a result of the conversion and stock offering,) by a rate equal to the long-term tax-exempt rate for the month in which the ownership change occurs. Our federal NOL carryforwards expire substantially beginning in 2031.

If we are unable to offset our taxable income to the maximum permitted amount, we would incur additional income tax liability, which would adversely affect our results of operations.

Government responses to economic conditions may adversely affect our operations, financial condition and earnings.

The Dodd-Frank Act has changed the bank regulatory framework. For example, it has created an independent Consumer Financial Protection Bureau that has assumed the consumer protection responsibilities of the various federal banking agencies, established more stringent capital standards for banks and bank holding companies and gives the Federal Reserve Board exclusive authority to regulate savings and loan holding companies. The legislation has also resulted in new regulations affecting the lending, funding, trading and investment activities of banks and bank holding companies. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, such as Home Federal, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Banks and savings institutions with $10.0 billion or less in assets will continue to be examined by their applicable bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings and loan associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws. Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations. Ongoing uncertainty and adverse developments in the financial services industry and in the domestic and international credit markets, and the effect of new legislation and regulatory actions in response to these conditions, may adversely affect our operations by restricting our business activities, including our ability to originate or sell loans, modify loan terms, or foreclose on property securing loans.

The full impact of the Dodd-Frank Act on our business will not be known until all of the regulations implementing the statute are adopted and implemented. As a result, we cannot at this time

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predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with these new laws and regulations may require us to make changes to our business and operations and will likely result in additional costs and divert management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition.

Furthermore, the Federal Reserve Board, in an attempt to help the overall economy, has, among other things, adopted a low interest rate policy through its targeted federal funds rate and the purchase of mortgage-backed securities. If the Federal Reserve Board significantly increases the federal funds rate, market interest rates would likely rise, which may negatively affect the housing markets and the U.S. economic recovery.

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches, but such events may still occur and may not be adequately addressed if they do occur. In addition, any compromise of our systems could deter customers from using our products and services. The precautions that we take to protect our systems from compromises or breaches of security may not be effective.

In addition, we outsource a majority of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business, subject us to additional regulatory scrutiny or expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

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We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or constrain us from paying dividends or repurchasing shares.

In July 2013, the federal banking agencies approved a new rule that has substantially amended regulatory risk-based capital rules. The final rule implements the regulatory capital reforms from the Basel Committee on Banking Supervision (“Basel III”) and changes required by the Dodd-Frank Act.

The final rule includes new minimum risk-based capital and leverage ratios, which were effective for us on January 1, 2015, and refines the definition of what constitutes “capital” for purposes of calculating these ratios. The new minimum capital requirements are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage ratio of 4% (unchanged from prior rules). The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-out is exercised. We have elected to exercise our one-time option to opt-out of the requirement under the final rule to include certain “available-for-sale” securities holdings for purposes of calculating our regulatory capital requirements. The final rule also establishes a “capital conservation buffer” of 2.5%, and, when fully phased in, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.

The application of more stringent capital requirements could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, restructure our business models, and/or increase our holdings of liquid assets. Implementation of changes to asset risk weightings for risk-based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy, and could limit our ability to make distributions, including paying out dividends or buying back shares. Specifically, our ability to pay dividends will be limited if we do not have the capital conservation buffer required by the new capital rules, which may further limit our ability to pay dividends to stockholders. See “Supervision and Regulation—Federal Bank Regulation—Capital Requirements.”

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. We believe the net proceeds of this offering will be sufficient to permit Home Federal to maintain regulatory capital compliance for the foreseeable future. Nonetheless, we may at some point need to raise additional capital to support continued growth.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. Accordingly, we may not be able to raise additional capital if needed on terms that are acceptable to us, or at all. If we cannot raise additional capital when needed, our operations could be materially impaired and our financial condition and liquidity could be materially and adversely affected. In addition, if we are unable to raise

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additional capital when required by the Federal Reserve Board or the OCC, we may be subject to adverse regulatory action. See “Regulation and Supervision.”

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

Following the conversion, we will be subject to extensive regulation, supervision, and examination by the Federal Reserve Board, the OCC and, to a lesser extent, the Federal Deposit Insurance Corporation (the “FDIC”). Such regulators govern the activities in which we may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a financial institution, the classification of assets by a financial institution, and the adequacy of a financial institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation could have a material impact on us and our operations. Laws, rules and regulations may be adopted in the future that could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. See “Regulation and Supervision” for a discussion of the regulations to which we are subject.

Changes in accounting standards could affect our reported results of operations.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

In December 2012, the Financial Accounting Standards Board issued for public comment a Proposed Accounting Standards Update that would remove the existing “probable” threshold in GAAP for recognizing credit losses and broaden the range of information that must be considered in measuring the allowance for expected credit losses. This proposal, if adopted as presented, could have a material negative impact on our reported results of operations and capital.

Future legislative or regulatory actions responding to perceived financial and market problems could impair our rights against borrowers.

There have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. If proposals such as these, or other proposals limiting our rights as a creditor, are implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. As such, we strive to conduct our business in a manner that enhances our reputation. If our reputation is negatively affected, by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

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We are subject to environmental liability risk associated with lending activities.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. We do not do, and do not plan to do, environmental reviews on real estate properties before instituting real estate foreclosures. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties, regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The number of shares to be sold in the offering is based upon an independent third-party appraisal of the pro forma market value of Best Hometown Bancorp, pursuant to federal banking regulations and subject to review and approval by the OCC. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $3.7 million and $4.6 million of the net proceeds of the offering in Home Federal. We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan. We may use the remaining net proceeds to invest in short-term and other investments, repurchase shares of common stock, pay dividends, or for other general corporate purposes. Home Federal intends to use a portion of the proceeds that it receives from us to pay costs associated with its planned termination of its employer defined benefit pension plan, and may use the remaining net proceeds it receives to fund new loans, primarily commercial and multi-family real estate loans and, to a lesser extent, commercial business loans and consumer loans. As of December 31, 2015, the Bank estimated that terminating the plan would result in a $1.9 million charge to operations. Home Federal also may enhance existing products and services, invest in securities or use the proceeds for other general corporate purposes. However, with the exception

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of the loan to the employee stock ownership plan and the termination of the defined benefit pension plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as acquiring other financial institutions, may require the approval of the OCC or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to Best Hometown Bancorp, Home Federal or the stockholders.

There will be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace, subject to completion of the offering and compliance with certain conditions. Raymond James has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so or to continue to do so if it begins. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

You may not be able to sell your shares of common stock until you have received ownership statements, which will affect your ability to take advantage of changes in the stock price immediately following the offering.

Statements of ownership for the shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received these statements. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

The capital we raise in the stock offering will negatively affect our return on equity when, and if, we achieve profitability. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Following the stock offering, we expect our consolidated equity to increase from $6.9 million at December 31, 2015 to between $10.4 million at the minimum of the offering range and $13.1 million at the adjusted maximum of the offering range. We have experienced significant losses in recent periods, and we expect, that even if we return to profitability, our return on equity will remain relatively low until we are able to leverage the additional capital we receive from the stock offering. Although we anticipate increasing net interest income using

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proceeds of the stock offering, our return on equity will remain low due to the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Even if we can increase our net interest income and noninterest income, our return on equity may reduce the value of our shares of common stock.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments, and we do not expect to pay dividends until our operations are sufficiently profitable to support the payment of dividends. See “—Risks Related to Our Business—We incurred net losses in nine of the last ten fiscal years, and we may not achieve profitability from our business strategies in the timeframe we expect, or at all.” The declaration and payment of future cash dividends will be subject to, among other things, our then current and projected operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. We may also be limited in the payment of dividends under statutory and regulatory provisions. See “—Risks Related to Our Business—We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or constrain us from paying dividends or repurchasing shares;” “Regulation and Supervision—Federal Banking Regulation—Capital Requirements;” “—Capital Distributions;” and “—Holding Company Regulation—Dividends.”

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase up to 8% of the shares of common stock sold in the stock offering with funds borrowed from Best Hometown Bancorp. The cost of acquiring the shares of common stock for the employee stock ownership plan in the first year following completion of the offering is expected to be between $442,000 at the minimum of the offering range and $687,700 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expense equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. Subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the conversion in order to fill all or a portion of the employee stock ownership plan’s intended subscription.

We also may adopt one or more stock-based benefit plans after the conversion that would award participants (at no cost to them) shares of our common stock and/or options to purchase shares of our common stock. The number of shares reserved for awards of restricted stock or grants of stock options under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of the total shares sold in the offering, if these plans are adopted within 12 months after the completion of the conversion. We may reserve shares of common stock for stock awards and stock options in excess of these amounts, provided the stock-based benefit plan is adopted more than one year following the stock offering (subject to any applicable regulatory conditions to the approval of the conversion).

Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; no dividend yield on the stock; the expected option life is ten years; the risk-free interest rate is 1.85% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 18.56% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options using the Black-Scholes option pricing model is $3.06 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual

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expense associated with the stock options in the first year after the offering would be $48,100 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual expense associated with restricted stock awarded under the stock-based benefit plan would be $45,400 at the adjusted maximum of the offering range in the first year after the offering. Moreover, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The fair value of the shares of restricted stock on the date granted under the stock-based benefit plan will be expensed by us over the vesting period of the shares. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Best Hometown Bancorp) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the stock-based benefit plan would be between $221,000 at the minimum of the offering range and $344,000 at the adjusted maximum of the offering range. To the extent that we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of stock-based benefit plans will dilute your ownership interest.

We may adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) and/or options to purchase shares of our common stock, following the conversion. If these stock-based benefit plans are funded from the issuance of authorized but unissued shares of common stock, stockholders would experience a dilution in ownership interest of 12.28%. Although the implementation of the stock-based benefit plan will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined whether we will adopt stock-based benefit plans more than one year following the conversion. Stock-based benefit plans adopted more than one year following the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would increase our costs and the dilution to other stockholders.

If we adopt stock-based benefit plans within one year following the completion of the conversion, we may grant shares of common stock or stock options under our stock-based benefit plans for up to 4% and 10%, respectively, of our total outstanding shares. The amount of stock awards and stock options available for grant under the stock-based benefit plans may exceed these amounts, provided the stock-based benefit plans are adopted more than one year following the stock offering. Although the implementation of the stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our board of directors (and subject to any applicable regulatory conditions to the approval of the conversion). Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our costs, which will reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans will dilute your ownership interest.”

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Certain provisions of our articles of incorporation and bylaws, and state and federal law could prevent or impede the ability of stockholders to obtain representation on our board of directors, and may discourage hostile acquisitions of control of Best Hometown Bancorp, which could negatively affect our stock value.

Certain provisions in our articles of incorporation and bylaws may discourage attempts to acquire Best Hometown Bancorp, pursue a proxy contest for control of Best Hometown Bancorp, assume control of Best Hometown Bancorp by a holder of a large block of common stock, or remove Best Hometown Bancorp’s management, all of which stockholders might think are in their best interests. These provisions include:

•	restrictive requirements regarding eligibility for service on the board of directors, including residency requirements, age requirements, a prohibition on service by persons who are, or have been during the last ten years, the subject of certain legal or regulatory proceedings, a prohibition on service by persons who are party to agreements that may affect their voting discretion, and a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service;

•	the election of directors to staggered terms of three years;

•	provisions requiring advance notice of stockholder proposals and director nominations;

•	a limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

•	a prohibition on cumulative voting;

•	a requirement that the calling of a special meeting by stockholders requires the request of a majority of all votes entitled to be cast at the special meeting;

•	a requirement that directors may only be removed for cause and by a majority of the votes entitled to be cast;

•	the ability of the board of directors to fill vacancies on the board;

•	the board of directors’ ability to cause Best Hometown Bancorp to issue preferred stock without stockholder approval;

•	the ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

•	the ability of the board of directors to consider a variety of factors in evaluating offers to purchase or acquire Best Hometown Bancorp; and

•	the requirement of the vote of 80% of the votes entitled to be cast in order to amend certain provisions of the articles of incorporation, including those set forth above.

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For further information, see “Restrictions on Acquisition of Best Hometown Bancorp, Inc.—Best Hometown Bancorp, Inc.’s Articles of Incorporation and Bylaws.”

Federal regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of Home Federal or Best Hometown Bancorp without the prior approval of the OCC. In addition, the business corporation law of Maryland, the state where Best Hometown Bancorp is incorporated, provides for certain restrictions on acquisition of Best Hometown Bancorp. See “Restrictions on Acquisitions of Best Hometown Bancorp, Inc.—Maryland Corporate Law,” “—Home Federal Savings and Loan Association of Collinsville’s Charter” and “—Change in Control Regulations.”

A significant percentage of our common stock will be held or controlled by our directors and executive officers and benefit plans.

Our board of directors and executive officers intend to purchase in the aggregate approximately 11.6% and 7.4% of our common stock at the minimum and adjusted maximum of the offering range, respectively. These purchases, together with the purchase by the employee stock ownership plan of 8.0% of the aggregate shares sold in the offering, as well as the potential acquisition of common stock through the proposed stock-based benefit plan (assuming no dilution) could result in ownership by insiders of Best Hometown Bancorp and Home Federal of approximately 33.6% of the total shares issued in the offering at the minimum and approximately 29.4% of the total shares issued in the offering at the adjusted maximum of the offering range. The ownership by executive officers, directors and our stock plans could result in actions being taken that are not in accordance with other stockholders’ wishes, and could prevent any action requiring a supermajority vote under our articles of incorporation and bylaws (including the amendment of certain protective provisions of our articles and bylaws discussed immediately above).

Our stock value may be negatively affected by federal regulations that restrict takeovers.

For three years following the conversion, OCC regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the OCC. See “Restrictions on Acquisition of Best Hometown Bancorp, Inc.” for a discussion of applicable OCC regulations regarding acquisitions. Certain prospective investors may choose to purchase shares of a company if they believe that the company will be acquired, thereby potentially increasing its market value. Because federal regulations will restrict any such acquisition of us or Home Federal for at least three years after the completion of the conversion, these regulations may negatively affect our stock value.

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933 (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”), including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over

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financial reporting. As a result, our stockholders may not have access to certain information they may deem important.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period. Taking advantage of any of these exemptions may adversely affect the value and trading price of our common stock.

We have elected to delay the adoption of new and revised accounting pronouncements, which means that our financial statements may not be comparable to those of other public companies.

As an “emerging growth company” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers in the community.

If we are not able to reach the minimum of the offering range, we may do any of the following: increase the maximum purchase limitations and allow all maximum purchase subscribers to increase their orders to the new maximum purchase limitations; terminate the offering and promptly return all funds; set a new offering range, notify all subscribers of the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted, to the extent such permission is required, by the OCC and the Financial Industry Regulatory Authority.

The distribution of subscription rights could have adverse income tax consequences and the cost basis of the stock to purchasers with subscription rights could be less than the purchase price.

If the subscription rights granted to certain current or former depositors or certain borrowers of Home Federal are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. Additionally, if the subscription rights were deemed to have an ascertainable value, it is possible that the cost basis of the stock to any purchaser who used subscription rights could be reduced by an amount equal to the value ascribed to the subscription rights. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value and that it is more likely than not that the basis of the common stock to its stockholders will be the purchase price thereof; however, such opinion is not binding on the Internal Revenue Service.

Our common stock will not be listed on an exchange, so we will not be subject to certain corporate governance requirements under the listing rules of the exchanges.

We expect that our common stock will be quoted on the OTC Pink Marketplace operated by the OTC Markets Group upon completion of the stock offering. Because of the small size of the offering, we will not qualify for a listing on the Nasdaq Stock Market or on one of the other stock exchanges. Accordingly, we will not be subject to various listing rules of the exchanges including their corporate

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governance requirements. These corporate governance requirements include rules regarding independent director oversight and requiring a majority of independent directors on certain committees of the board, stockholder approval requirements for certain corporate transactions and incentive compensation claw-back rules in the event of a restatement of the financial statements.

We intend to enter into employment agreements with certain of our officers, which may increase our compensation costs upon the occurrence of certain events or increase the cost of acquiring us.

Following the conversion and subject to the receipt of necessary regulatory approvals, we intend to enter into employment agreements with our President and Chief Executive Officer, Ronnie R. Shambaugh, our Executive Vice President—Chief Loan Officer, David W. Gansner, and one other executive officer. In the event of termination of employment other than for cause, or in the event of certain types of termination following a change in control, as set forth in the employment agreements, and assuming the agreements were in effect, the agreements will provide for cash severance benefits up to $878,500 in the aggregate based on information as of December 31, 2015.

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SELECTED FINANCIAL AND OTHER DATA OF Home Federal Savings and Loan Association of Collinsville

The following tables set forth selected historical financial and other data of Home Federal for the years and at the dates indicated. The following information is only a summary, and should be read in conjunction with the business and financial information contained elsewhere in this prospectus. The information at and for the years ended December 31, 2015 and 2014 is derived in part from, and should be read together with, the audited financial statements and notes thereto of Home Federal beginning at page F-1 of this prospectus.

	At December 31,
	2015	2014
	(In thousands)
Selected Financial Condition Data:

Total assets	$98,656	$90,441
Cash and cash equivalents	9,100	9,794
Stock in FHLB – Chicago	837	837
Investment securities available for sale	11,224	11,772
Loans, net	74,302	65,420
Premises and equipment, net	1,881	1,834
Foreclosed real estate, net	667	365
Deposits	80,013	71,085
Borrowings (1)	9,000	9,000
Accrued expenses and other liabilities	2,781	2,732
Total equity	6,862	7,624

(1)	Consisted entirely of advances from the FHLB – Chicago.

	For the Years Ended December 31,
	2015	2014
	(In thousands)
Selected Data:

Interest and dividend income	$3,362	$3,440
Interest expense	1,179	1,116
Net interest income	2,183	2,324
Provision for loan losses	268	150
Net interest income after provision for loan losses	1,915	2,174
Noninterest income	96	613
Noninterest expense	2,713	2,850
Loss before income tax expense	(702)	(63)
Income tax expense	―	1,203
Net loss	$(702)	$(1,266)

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	At or For the Years Ended December 31,
	2015	2014

Selected Financial Ratios and Other Data: (1)

Performance Ratios:
Return (loss) on average assets	(0.74)%	(1.33)%
Return (loss) on average equity	(9.41)	(13.00)
Interest rate spread (2)	2.32	2.33
Net interest margin (3)	2.46	2.54
Efficiency ratio (4)	119.04	97.04
Noninterest expense to average total assets	2.87	3.00
Average interest-earning assets to average interest-bearing liabilities	110.96	117.34
Average equity to average total assets	7.89	10.27

Asset Quality Ratios:
Non-performing assets to total assets	1.17	2.15
Non-performing loans to total gross loans	0.64	2.32
Allowance for loan losses to non-performing loans	255.42	68.38
Allowance for loan losses to total gross loans (5)	1.64	1.58
Net charge-offs to average loans outstanding	0.14	0.74

Capital Ratios:
Total capital (to risk-weighted assets)	17.88	22.70
Tier 1 capital (to risk-weighted assets)	16.62	21.43
Common equity tier 1 capital (to risk-weighted assets)	16.62	NA
Tier 1 capital (to average assets)	8.96	10.47

Other Data:
Number of full-service offices	2	2
Full-time equivalent employees	22	22

(1)	All ratios expressed as percentages.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(5)	Gross loans represent loans before loans in process and deferred loan fees.

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RECENT DEVELOPMENTS

The following tables set forth selected historical financial and other data of Home Federal for the periods and at the dates indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding Home Federal contained elsewhere in this prospectus, including the financial statements beginning on page F-1 of this prospectus. The information at December 31, 2015 is derived in part from, and should be read together with, the audited financial statements and notes thereto of Home Federal that appear in this prospectus. The information at or for the three months ended March 31, 2016 and 2015 is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results to be achieved for the remainder of fiscal 2016 or any other interim period.

	At March 31, 2016	At December 31, 2015
	(In thousands)
Selected Financial Condition Data:

Total assets	$100,058	$98,656
Cash and cash equivalents	10,485	9,100
Stock in FHLB – Chicago	837	837
Investment securities available for sale	12,528	11,224
Loans, net	72,636	74,302
Premises and equipment, net	1,879	1,881
Foreclosed real estate, net	622	667
Deposits	84,419	80,013
Borrowings (1)	6,000	9,000
Accrued expenses and other liabilities	2,824	2,781
Total equity	6,815	6,862

(1)	Consisted entirely of advances from the FHLB – Chicago.

	For the Three Months Ended March 31,
	2016	2015
	(In thousands)
Selected Data:

Interest and dividend income	$872	$809
Interest expense	309	283
Net interest income	563	526
Provision for loan losses	―	18
Net interest income after provision for loan losses	563	508
Noninterest income	27	20
Noninterest expense	723	696
Loss before income tax expense	(133)	(168)
Income tax expense	―	―
Net loss	$(133)	$(168)

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	At or For the Three Months Ended March 31,
	2016	2015

Selected Financial Ratios and Other Data: (1)

Performance Ratios:
Return on average assets	(0.54)%	(0.73)%
Return on average equity	(7.72)	(8.90)
Interest rate spread (2)	2.39	2.32
Net interest margin (3)	2.49	2.46
Efficiency ratio (4)	122.54	127.47
Noninterest expense to average total assets	2.96	3.04
Average interest-earning assets to average interest-bearing liabilities	107.55	111.22
Average equity to average total assets	7.05	8.24

Asset Quality Ratios:
Non-performing assets to total assets	0.90	1.49
Non-performing loans to total gross loans	0.38	1.56
Allowance for loan losses to non-performing loans	447.14	102.61
Allowance for loan losses to total gross loans (5)	1.68	1.60
Net recoveries to average loans outstanding (6)	(0.02)	(0.02)

Capital Ratios:
Total capital (to risk-weighted assets)	17.67	20.85
Tier 1 capital (to risk-weighted assets)	16.41	19.59
Common equity tier 1 capital (to risk-weighted assets)	16.41	19.59
Tier 1 capital (to average assets)	8.80	10.03

Other Data:
Number of full-service offices	2	2
Full-time equivalent employees	20	22

(1)	All ratios expressed as percentages. Performance ratios are annualized, where appropriate.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(5)	Gross loans represent loans before loans in process and deferred loan fees.
(6)	Calculated on an annualized basis.

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Comparison of Financial Condition at March 31, 2016 and December 31, 2015

Total Assets. Total assets increased $1.4 million, or 1.4%, to $100.1 million at March 31, 2016 from $98.7 million at December 31, 2015. The increase in total assets was due primarily to an increase in cash and cash equivalents and investment securities, partially offset by a decrease in loans. As part of our business strategy following the conversion, we intend to increase our emphasis on short-term commercial and multi-family real estate loans and, to a lesser extent, commercial business loans and consumer loans.

Loans Receivable, Net. Net loans decreased $1.7 million, or 2.2%, to $72.6 million at March 31, 2016 from $74.3 million at December 31, 2015. The decrease in loans was due primarily to repayments exceeding originations for one-to-four family, owner-occupied loans of $1.2 million. There were modest changes in the other loan segments.

Investment Securities. At March 31, 2016 and December 31, 2015, all investment securities were classified as available for sale and included primarily mortgage-backed securities. Investment securities increased $1.3 million, or 11.6%, to $12.5 million at March 31, 2016 due to purchase of mortgage-backed securities, offset by principal collections on mortgage-backed securities and maturities of investment securities.

Cash and Cash Equivalents. Cash and cash equivalents increased $1.4 million, or 15.2%, to $10.5 million at March 31, 2016 from $9.1 million at December 31, 2015.

Foreclosed Real Estate Held for Sale, Net. Foreclosed real estate held for sale decreased $45,000, or 6.8%, to $622,000 at March 31, 2016 from $667,000 at December 31, 2015. The decrease was due primarily to the sale of one property.

Deposits. Deposits increased $4.4 million, or 5.5%, to $84.4 million at March 31, 2016 from $80.0 million at December 31, 2015. The majority of the increase in deposits was due to the Bank attracting additional certificates of deposit, which increased $2.8 million to $62.0 million at March 31, 2016 from $59.2 million at December 31, 2015. Core deposits, which include noninterest-bearing checking, interest-bearing checking, savings and money market accounts, increased $1.6 million, or 7.7%, to $22.4 million at March 31, 2016 from $20.8 million at December 31, 2015. We intend to increase our core deposits, in particular, checking and money market accounts, through our existing and new commercial loan customers and aggressive marketing efforts.

Advances from FHLB – Chicago. At December 31, 2015, we had $9.0 million of FHLB – Chicago advances with an average cost of 4.47%. We intend, subject to market conditions, to replace our higher-cost FHLB – Chicago advances as they mature with lower-cost FHLB – Chicago advances and core deposits. In January 2016, we repaid a matured $3.0 million FHLB – Chicago advance with a cost of 3.90%. During July 2016, we intend to refinance a maturing $5.0 million FHLB – Chicago advance, with an interest rate of 4.62% with $5.0 million of FHLB – Chicago advances costing approximately 1.99%.

Equity. Equity decreased to $6.8 million at March 31, 2016 from $6.9 million at December 31, 2015, primarily as a result of a net loss of $133,000 for the quarter ended March 31, 2016, partially offset by a decrease in the unrealized losses on investment securities, net of taxes.

Comparison of Results of Operations for the Three Months Ended March 31, 2016 and 2015

Net Loss. We had a net loss of $133,000 for the three months ended March 31, 2016, compared to a net loss of $168,000 for the three months ended March 31, 2015. Our net loss for the 2016 period was lower due primarily to higher net interest income, no provision for loan losses for the three months

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ended March 31, 2016, compared to $18,000 for the three months ended March 31, 2015, and modestly higher noninterest income, partially offset by higher noninterest expense.

Interest Income. Interest income increased $63,000, or 7.8%, to $872,000 for the three months ended March 31, 2016 from $809,000 for the three months ended March 31, 2015. The increase in interest income was due principally to a higher average balance of loans, partially offset by a lower average yield on loans.

Interest Expense. Interest expense increased $26,000, or 9.2%, to $309,000 for the three months ended March 31, 2016 from $283,000 for the three months ended March 31, 2015 as a result of an increase in the average balance and cost of deposits as a result of our efforts to attract new deposit customers. The average balance on interest-bearing liabilities increased to $83.9 million for the 2016 quarter from $76.8 million for the 2015 quarter.

Net Interest Income. Net interest income increased $37,000, or 7.0%, to $563,000 for the three months ended March 31, 2016 from $526,000 for the three months ended March 31, 2015. The increase in net interest income was mostly attributable to a growth in loans.

The average balance of loans increased $7.9 million, or 12.0%, to $73.2 million for the quarter ended March 31, 2016 from $65.3 million for the quarter ended March 31, 2015. The average yield on loans decreased 18 basis points to 4.47% for the 2016 period from 4.65% for the 2015 period. The decrease in average yield was due to lower market interest rates and competitive yields offered on commercial loans originated during 2016.

The average balance of investment securities decreased $273,000, or 2.3%, to $11.4 million for the quarter ended March 31, 2016 from $11.6 million for the quarter ended March 31, 2015. The average yield on investment securities increased four basis points to 1.62% for the 2016 quarter from 1.58% for the 2015 quarter.

The average balance of deposits increased $9.9 million, or 14.6%, to $77.7 million for the three months ended March 31, 2016 from $67.8 million for the three months ended March 31, 2015. In addition, the average cost of deposits increased 14 basis points to 1.22% for the 2016 quarter from 1.08% for the 2015 quarter. The increase in the average balance and average cost was primarily attributable to an increase in certificates of deposit accounts.

The average balance of borrowings decreased $2.8 million, or 31.2%, to $6.2 million for the three months ended March 31, 2016 from $9.0 million for the three months ended March 31, 2015 due to the maturity of a $3.0 million advance from the FHLB in January 2016.

Net interest-earning assets decreased to $6.3 million for the three months ended March 31, 2016 from $8.6 million for the three months ended March 31, 2015. This decrease was due to the introduction of interest-bearing checking accounts and higher average balance of noninterest-earning demand deposit accounts.

The net interest rate spread increased seven basis points to 2.39% for the three months ended March 31, 2016 from 2.32% for the first quarter of 2015. Our average yield on interest-earning assets increased seven basis points while the average cost of interest-bearing liabilities remained unchanged.

Provision for Loan Losses. There was no provision for loan losses for the three months ended March 31, 2016, compared to $18,000 for the three months ended March 31, 2015. We maintain an allowance for loan losses at a level necessary to absorb management’s best estimate of probable losses in

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the portfolio. Management considers, among other factors, historical loss experience, type and amount of loans, borrower concentrations and current conditions of the economy. Management also reviews individual loans for which full collectivity may not be reasonably assured and considers, among other matters, the estimated fair value of underlying collateral. This evaluation is ongoing and results in variations in the provision for loan losses.

Noninterest Income. Noninterest income increased $7,000, or 35.0%, to $27,000 for the three months ended March 31, 2016 from $20,000 for the three months ended March 31, 2015. The increase was due primarily to higher service charge income on deposit accounts.

Noninterest Expense. Noninterest expense increased $27,000, or 3.9%, to $723,000 for the three months ended March 31, 2016 from $696,000 for the three months ended March 31, 2015. The increase was due primarily to an increase in compensation, partially offset by decreases in FDIC premium expense and equipment expense.

Compensation and benefits increased $49,000, or 13.4%, to $414,000 for the three months ended March 31, 2016 from $365,000 for the three months ended March 31, 2015 due primarily to higher salary levels. FDIC premium expense decreased substantially as a result of a lower assessment rate due to our improved risk category. Such expenses were $21,000 for the quarter ended March 31, 2016 versus $39,000 for the 2015 quarter. Equipment expense was $35,000 for the quarter ended March 31, 2016, compared to $48,000 for the quarter ended March 31, 2015.

Following the conversion we expect our noninterest expenses to increase. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations―Anticipated Increase in Noninterest Expense.”

Income Tax Expense. There was no provision for income taxes for the quarter ended March 31, 2016 or for the quarter ended March 31, 2015. A valuation allowance has been recorded against all components of the net deferred tax asset, except for the unrealized loss on available for sale securities, based upon our cumulative operating losses in recent years.

The deferred tax asset will only be recognized in future periods upon Home Federal’s ability to realize and maintain profitable results of operations.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our ability to manage our operations under the current economic conditions nationally and in our market area;

•	adverse changes in the financial industry, securities, credit and national local real estate markets (including real estate values);

•	significant increases in our loan losses, including as a result of our inability to resolve classified and non-performing assets or reduce risks associated with our loans, and management’s assumptions in determining the adequacy of the allowance for loan losses;

•	credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in our allowance for loan losses and provision for loan losses;

•	competition among depository and other financial institutions;

•	our success in increasing our commercial and multi-family real estate loans, commercial business loans and consumer loans;

•	our ability to attract and maintain deposits and our success in introducing new financial products;

•	our ability to improve our asset quality even as we increase our commercial and multi-family real estate, commercial business and consumer lending;

•	changes in interest rates generally, including changes in the relative differences between short-term and long-term interest rates and in deposit interest rates, that may affect our net interest margin and funding sources;

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•	fluctuations in the demand for loans;

•	technological changes that may be more difficult or expensive than expected;

•	changes in consumer spending, borrowing and savings habits;

•	declines in the yield on our assets resulting from the current low interest rate environment;

•	risks related to a high concentration of loans secured by real estate located in our market area;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in laws or government regulations or policies affecting financial institutions, including the Dodd-Frank Act and the JOBS Act, which could result in, among other things, increased deposit insurance premiums and assessments, capital requirements, regulatory fees and compliance costs, particularly the new capital regulations, and the resources we have available to address such changes;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	changes in our compensation and benefit plans, and our ability to retain key members of our senior management team and to address staffing needs in response to product demand or to implement our strategic plans;

•	loan delinquencies and changes in the underlying cash flows of our borrowers;

•	our ability to control costs and expenses, particularly those associated with operating as a publicly traded company;

•	the failure or security breaches of computer systems on which we depend;

•	the ability of key third-party service providers to perform their obligations to us; and

•	other economic, competitive, governmental, regulatory and operational factors affecting our operations, pricing, products and services described elsewhere in this prospectus.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 17.

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HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $4.3 million and $6.2 million, or $7.4 million if the offering range is increased by 15%. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	552,500 shares		650,000 shares		747,500 shares		859,625 shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Offering proceeds	$5,525		$6,500		$7,475		$8,596
Less offering expenses	(1,230)		(1,230)		(1,230)		(1,230)
Net offering proceeds (2)	4,295	100.00%	5,270	100.00%	6,245	100.00%	7,366	100.00%

Distribution of net proceeds:
To Home Federal	(3,728)	(86.80)%	(4,550)	(86.34)%	(4,550)	(72.86)%	(4,550)	(61.77)%
To fund loan to employee stock ownership plan	(442)	(10.29)%	(520)	(9.87)%	(598)	(9.58)%	(688)	(9.34)%
Retained by Best Hometown Bancorp	$125	2.91%	$200	3.79%	$1,097	17.56%	$2,128	28.89%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that all shares of common stock are sold in the subscription and community offerings.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Home Federal’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Best Hometown Bancorp intends to fund a loan to the employee stock ownership loan to purchase shares of common stock in the stock offering. Best Hometown Bancorp may also use the proceeds it retains from the offering:

•	to invest in short-term and other securities consistent with our investment policy;

•	to pay cash dividends to our stockholders;

•	to repurchase shares of our common stock subject to compliance with applicable regulatory requirements;

•	to expand our retail banking franchise by acquiring another financial institution as opportunities arise, although we do not currently have any understandings or agreements to acquire any financial institutions; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan, Best Hometown Bancorp has not quantified its plans for use of the offering proceeds for each of the foregoing

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purposes. Initially, we intend to invest a substantial portion of the net proceeds in investment grade securities, including securities issued by U.S. Government agencies, U.S. treasuries and obligations issued by U.S. Government agencies and U.S. Government-sponsored enterprises. We may also invest the proceeds in a deposit account.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under applicable federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the Federal Reserve Board) or tax-qualified employee stock benefit plans.

Best Hometown Bancorp will invest in Home Federal from the net proceeds of the offering $3.7 million at the minimum of the offering range and $4.6 million at the midpoint, maximum and adjusted maximum of the offering range; provided, that Best Hometown Bancorp will retain sufficient funds so that immediately following the completion of the conversion and the loan from Best Hometown Bancorp to the ESOP to purchase 8% of the shares sold in the offering, Best Hometown Bancorp will have at least $125,000. Home Federal intends to use a portion of the proceeds that it receives up to $1.9 million to pay costs associated with its planned termination of its employer defined benefit pension plan. However, the timing of the termination of the plan will depend on our post-conversion capital levels and needs, our evaluation of future interest rates and annuity cost trends, and the estimated cost to terminate the plan, as it may change from time to time. As of December 31, 2015, the Bank estimated that terminating the plan would result in a $1.9 million charge to operations, a $137,000 decrease in equity, a $1.9 million decrease in regulatory capital and an annual pre-tax cost savings of $117,000 ($77,000 after-tax cost savings).

Home Federal may use the remainder of the net proceeds it receives from the stock offering:

•	to fund primarily commercial real estate and multi-family lending, and, to a lesser extent, commercial business and consumer loans;

•	to enhance existing products and services and to support the development of new products and services;

•	to invest in U.S. treasuries, securities issued by U.S. Government agencies and obligations issued by U.S. Government agencies and U.S. Government-sponsored enterprises, and other securities in accordance with our investment policy; and

•	for other general corporate purposes.

With the exception of the payment of costs associated with its planned termination of the employer defined benefit pension plan, Home Federal has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, a substantial portion of the net proceeds will be invested in securities issued by U.S. Government agencies, U.S. treasuries and obligations issued by U.S. Government agencies and U.S. Government-sponsored enterprises. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through acquiring other financial institutions, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

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Assuming we are able to return to profitability, we expect our return on equity to remain depressed, until we are able to reinvest effectively the additional capital raised in the stock offering. See “Risk Factors—Risks Related to the Offering—We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance and the value of our common stock.”

OUR DIVIDEND POLICY

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements; however, we do not expect to pay a dividend until our results of operations improve. The payment and amount of dividends, if any, in the future would depend upon a number of factors, including: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, they will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable law, regulations and policy, may be paid in addition to, or in lieu of, regular cash dividends.

We will file a consolidated federal tax return with Home Federal. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to OCC regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our articles of incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Best Hometown Bancorp, Inc.—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from Home Federal, because initially we will have no source of income other than dividends from Home Federal and earnings from the investment of the net proceeds from the sale of shares of common stock retained by Best Hometown Bancorp and interest payments received in connection with the loan to the employee stock ownership plan. Regulations of the OCC impose limitations on capital distributions by savings institutions. See “Regulation and Supervision—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by Home Federal to us that would be deemed to be drawn out of Home Federal’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Home Federal on the amount of earnings deemed to be removed from the reserves for such distribution. Home Federal does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

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MARKET FOR THE COMMON STOCK

Best Hometown Bancorp is a newly formed company and has never issued capital stock. Home Federal, as a mutual institution, has never issued capital stock. Best Hometown Bancorp expects that its common stock will be quoted on the OTC Pink Marketplace operated by OTC Markets Group, upon conclusion of the stock offering. Raymond James has advised us that it intends to make a market in our common stock following the conversion and stock offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

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HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2015, Home Federal exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Home Federal at December 31, 2015, and the pro forma equity capital and regulatory capital of Home Federal after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the receipt by Home Federal of $3.7 million at the minimum of the offering range, and $4.6 million at the midpoint, maximum and adjusted maximum of the offering range. See “How We Intend to Use the Proceeds from the Offering.”

	Home Federal		Pro Forma at December 31, 2015, Based Upon the Sale in the Offering of (1)
	Historical at December 31, 2015		552,500 shares		650,000 shares		747,500 shares		859,625 shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)

Equity	$6,862	7.0%	$8,214	8.0%	$8,958	8.7%	$8,880	8.6%	$8,790	8.5%

Tier 1 leverage capital	$8,789	9.0%	$10,141	10.0%	$10,885	10.6%	$10,807	10.6%	$10,717	10.5%
Tier 1 leverage capital requirement (4)	4,891	5.0	5,071	5.0	5,112	5.0	5,112	5.0	5,112	5.0
Excess	$3,898	4.0%	$5,070	5.0%	$5,773	5.6%	$5,695	5.6%	$5,605	5.5%

Tier 1 risk-based capital	$8,789	16.6%	$10,141	19.0%	$10,885	20.3%	$10,807	20.1%	$10,717	20.0%
Risk-based requirement (4)	4,231	8.0	4,280	8.0	4,293	8.0	4,293	8.0	4,293	8.0
Excess	$4,558	8.6%	$5,861	11.0%	$6,592	12.3%	$6,514	12.1%	$6,424	12.0%

Total risk-based capital (4)	$9,457	17.9%	$10,809	20.2%	$11,553	21.5%	$11,475	21.4%	$11,385	21.2%
Risk-based requirement	5,289	10.0	5,349	10.0	5,366	10.0	5,366	10.0	5,366	10.0
Excess	$4,168	7.9%	$5,460	10.2%	$6,187	11.5%	$6,109	11.4%	$6,019	11.2%

Common equity Tier 1 risk-based capital (4)	$8,789	16.6%	$10,141	19.0%	$10,885	20.3%	$10,807	20.1%	$10,717	20.0%
Risk-based requirement	3,438	6.5	3,477	6.5	3,488	6.5	3,488	6.5	3,488	6.5
Excess	$5,351	10.1%	$6,664	12.5%	$7,397	13.8%	$7,319	13.6%	$7,229	13.5%

Reconciliation of capital infused into Home Federal:
Proceeds to Home Federal			$3,728		$4,550		$4,550		$4,550
Cost to terminate defined benefit pension plan (5)			(137)		(137)		(137)		(137)
Unrealized loss on defined benefit pension plan (5)			(1,797)		(1,797)		(1,797)		(1,797)
Common stock acquired by employee stock ownership plan			(442)		(520)		(598)		(688)
Pro forma increase			$1,352		$2,096		$2,018		$1,928

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock sold in the stock offering with funds we lend and that restricted stock awards equal to 4% of the shares sold in the offering are funded with authorized but unissued common stock. Pro forma capital calculated under GAAP and regulatory capital have been reduced by the amount required to fund the employee stock ownership plan. See “Management” for a discussion of the employee stock ownership plan. The pro forma capital levels also assume that Best Hometown Bancorp will invest in Home Federal net proceeds equal to $3.7 million at the minimum of the offering range and $4.6 million at the midpoint, maximum and adjusted maximum of the offering range; provided, that Best Hometown Bancorp shall retain sufficient funds so that immediately following the completion of the conversion and the loan from Best Hometown Bancorp to the ESOP to purchase 8% of the shares sold in the offering, Best Hometown Bancorp shall have at least $125,000.
(2)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.
(5)	Home Federal intends to terminate its employer defined benefit pension plan. As of December 31, 2015, the Bank estimated that terminating the plan would result in a $1.9 million charge to operations, a $137,000 decrease in equity and a $1.9 million decrease in regulatory capital. The actual costs associated with the termination of the plan cannot be known until the time of the termination, and may exceed our estimates.

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CAPITALIZATION

The following table presents the historical capitalization of Home Federal at December 31, 2015 and the pro forma consolidated capitalization of Best Hometown Bancorp after giving effect to the conversion and offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Home Federal at	Pro Forma at December 31, 2015 Based upon the Sale in the Offering at $10.00 per Share of
	December 31, 2015	552,500 Shares	650,000 Shares	747,500 Shares	859,625 Shares (1)
	(Dollars in thousands, except per share amounts)

Deposits (2)	$80,013	$80,013	$80,013	$80,013	$80,013
Borrowings	9,000	9,000	9,000	9,000	9,000
Total deposits and borrowings	$89,013	$89,013	$89,013	$89,013	$89,013

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized (post-conversion)	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 30,000,000 shares authorized (post-conversion); shares to be issued as reflected (3)	—	6	7	7	9
Additional paid-in capital (4)	—	4,289	5,263	6,238	7,357
Retained earnings (5)	8,789	8,789	8,789	8,789	8,789
Accumulated other comprehensive loss (6)	(1,927)	(1,927)	(1,927)	(1,927)	(1,927)
Cost to terminate defined benefit plan (7)	—	(137)	(137)	(137)	(137)
Common stock held by employee stock ownership plan (8)	—	(442)	(520)	(598)	(688)
Common stock to be acquired by stock-based benefit plan (9)	—	(221)	(260)	(299)	(344)
Total stockholders’ equity	$6,862	$10,357	$11,215	$12,073	$13,059

Total shares outstanding	—	552,500	650,000	747,500	859,625
Total stockholders’ equity as a percentage of total assets (2)	6.96%	10.14%	10.89%	11.62%	12.46%
Tangible equity as a percentage of tangible assets (2)	6.96%	10.14%	10.89%	11.62%	12.46%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of Best Hometown Bancorp common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, up to 10% of the shares of Best Hometown Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans.
(4)	On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of Best Hometown Bancorp common stock to be outstanding.
(5)	The retained earnings of Home Federal will be substantially restricted due to the establishment of a liquidation account. See “The Conversion and Offering—Liquidation Rights” and “Regulation and Supervision.”
(6)	Includes net unrealized losses as follows:

Investment securities	$(85)
Defined benefit pension plan	(1,797)
Post retirement medical plan	(45)
$(1,927)
(7)	Home Federal intends to terminate its employer defined benefit pension plan. As of December 31, 2015, the Bank estimated that terminating the plan would result in a $1.9 million charge to operations, a $137,000 decrease in equity and a $1.9 million decrease in regulatory capital. The actual costs associated with the termination of the pension plan cannot be known until the time of the termination, and may exceed our estimates.
(8)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Best Hometown Bancorp. The loan will be repaid principally from Home Federal’s contributions to the employee stock ownership plan. Since Best Hometown Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Best Hometown Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(9)	Assumes that restricted stock awards equal to 4% of the shares sold in the offering will be funded with authorized but unissued common stock. Implementation of the stock-based benefit plans will require stockholder approval.

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PRO FORMA DATA

The following tables summarize historical data of Home Federal and pro forma data of Best Hometown Bancorp at and for the year ended December 31, 2015. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription offering;

•	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering with a loan from Best Hometown Bancorp. The loan will be repaid in substantially equal payments of principal and interest (at the prime interest rate, adjusted annually) over a period of 20 years;

•	the Bank will use a portion of the net proceeds to pay costs associated with the termination of the Bank’s employer defined benefit pension plan. As of December 31, 2015, the Bank estimated that terminating the plan would result in a $1.9 million charge to operations, a $137,000 decrease in equity, a $1.9 million decrease in regulatory capital and an annual pre-tax cost savings of $117,000 ($77,000 after tax cost savings); and

•	expenses of the stock offering, including fees and expenses to be paid to Raymond James, will be approximately $1.2 million.

Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 1.78% for the year ended December 31, 2015. This represents the five-year U.S. Treasury Note rate as of December 31, 2015, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by regulations of the OCC. The pro forma after-tax yield on the net proceeds from the offering is assumed to be 1.17% for the year ended December 31, 2015, based on an effective tax rate of 34%.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net loss and stockholders’ equity by the indicated number of shares of common stock. We adjusted results of operations to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that restricted stock awards equal to 4% of the shares sold in the offering will be funded with authorized but unissued common stock. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a

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grant-date fair value of $3.06 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 18.56% for the shares of common stock, a dividend yield of 0.0%, an expected option life of 10 years and a risk-free interest rate of 1.85%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 34%) for a deduction equal to the grant-date fair value of the options.

We may reserve shares for the exercise of stock options and the grant of stock awards under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest more rapidly than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to invest in Home Federal from the proceeds of the stock offering $3.7 million at the minimum of the offering range and $4.6 million at the midpoint, maximum and adjusted maximum of the offering range. We will retain the remainder of the net proceeds from the stock offering. We will use portions of the proceeds we retain to make a loan to the employee stock ownership plan. We will retain the rest of the proceeds for future use.

The pro forma tables do not give effect to: (i) withdrawals from deposit accounts to purchase shares of common stock in the stock offering; (ii) our results of operations after the stock offering; or (iii) changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of a bad debt reserve or the liquidation account we will establish in the conversion in the unlikely event we are liquidated.

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	At or for the year ended December 31, 2015 Based upon the Sale at $10.00 Per Share of
	552,500 Shares		650,000 Shares		747,500 Shares		859,625 Shares (1)
	(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$5,525		$6,500		$7,475		$8,596
Less: Expenses	(1,230)		(1,230)		(1,230)		(1,230)
Estimated net proceeds	4,295		5,270		6,245		7,366
Less: Common stock acquired by ESOP (2)	(442)		(520)		(598)		(688)
Less: Common stock awards under stock-based benefit plans (3)	(221)		(260)		(299)		(344)
Estimated net proceeds, as adjusted	$3,632		$4,490		$5,348		$6,334

For the year ended December 31, 2015
Consolidated net loss:
Historical	$(702)		$(702)		$(702)		$(702)
Pro forma adjustments:
Expense savings from terminating defined benefit plan (4)	77		77		77		77
Income on adjusted net proceeds	43		53		63		74
Employee stock ownership plan (2)	(15)		(17)		(20)		(23)
Stock awards (3)	(29)		(34)		(39)		(45)
Stock options (5)	(31)		(36)		(42)		(48)
Pro forma net loss	$(657)		$(659)		$(663)		$(667)

Loss per share:
Historical	$(1.38)		$(1.17)		$(1.02)		$(0.88)
Pro forma adjustments:
Expense savings from terminating defined benefit plan (4)	0.15		0.13		0.11		0.10
Income on adjusted net proceeds	0.08		0.09		0.09		0.09
Employee stock ownership plan (2)	(0.03)		(0.03)		(0.03)		(0.03)
Stock awards (3)	(0.06)		(0.06)		(0.06)		(0.06)
Stock options (5)	(0.06)		(0.06)		(0.06)		(0.06)
Pro forma loss per share (7)	$(1.30)		$(1.10)		$(0.97)		$(0.84)

Offering price to pro forma net loss per share	(7.69	)x	(9.09	)x	(10.31	)x	(11.90	)x
Number of shares used in loss per share calculations (8)	510,510		600,600		690,690		794,294

At December 31, 2015
Stockholders’ equity:
Historical	$6,862		$6,862		$6,862		$6,862
Estimated net proceeds	4,295		5,270		6,245		7,366
Less: Cost to terminate defined benefit pension plan (6)	(137)		(137)		(137)		(137)
Less: Common stock acquired by ESOP (2)	(442)		(520)		(598)		(688)
Less: Common stock acquired by stock-based benefit plan (3)	(221)		(260)		(299)		(344)
Pro forma stockholders’ equity (7)	$10,357		$11,215		$12,073		$13,059

Stockholders’ equity per share: (8)
Historical	$12.42		$10.56		$9.18		$7.98
Estimated net proceeds	7.77		8.11		8.35		8.57
Less: Cost to terminate defined benefit pension plan (6)	(0.25)		(0.21)		(0.18)		(0.16)
Less: Common stock acquired by ESOP (2)	(0.80)		(0.80)		(0.80)		(0.80)
Less: Common stock acquired by stock-based benefit plan (3)	(0.40)		(0.40)		(0.40)		(0.40)
Pro forma stockholders’ equity per share (8)	$18.74		$17.26		$16.15		$15.19

Pro forma price to book value	53.35%		57.96%		61.92%		65.82%
Number of shares outstanding for pro forma book value per share calculations	552,500		650,000		747,500		859,625

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Best Hometown Bancorp. Home Federal intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Home Federal’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments

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based on the number of loan repayment installments assumed to be paid by Home Federal, the fair value of the common stock remains equal to the subscription price of $10.00 and the employee stock ownership plan expense reflects an effective tax rate of 34%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net loss further assumes that 2,210, 2,600, 2,990 and 3,439 shares were committed to be released during the year ended December 31, 2015 at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the year were considered outstanding for purposes of income per share calculations.

(3)	Assumes that Best Hometown Bancorp’s stockholders approve one or more stock-based benefit plans within one-year after completion of the conversion, but no earlier than six months after the conversion, and an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering are issued as restricted stock awards using shares purchased in the open market or acquired from Best Hometown Bancorp from authorized but unissued common stock. The shares may also be acquired through open market purchases. We have assumed that (i) the stock-based benefit plans acquire the shares from Best Hometown Bancorp and are issued from authorized but unissued common stock, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the year, and (iii) the stock-based benefit plans expense reflects an effective tax rate of 34%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock equal to 4% of the shares sold in the offering are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.
(4)	Represents cost savings associated with Home Federal’s termination of the defined benefit pension plan. As of December 31, 2015, the Bank estimated that terminating its employer defined benefit pension plan would result in an annual cost savings of $77,000, assuming an effective tax rate of 34%. The actual cost savings will not be known until after Home Federal terminates the defined benefit pension plan.
(5)	If approved by Best Hometown Bancorp’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.06 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options and that 25% of the amortization expense (or the assumed portion relating to non-qualified options granted to directors) resulted in a tax benefit using an assumed tax rate of 34%. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.
(6)	Represents costs associated with Home Federal’s withdrawal from the defined benefit pension plan. As of December 31, 2015, the Bank estimated that terminating the plan would result in a $1.9 million charge to operations, a $137,000 decrease in equity and a $1.9 million decrease in regulatory capital. The actual costs will not be known until the date of Home Federal’s withdrawal from the defined benefit pension plan, and may exceed our estimates.
(7)	The retained earnings of Home Federal will be substantially restricted due to the establishment of a liquidation account. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Regulation and Supervision.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.
(8)	Loss per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with applicable accounting standards for employee stock ownership plans, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See note 2, above.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis reflects our financial information and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Home Federal provided in this prospectus.

Overview

Home Federal is a federal mutual savings and loan association that was organized in 1887. Following completion of the conversion, the Bank intends to change its name to Best Hometown Bank. We conduct our operations from our main office in Collinsville, Illinois and our full-service branch office in Maryville, Illinois. Our primary deposit market includes the areas surrounding our banking offices in Collinsville and Maryville, Illinois. Our primary lending market is Madison and St. Clair Counties, Illinois and, to a lesser extent, St. Louis County, Missouri.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in loans. Our primary lending activity includes one- to four-family residential real estate loans, including non-owner occupied one- to four-family real estate loans, commercial and multi-family real estate loans and construction and land loans. To a lesser extent, we also make commercial business loans and consumer loans, including home equity loans and lines of credit. At December 31, 2015, $52.2 million, or 68.5% of our total loan portfolio was comprised of owner-occupied one- to four-family real estate loans, and $14.9 million, or 19.5% of our total loan portfolio, was comprised of commercial and multi-family real estate loans. Our commercial and multi-family real estate loan portfolio has grown $11.2 million from $3.7 million at December 31, 2013 to $14.9 million at December 31, 2015.

We also invest in securities, which at December 31, 2015, consisted of securities issued by U.S. government agencies and U.S. government-sponsored enterprises.

We offer a variety of deposit accounts, including interest-bearing and non interest-bearing checking accounts, savings and money market accounts and certificates of deposit. We have recently expanded the products we offer our customers, including online banking, remote deposit capture and ATM cards and debit cards. We are also in the process of adding mobile banking.

We utilize advances from the FHLB – Chicago.

In 2015, we began offering brokerage services to our customers through a networking arrangement with a registered broker-dealer.

For the years ended December 31, 2015 and 2014, we had net losses of $702,000 and $1.3 million, respectively. See “—Recent Losses from Operations / Restructuring of Management and Business Operations” below and “Management Discussion and Analysis of Financial Condition and Results of Operation—Comparison of Operating Results for the Years Ended December 31, 2015 and 2014.”

Our current business strategy includes managed growth to support profitability through greater economies of scale, including increasing our emphasis on commercial and multi-family real estate lending and, to a lesser extent, continuing to diversify our loan portfolio by increasing our commercial business

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lending and consumer lending. We also expect to increase our noninterest income through our entrance into the secondary market with the origination and sale of one- to four-family residential loans with terms of 20 years or more, and the addition of our new brokerage services. In addition, we intend to replace our higher-cost FHLB – Chicago advances and certificates of deposit as they mature with lower-cost FHLB – Chicago advances and core deposits. Most importantly, we will continue to adhere to our conservative underwriting standards of recent years which we believe have resulted in our improved credit quality. See “—Business Strategy.”

We are subject to comprehensive regulation and examination by our primary federal regulator, the Office of the Comptroller of the Currency (“OCC”).

Our main office is located at 100 East Clay Street, Collinsville, Illinois 62234, and our telephone number at this address is (618) 345-1121. Our website address is www.homefed24.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Recent Losses from Operations / Restructuring of Management and Business Operations

We have experienced operating losses in recent years. As a result, we have a deferred tax asset of $3.2 million (before deferred tax liabilities and valuation allowance) which includes a deferred tax asset of $1.7 million for net operating losses.

In order to address the Bank’s losses, the Board has made significant changes to our management and operating processes. In April 2012, we hired Ronnie R. Shambaugh to our executive staff, and in May 2013, Mr. Shambaugh was promoted to President and Chief Executive Officer and appointed to the Board of Directors. Mr. Shambaugh has 44 years of experience in community banking, including past experience as a President and Chief Executive Officer. In 2013, we hired Cynthia T. Knebel, with over 44 years of experience in community bank management, operations, accounting and compliance, as our Chief Financial Officer; and in 2014 we hired David W. Gansner, a commercial and residential lender with over 33 years of community banking experience, as our Executive Vice President—Chief Loan Officer. Overall, the community banking experience of our new executive management team averages over 41 years. In addition, in February 2016 we hired a new loan officer with lending and underwriting experience. Since 2012 we have added two new loan officers, and only one of the Bank’s four loan officers as of 2012 is still working for the Bank.

Our new management’s initial task was to reduce the Bank’s non-performing assets and improve the Bank’s credit administration policies and procedures. The Bank has implemented new procedures for obtaining and analyzing credit and collateral information to better monitor credit risk. Beginning in 2013, our new management team has also aggressively worked through the Bank’s non-performing loans, placing loans into foreclosed real estate where appropriate and managing the sale of such properties. Many of the Bank’s non-performing loans were due to prior management’s origination of high-risk loans, such as loans for the rehabilitation of residential properties. The Bank no longer makes these loans. In addition, the Bank has adopted and implemented new procedures for dealing with delinquent loans, including contacting delinquent borrowers earlier and actively monitoring each delinquent loan.

The purpose of the upgrades to our policies and procedures was to reduce non-performing assets and the likelihood of future credit problems, and to provide a platform for managed growth. Our efforts to reduce non-performing assets has been largely successful, as non-performing assets have decreased from $2.2 million, or 2.29% of total assets at December 31, 2012, to $1.2 million, or 1.17% of total assets at December 31, 2015.

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Although our asset quality has improved, we have continued to experience losses. For the year ended December 31, 2015 and 2014, we had net losses of $702,000 and $1.3 million, respectively. Our losses in 2014 and 2015 were largely due to declines in our net interest income. Our net interest income has been negatively impacted by a decline in our asset base as we have dealt with problem assets. During 2014, we also recognized a $1.2 million provision for income taxes due to an increase in the valuation allowance on our deferred tax asset.

To increase net interest income, management has focused on lowering the Bank’s borrowing expenses, which are elevated due to higher costing FHLB – Chicago advances entered into in the past. At December 2015, we had $9.0 million of FHLB – Chicago advances with an average cost of 4.47%. We intend, subject to market conditions, to replace our higher-cost FHLB – Chicago advances as they mature with lower-cost FHLB – Chicago advances and core deposits. In January 2016, we repaid a matured $3.0 million FHLB – Chicago advance that had a cost of 3.90%. During 2016, we expect to refinance a maturing $5.0 million FHLB – Chicago advance with an interest rate of 4.62% with $5.0 million of FHLB-Chicago advances costing approximately 1.99%.

Going forward, our business strategy includes becoming a profitable, well-managed community bank. We aim to achieve profitability through increasing our earnings base, including continuing to increase our commercial real estate and multi-family real estate lending and, to a lesser extent, continuing to diversify our loan portfolio by increasing our commercial business lending and consumer lending. We also expect to increase our noninterest income through our entrance into the secondary market with the origination and sale of one- to four-family residential loans with terms of 20 years or more. In addition, in 2015 we began offering brokerage services to our customers through a networking arrangement with a registered broker-dealer. We expect our brokerage services to increase noninterest income in the future. Most importantly, we will continue to adhere to our conservative underwriting standards of recent years which we believe have resulted in our improved credit quality. See “—Business Strategy.”

Finally, in order to set the stage for improved results of operations, we intend to terminate our employer defined benefit pension plan subsequent to the completion of the conversion. However, the timing of the termination of the plan will depend on our post-conversion capital levels and needs, our evaluation of future interest rates and annuity cost trends, and the estimated cost to terminate the plan, as it may change from time to time. As of December 31, 2015, the Bank estimated that terminating the plan would result in a $1.9 million charge to operations, a $137,000 decrease in equity, a $1.9 million decrease in regulatory capital and an annual pre-tax cost savings of $117,000 ($77,000 after tax cost savings), which has been reflected in the pro forma data in this prospectus.

Based on the above, we do not anticipate net income until we experience significant growth in our earnings base pursuant to our business strategy. Assuming the successful execution of our business plan, we do not expect that we will return to profitability until fiscal 2017. We may be unsuccessful, however, in executing on our business plan and may not return to profitability in the timeframe we expect, or at all.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers. We will seek to achieve this by emphasizing personalized and efficient customer service. Highlights of our current business strategy, subject to market conditions, include:

•	Prudently and opportunistically growing our assets and liabilities by increasing our presence in the southwest Illinois communities we currently serve.

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•	Increasing our emphasis on short-term commercial and multi-family real estate loans and, to a lesser extent, increasing our commercial business loans and consumer loans.

•	Replacing our higher-cost certificates of deposit and FHLB – Chicago advances as they mature with lower-cost FHLB – Chicago advances and core deposits. This will include leveraging our relationships with commercial borrowers to increase lower cost commercial deposits.

•	Increasing our noninterest income through the origination and sale of conforming one- to four-family residential real estate loans with terms of 20 years or more, and through our newly offered brokerage services.

•	In addition to selling our one- to four-family loans with terms of 20 years or more, we also intend to introduce adjustable-rate loans to help mitigate our interest rate risk.

•	Expanding our menu of deposit products and continuing to improve customer service to meet the demands of current customers and attract new, younger customers in our market area.

•	Implementing improvements to modernize our offices, including replacing traditional teller lines with customer friendly teller pods. We intend to utilize new technologies to enhance the customer experience, and to rebrand our institution and promote our new identity while emphasizing the new products and services we offer.

•	Implementing a managed growth strategy to improve our profitability, without compromising our asset quality.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan. Our expenses will also increase if we implement one or more stock-based benefit plans, if approved by our stockholders, no earlier than six months after the completion of the conversion. For further information, see “Summary—Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion;” “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our costs, which will reduce our income;” and “Management—Benefits to be Considered Following Completion of the Stock Offering”.

In addition, following the conversion, we expect to incur a non-recurring expense to terminate our employer defined benefit pension plan. As of December 31, 2015, the Bank estimated that terminating the plan would result in a $1.9 million charge to operations, a $137,000 decrease in equity, and a $1.9 million decrease in regulatory capital. We also expect to incur $1.2 million of expenses for branch improvements and modernization, which will be capitalized and result in an annual expense of approximately $60,000.

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Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with generally accepted accounting principles used in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be our critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represents our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover probable credit losses in the loan portfolio at the balance sheet dates. The allowance is established through the provision for losses on loans which is charged against operations. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of our most critical accounting policies.

Management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The analysis has two components, specific and general. The specific component is for losses related to loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. If the present value of expected future cash flows or fair value of the collateral is less than the loan’s carrying value, a charge to operations is recorded for the difference. The general component, which is for loans reviewed collectively, is determined by segregating the remaining loans by type of loan. We also analyze historical loss experience for the past two years and qualitative factors that are applied to the loan groups to determine the amount of the allowance for loan losses necessary for loans that are reviewed collectively. These qualitative factors include the existence and effect of any concentrations of credit and changes in the level of such concentrations, changes in national, regional and local economic conditions that affect the collectability of the loan portfolio, changes in levels or trends in charge-offs and recoveries, changes in the volume and severity of past due loans, nonaccrual loans or loans classified special mention, substandard, doubtful or loss, changes in the size and composition of the loan portfolio and terms of loans, changes in lending policies and procedures, risk selection and underwriting standards, changes in the experience, ability and depth of lending management and other relevant staff, quality of loan review and board of directors oversight, changes in the value of underlying collateral for collateral-dependent loans, and the effect of

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other external factors, trends or uncertainties that could affect management’s estimate of probable losses, such as competition and legal and regulatory requirements. The qualitative component is critical in determining the allowance for loan losses as certain trends may indicate the need for changes to the allowance for loan losses based on factors beyond the historical loss history. Not incorporating a qualitative component could misstate the allowance for loan losses. Actual loan losses may be significantly more than the allowances we have established, which could result in a material negative effect on our financial results.

Foreclosed Real Estate. Real estate acquired through foreclosure or by deed in lieu of foreclosure is recorded at fair value less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Estimated fair value is based on a new appraisal, which is obtained as soon as practicable, typically after the foreclosure process is completed. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

Fair Value Measurements. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The Bank estimates the fair value of a financial instrument and any related asset impairment using several valuation methods. Where financial instruments are actively traded, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, the Bank estimates fair value. These estimates are subjective in nature and imprecision can impact the resulting fair value. For further information related to the fair values measured at each level of the fair value hierarchy and the methodology utilized by the Bank, see Note 13 of Notes to Financial Statements, “Fair Value Measurements and Fair Value of Financial Instruments.”

Defined Benefit Pension and Postretirement Medical Plans. Our defined benefit pension and postretirement medical plan net obligations are measured using several assumptions such as the discount rate, expected rate of return on plan assets, mortality rates and healthcare cost trend rate. We evaluate these assumptions with our actuarial consultants and select assumptions that we believe reflect the economics underlying our pension and post-retirement net obligations. Any changes in the assumptions could have a material impact on our reported results of operations. For further information on the actuarial assumptions used to measure our defined benefit pension and postretirement medical plan net obligations, see Note 10 of Notes to Financial Statements, “Employee Benefits.”

Income Tax Expense. Income tax expense involves estimates related to the valuation allowance on deferred tax assets and loss contingencies related to exposure from tax examinations. A valuation allowance reduces deferred tax assets to the amount management believes is more likely than not to be realized. In evaluating the realization of deferred tax assets, management considers the likelihood that sufficient taxable income of appropriate character will be generated within carryback and carryforward periods, including consideration of available tax planning strategies. Tax related loss contingencies, including assessments arising from tax examinations and tax strategies, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. In considering the likelihood of loss, management considers the nature of the contingency, the progress of any examination or related protest or appeal, the views of legal counsel and other advisors, experience of the Bank or other enterprises in similar matters, if any, and management’s intended response to any assessment.

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Comparison of Financial Condition at December 31, 2015 and 2014

Summary of Selected Balance Sheet Data

	At December 31,		Increase
	2015	2014	(Decrease)	% Change
	(Dollars in thousands)

Total assets	$98,656	$90,441	$8,215	9.1%
Cash and cash equivalents	9,100	9,794	(694)	(7.1)
Investment securities	11,224	11,772	(548)	(4.7)
Stock in Federal Home Loan Bank of Chicago (“FHLB – Chicago”)	837	837	―	―
Loans receivable, net	74,302	65,420	8,882	13.6
Premises and equipment, net	1,881	1,834	47	2.6
Foreclosed real estate held for sale, net	667	365	302	82.7
Other assets (1)	645	419	226	53.9
Deposits	80,013	71,085	8,928	12.6
Advances from FHLB – Chicago	9,000	9,000	―	―
Accrued defined benefit pension plan	1,464	1,495	(31)	(2.1)
Accrued postretirement medical plan	985	1,013	(28)	(2.8)
Other liabilities	332	224	108	48.2
Total equity	6,862	7,624	(762)	(10.0)

(1)	Includes accrued interest receivable, deferred tax asset and other assets.

Total Assets. Total assets increased $8.2 million, or 9.1%, to $98.7 million at December 31, 2015 from $90.4 million at December 31, 2014. The increase in total assets was due primarily to an increase in loans receivable. As part of our business strategy, we intend to increase our emphasis on short-term commercial and multi-family real estate loans and, to a lesser extent, increase our commercial business loans and consumer loans.

Loans Receivable, Net. Net loans increased $8.9 million, or 13.6%, to $74.3 million at December 31, 2015 from $65.4 million at December 31, 2014. The increase in loans was funded with an increase in deposits. In August 2014, we hired a senior loan officer to generate commercial real estate and business loans and oversee our lending operations. Commercial and multi-family real estate loans increased $9.0 million, or 154.0%, to $14.9 million at December 31, 2015 from $5.9 million at December 31, 2014. In contrast, single-family, non-owner occupied loans decreased $678,000, or 12.4%, as a result of principal repayments by borrowers. There were modest changes in the other loan segments. In February 2016, we hired an additional loan officer to enhance growth in commercial loans and, to a lesser extent, other areas of lending. We intend to continue to increase our commercial and multi-family real estate lending and, to a lesser extent, our commercial business lending and consumer lending. We seek to minimize credit risks associated with these loans by diversifying our customer base.

Investment Securities. At December 31, 2015 and 2014, all investment securities were classified as available for sale and included primarily mortgage-backed securities. Investment securities decreased $548,000, or 4.7%, to $11.2 million at December 31, 2015 due to the sale of $1.1 million of mortgage-backed securities, along with principal collections on mortgage-backed securities of $2.8 million and amortization of premiums on mortgage-backed securities of $247,000, partially offset by purchases of mortgage-backed securities of $3.7 million.

Cash and Cash Equivalents. Cash and cash equivalents decreased $694,000, or 7.1%, to $9.1 million at December 31, 2015 from $9.8 million at December 31, 2014. During 2015, we transferred our excess funds from the FHLB – Chicago demand account to a money market account at another financial institution to improve our yield on other interest-earning assets. Historically, we have maintained a

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higher level of liquidity. In January 2016, we reduced our money market account by $3.0 million to repay an FHLB – Chicago advance that matured.

Foreclosed Real Estate Held for Sale, Net. Foreclosed real estate held for sale increased $302,000, or 82.7%, to $667,000 at December 31, 2015 from $365,000 at December 31, 2014. The increase was primarily due to the foreclosure of four residential properties from one borrower relationship.

Deposits. Deposits increased $8.9 million, or 12.6%, to $80.0 million at December 31, 2015 from $71.1 million at December 31, 2014. The majority of the increase in deposits was due to the Bank offering attractive rates on 3, 4 and 5-year certificates of deposit. Certificates of deposit increased $8.0 million to $59.2 million at December 31, 2015 from $51.2 million at December 31, 2014. The increase in deposits was used to fund loans during 2015. Core deposits, which include noninterest-bearing checking, interest-bearing checking, savings and money market accounts, increased $959,000, or 4.8%, to $20.8 million at December 31, 2015 from $19.8 million at December 31, 2014. We intend to increase our core deposits, in particular, checking and money market accounts, through our existing and new commercial loan customers and aggressive marketing efforts.

Advances from FHLB – Chicago. At December, 2015, we had $9.0 million of FHLB – Chicago advances with an average cost of 4.47%. We intend, subject to market conditions, to replace our higher-cost FHLB – Chicago advances as they mature with lower-cost FHLB – Chicago advances and core deposits. In January 2016, we repaid a matured $3.0 million FHLB – Chicago advance with a cost of 3.90%. During 2016, we intend to refinance a maturing $5.0 million FHLB – Chicago advance with an interest rate of 4.62% with $5.0 million of FHLB – Chicago advances costing approximately 1.99%. As a result, we expect that our cost for borrowings will be lower in 2016.

Equity. Equity decreased to $6.9 million at December 31, 2015 from $7.6 million at December 31, 2014, primarily as a result of a net loss of $702,000 for the year ended December 31, 2015.

Comparison of Results of Operations for the Years Ended December 31, 2015 and December 31, 2014

Net Loss. We had a net loss of $702,000 for the year ended December 31, 2015, compared to a net loss of $1.3 million for the year ended December 31, 2014. Our net loss for 2015 was lower primarily due to the recognition of a $1.2 million provision for income taxes in 2014. Our loss before income taxes was $702,000 in 2015 compared to $63,000 in 2014. The increased loss before taxes in 2015 was due to lower noninterest income and net interest income, partially offset by lower noninterest expense. The provision for income taxes in 2014 resulted from an increase in the valuation allowance on our deferred tax assets.

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Summary of Net Interest Income

	For the Years Ended December 31,		Increase
	2015	2014	(Decrease)	% Change
	(Dollars in thousands)

Interest income:
Loans receivable	$3,162	$3,095	$67	2.2%
Investment securities	183	340	(157)	(46.2)
Other interest-earning assets	17	5	12	240.0
Total interest income	3,362	3,440	(78)	(2.3)

Interest expense:
Checking accounts	1	―	1	N/M
Savings accounts	5	5	―	0.0
Money market deposit accounts	9	7	2	28.6
Certificates of deposits	759	701	58	8.3
Total deposits	774	713	61	8.6
Advances from FHLB – Chicago	405	403	2	0.5
Total interest expense	1,179	1,116	63	5.6
Net interest income	$2,183	$2,324	$(141)	(6.1)%

N/M - Not meaningful.

Interest Income. Interest income decreased $78,000, or 2.3%, to $3.3 million for 2015 from $3.4 million for 2014. The decline in interest income is due principally to a lower average balance of interest-earning assets to $88.8 million for 2015 from $91.4 million for 2014, partially offset by a 3 basis point increase in the average yield earned on interest-earning assets to 3.79% for 2015 from 3.76% for 2014.

Interest Expense. Interest expense increased $63,000, or 5.6%, to $1.2 million for 2015 from $1.1 million for 2014 as a result of a slightly higher average cost and average balance on interest-bearing liabilities. The average rate paid on interest-bearing liabilities increased to 1.47% for 2015 from 1.43% for 2014. In addition, the average balance on interest-bearing liabilities increased to $80.0 million for 2015 from $77.9 million for 2014.

Net Interest Income. Net interest income decreased $141,000, or 6.1%, to $2.2 million for the year ended December 31, 2015 from $2.3 million for the year ended December 31, 2014. The decrease in net interest income was most attributable to a lower average balance and yield on investment securities. The average balance of investment securities decreased due to the sale of $13.8 million of mortgage-backed securities in January, September and December 2014. These sales were principally made to reduce our interest rate risk exposure. The average balance of investment securities decreased $5.2 million, or 29.1%, to $12.6 million for the year ended December 31, 2015 from $17.8 million for the year ended December 31, 2014. The average yield on investment securities decreased 46 basis points to 1.46% for 2015 from 1.92% for 2014. Although a portion of the proceeds were reinvested in loans, our highest interest-earning assets, the impact of the higher average balance on loans was offset by a lower average yield on loans in 2015 and a higher average balance of and rate on our deposits.

The average balance of loans increased $3.8 million, or 5.8%, to $69.3 million for 2015 from $65.5 million for 2014. In contrast, the average yield on loans decreased by 16 basis points to 4.57% for 2015 from 4.73% for 2014. The decrease in average yield was due to lower market interest rates and competitive yields offered on commercial loans originated during 2015.

The average balance of deposits increased $1.9 million, or 2.8%, to $70.8 million for the year ended December 31, 2015 from $68.9 million for the year ended December 31, 2014. In addition, the average rate paid on deposits increased 6 basis points to 1.09% for 2015 from 1.03% for 2014. The

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increase in the average balance and average rate paid was primarily attributable to an increase in certificates of deposit accounts.

Net interest-earning assets decreased to $8.8 million for 2015 from $13.5 million for 2014. This decrease is due to a lower average balance of interest-earning assets and a higher average balance of interest-bearing liabilities. We maintained a higher level of noninterest earning demand accounts for a majority of 2015 for liquidity purposes and to improve our interest rate risk position.

The net interest rate spread decreased 1 basis point to 2.32% for 2015 from 2.33% for 2014. Our average yield on interest-earning assets increased 3 basis points while the average cost of interest-bearing liabilities increased 4 basis points.

Provision for Loan Losses. The provision for loan losses increased $118,000 to $268,000 for the year ended December 31, 2015, compared to $150,000 for the year ended December 31, 2014. The provision for loan losses increased due primarily to the growth in the loan portfolio, in particular, commercial and multi-family real estate loans. These loans carry significant credit risks as they involve larger balances concentrated with single borrowers or groups of related borrowers.

Summary of Noninterest Income

	For the Years Ended December 31,		Increase
	2015	2014	(Decrease)	% Change
	(Dollars in thousands)

Noninterest income:
Loan service charges	$15	$19	$(4)	(21.1)%
Gain on investment securities available for sale	2	47	(45)	(95.7)
Income from settlement award	―	473	(473)	(100.0)
Other	79	74	5	6.8
Total noninterest income	$96	$613	$(517)	(84.3)%

Noninterest Income. Noninterest income decreased $517,000, or 84.3%, to $96,000 for the year ended December 31, 2015 from $613,000 for the year ended December 31, 2014. The decrease is due primarily to $473,000 of income recorded in January 2014 as a result of litigation settled with a former vendor. In addition, $2,000 in gains on sale of investment securities were recognized in the year ended December 31, 2015, compared to $47,000 for the year ended December 31, 2014. During 2014, we sold $13.8 million of mortgage-backed securities in order to reduce our interest rate risk exposure.

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Summary of Noninterest Expense

	For the Years Ended December 31,		Increase
	2015	2014	(Decrease)	% Change
	(Dollars in thousands)

Noninterest expense:
Compensation and benefits	$1,500	$1,321	$179	13.6%
Occupancy expense	243	229	14	6.1
Equipment expense	159	218	(59)	(27.1)
Data processing	208	175	33	18.9
FDIC premium expense	79	224	(145)	(64.7)
Professional services	252	270	(18)	(6.7)
Insurance costs	45	54	(9)	(16.7)
Advertising	56	72	(16)	(22.2)
Supplies	48	44	4	9.1
Operations from foreclosed real estate	(45)	82	(127)	(154.9)
Other	168	161	7	4.3
Total noninterest expense	$2,713	$2,850	$(137)	(4.8)%

Noninterest Expense. Noninterest expense decreased $137,000, or 4.8%, to $2.7 million for the year ended December 31, 2015 from $2.9 million for the year ended December 31, 2014. The decrease was due primarily to decreases in FDIC premium expense, costs of operations of foreclosed real estate and equipment expense, partially offset by higher compensation and benefits and data processing expense.

FDIC premium expense decreased substantially as a result of a lower assessment rate due to our improved risk category. Such expenses were $79,000 for the year ended December 31, 2015 versus $224,000 for the comparable prior year. Costs of operations from foreclosed real estate decreased to a credit of $45,000 for the year ended December 31, 2015, compared to an expense of $82,000 for the year ended December 31, 2014. During 2015, we recognized $120,000 in gains on sale of foreclosed real estate versus $62,000 for 2014. In addition, we incurred net expenses on foreclosed real estate of $75,000 for 2015, compared to $144,000 for 2014. The decrease in net expenses for the year ended December 31, 2015 is related to a lower volume of foreclosures and, to a lesser extent, increase in rental income from foreclosed real estate. Equipment expense decreased $59,000, or 27.1%, to $159,000 for 2015, compared to $218,000 for 2014 due to a higher level of amortization of software costs and maintenance costs in 2014.

Compensation and benefits increased $179,000, or 13.6%, to $1.5 million for the year ended December 31, 2015 from $1.3 million for the year ended December 31, 2014 due primarily to higher salary levels and defined benefit pension plan costs. During August 2014, we hired a senior lending officer to originate commercial real estate and business loans and oversee the lending operations. Costs of our defined benefit pension plan increased to $92,000 for the year ended December 31, 2015, compared to $38,000 for the year ended December 31, 2014. The increase was due to a higher level of amortization of actuarial losses primarily as a result of the change in the discount rate assumption, which decreased to 3.80% at December 31, 2014 from 4.80% at December 31, 2013, and changes in the mortality tables and, to a lesser extent, a lower than expected return on plan assets. Data processing expense increased $33,000, or 18.9%, to $208,000 for 2015 from $175,000 for 2014 resulting from expansion of products and services in lending and deposit operations.

Following the conversion we expect our noninterest expenses to increase. See “―Anticipated Increase in Noninterest Expense,” above.

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Income Tax Expense. There was no provision for income taxes for the year ended December 31, 2015, compared to $1.2 million for the year ended December 31, 2014. The $1.2 million provision for income taxes relates to the increase in the valuation allowance on deferred tax assets. Management increased the valuation allowance based upon our cumulative operating losses in recent years. A valuation allowance has been recorded against all components of the net deferred tax asset, except for the unrealized loss on available for sale securities. The deferred tax asset will only be recognized in future periods upon Home Federal’s ability to realize and maintain profitable results of operations.

Average Balances and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments have been made, as we had no tax-exempt interest-earning assets during the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income.

		For the Year Ended December 31,
		2015			2014
	At December 31, 2015	Average Outstanding		Average	Average Outstanding			Average
	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest		Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	4.34%	$69,265	$3,162	4.57%	$65,480		$3,095	4.73%
Investment securities	1.45	12,573	183	1.46	17,741		340	1.92
Other interest-earning assets	0.47	6,983	17	0.24	8,189		5	0.06
Total interest-earning assets	3.70	88,821	3,362	3.79	91,410		3,440	3.76
Noninterest-earning assets		5,767			3,465
Total assets		$94,588			$94,875

Interest-bearing liabilities:
Checking accounts	0.59	$76	$1	0.66	$ ―	$	―	―
Savings accounts	0.05	7,985	5	0.06	8,156		5	0.06
Money market accounts	0.18	7,507	9	0.12	7,364		7	0.10
Certificates of deposit	1.51	55,274	759	1.37	53,384		701	1.31
Total interest-bearing deposits	1.21	70,842	774	1.09	68,904		713	1.03
Borrowings (1)	4.47	9,205	405	4.40	9,000		403	4.48
Total interest-bearing liabilities	1.55	80,047	1,179	1.47	77,904		1,116	1.43
Noninterest-bearing checking accounts		4,356			5,039
Other noninterest-bearing liabilities		2,726			2,190
Total liabilities		87,129			85,133
Equity		7,459			9,742
Total liabilities and equity		$94,588			$94,875
Net interest income			$2,183				$2,324
Net interest rate spread (2)	2.15%			2.32%				2.33%
Net interest-earning assets (3)		$8,774			$13,506
Net interest margin (4)				2.46%				2.54%
Average interest-earning assets to interest-bearing liabilities	111.73%			110.96%				117.34%

(1)	Consists entirely of advances from the FHLB – Chicago.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

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Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to the changes due to volume and the changes due to rate in proportion to the absolute dollar amount of the change in each.

	Years Ended December 31, 2015 vs. 2014
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(In thousands)

Interest-earning assets:
Loans	$175	$(108)	$67
Investment securities	(86)	(71)	(157)
Other interest-earning assets	(1)	13	12

Total interest-earning assets	88	(166)	(78)

Interest-bearing liabilities:
Checking accounts	―	1	1
Savings accounts	―	―	―
Money market accounts	―	2	2
Certificates of deposit	25	33	58
Total interest-bearing deposits	25	36	61

Borrowings	9	(7)	2

Total interest-bearing liabilities	34	29	63

Change in net interest income	$54	$(195)	$(141)

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset-Liability Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors.

Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings. Among the techniques we use to manage interest rate risk are:

•	paying off our higher-cost FHLB – Chicago advances as they become due and replacing them, subject to market conditions, with lower-cost FHLB – Chicago advances and core deposits;

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•	originating commercial and multi-family real estate loans, which tend to have shorter terms and higher interest rates than owner-occupied one- to four-family residential real estate loans;

•	increasing the term of customers’ certificates of deposit and increasing core deposits;

•	increasing noninterest income as a percentage of total income to decrease our reliance on interest rate spread; and

•	continuing to invest in short- to medium-term investment securities.

Our board of directors is responsible for the review and oversight of our Asset-Liability Committee. This committee is charged with developing and implementing an asset/liability management plan, and meets at least quarterly to review pricing and liquidity needs and to assess our interest rate risk. We currently use a Net Portfolio Value Simulation Analysis to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and to manage this risk consistent with the guidelines approved by the board of directors.

Net Portfolio Value Simulation Analysis. We compute the amounts by which the net present value of our cash flow from assets, liabilities and off-balance sheet items (the institution’s net portfolio values or “NPV”) would change in the event of a range of assumed changes in market interest rates. Given the current low level of market interest rates, we do not prepare a net portfolio value calculation for an interest rate decrease of greater than 100 basis points.

The tables below set forth, at December 31, 2015, the estimated changes in our net portfolio value that would result from the designated instantaneous changes across the United States Treasury yield curve based on information produced by a third-party consultant. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. This data is for Home Federal only and does not include any yield curve changes in the assets of Best Hometown Bancorp.

				NPV as a Percentage of Present Value of Assets (3)
Change in Interest Rates	Estimated	Estimated Increase (Decrease) in NPV		NPV	Increase (Decrease)
(basis points) (1)	NPV (2)	Amount	Percent	Ratio (4)	(basis points)
(Dollars in thousands)

+300	$12,367	$(2,314)	(15.76)%	13.42%	(104)
+200	13,356	(1,325)	(9.03)%	14.01%	(45)
+100	14,260	(421)	(2.87)%	14.46%	―
—	14,681	―	―	14.46%	―
-100	13,628	(1,053)	(7.17)%	13.16%	(130)

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the

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table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. The table also does not measure the changes in credit and liquidity risk that may occur as a result of changes in general interest rates. Accordingly, although the table provides an indication of our interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on our net portfolio value and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of Chicago (“FHLB – Chicago”), and repayments, maturities and calls of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of December 31, 2015.

We regularly monitor and adjust our investments in liquid assets based upon our assessment of: (i) expected loan demand; (ii) expected deposit flows; (iii) yields available on interest-earning deposits and securities; and (iv) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning and non interest-earning deposits and short- and medium-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are affected by our operating, financing, lending and investing activities during any given period. At December 31, 2015, cash and cash equivalents totaled $9.1 million.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Statements of Cash Flows included in our financial statements.

At December 31, 2015, we had $1.4 million in loan commitments outstanding including loans in process. Certificates of deposit due within one year of December 31, 2015 totaled $16.1 million, or 20.1% of total deposits. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2016.

The additional capital that we are raising in the offering will provide additional liquidity. Moreover, it is our intention as we grow our commercial and multi-family real estate portfolio, to emphasize lower cost deposit relationships with these commercial loan customers and thereby replace our higher cost certificates with lower cost deposits. We have the ability to attract and retain deposits by adjusting the interest rates we offer.

Our primary investing activity is originating loans. During the years ended December 31, 2015 and December 31, 2014, we originated $19.5 million and $9.3 million of loans, respectively. In addition, during 2015 we sold a $1.9 million participating interest in a commercial real estate loan, and purchased a

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$338,000 interest in a commercial real estate loan. We did not sell or purchase any loans or loan participations during 2014.

Financing activities consist primarily of activity in deposit accounts and FHLB – Chicago advances. We had a net increase of $8.9 million and a net decrease of $3.4 million in deposits for the years ended December 31, 2015 and 2014, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the FHLB-Chicago, which provides an additional source of funds. Our FHLB – Chicago advances totaled $9.0 million at December 31, 2015. At December 31, 2015, we had the ability to borrow up to an additional $34.6 million from the FHLB – Chicago, subject to pledging additional collateral. We also have an unused open line of credit at The Independent BankersBank that would allow us to borrow up to $2.5 million at December 31, 2015.

Home Federal is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2015, Home Federal exceeded all regulatory capital requirements. Home Federal is considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements” and Note 11 – Equity and Regulatory Capital beginning on page F-1 of this prospectus.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of new loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. For additional information, see Note 12 – Financial Instruments with Off-Balance Sheet Risk of the notes to the financial statements included in this prospectus.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

Please refer to Note 1 – Summary of Significant Accounting Policies to our financial statements beginning on page F-1 of this prospectus for a description of recent accounting pronouncements that may affect our financial condition and results of operations.

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Impact of Inflation and Changing Price

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF BEST HOMETOWN BANCORP, INC.

Best Hometown Bancorp is incorporated in the State of Maryland, and has not engaged in any business to date. Upon completion of the conversion, Best Hometown Bancorp will own all of the issued and outstanding stock of Home Federal. We intend to contribute at least 50% of the net proceeds from the stock offering to Home Federal. Best Hometown Bancorp will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to the employee stock ownership plan. Depending on the amount of net proceeds retained at the holding company, we may use the net proceeds to pay dividends to stockholders and repurchase shares of common stock, subject to our planned growth, capital needs and regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

After the conversion and the offering are complete, Best Hometown Bancorp, as the holding company of Home Federal, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies or the expansion of our branch network through de novo branching or branch acquisitions. See “Regulation and Supervision—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We currently have no understandings or agreements to acquire other financial institutions or to expand our branch network, although we may determine to do so in the future. We may also borrow funds for reinvestment in Home Federal.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Home Federal. Home Federal is subject to regulatory limitations on the amount of dividends that it may pay. See “Regulation and Supervision—Federal Banking Regulation—Capital Distributions.” Initially, Best Hometown Bancorp will neither own nor lease any property, but will instead pay a fee to Home Federal for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Home Federal to serve as officers of Best Hometown Bancorp. We will, however, use the support staff of Home Federal from time to time. We will pay a fee to Home Federal for the time devoted to Best Hometown Bancorp by employees of Home Federal; however, these persons will not be separately compensated by Best Hometown Bancorp. Best Hometown Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF Home Federal Savings and Loan Association of Collinsville

General

Home Federal is a federal mutual savings and loan association that was organized in 1887. Following completion of the conversion, the Bank intends to change its name to Best Hometown Bank. We conduct our operations from our main office in Collinsville, Illinois and our full-service branch office

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in Maryville, Illinois. Our primary deposit market includes the areas surrounding our banking offices in Collinsville and Maryville, Illinois. Our primary lending market is Madison and St. Clair Counties, Illinois and, to a lesser extent, St. Louis County, Missouri.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in loans. Our primary lending activity includes one- to four-family residential real estate loans, including non-owner occupied one- to four-family real estate loans, commercial and multi-family real estate loans and construction and land loans. To a lesser extent, we also make commercial business loans and consumer loans, including home equity loans and lines of credit. At December 31, 2015, $52.2 million, or 68.5% of our total loan portfolio was comprised of owner-occupied one- to four-family real estate loans, and $14.9 million, or 19.5% of our total loan portfolio, was comprised of commercial and multi-family real estate loans. Our commercial and multi-family real estate loan portfolio has grown $11.2 million from $3.7 million at December 31, 2013 to $14.9 million at December 31, 2015.

We also invest in securities, which at December 31, 2015, consisted of securities issued by U.S. government agencies and U.S. government-sponsored enterprises.

We offer a variety of deposit accounts, including interest-bearing and non interest-bearing checking accounts, savings and money market accounts and certificates of deposit. We have recently expanded the products we offer our customers, including online banking, remote deposit capture and ATM cards and debit cards. We are also in the process of adding mobile banking.

We utilize advances from the FHLB – Chicago.

In 2015, we began offering brokerage services to our customers through a networking arrangement with a registered broker-dealer.

We are subject to comprehensive regulation and examination by our primary federal regulator, the Office of the Comptroller of the Currency (“OCC”).

Our main office is located at 100 East Clay Street, Collinsville, Illinois 62234, and our telephone number at this address is (618) 345-1121. Our website address is www.homefed24.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Recent Losses from Operations / Restructuring of Management and Business Operations

We have experienced operating losses in recent years. As a result, we have a deferred tax asset of $3.2 million (before deferred tax liabilities and valuation allowance) which includes a deferred tax asset of $1.7 million for net operating losses.

In order to address the Bank’s losses, the Board has made significant changes to our management and operating processes. In April 2012, we hired Ronnie R. Shambaugh to our executive staff, and in May 2013, Mr. Shambaugh was promoted to President and Chief Executive Officer and appointed to the Board of Directors. Mr. Shambaugh has 44 years of experience in community banking, including past experience as a President and Chief Executive Officer. In 2013, we hired Cynthia T. Knebel, with over 44 years of experience in community bank management, operations, accounting and compliance, as our Chief Financial Officer; and in 2014 we hired David W. Gansner, a commercial and residential lender with over 33 years of community banking experience, as our Executive Vice President—Chief Loan Officer. Overall, the community banking experience of our new executive management team averages over 41 years. In addition, in February 2016 we hired a new loan officer with lending and underwriting

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experience. Since 2012 we have added two new loan officers, and only one of the Bank’s four loan officers as of 2012 is still working for the Bank.

Our new management’s initial task was to reduce the Bank’s non-performing assets and improve the Bank’s credit administration policies and procedures. The Bank has implemented new procedures for obtaining and analyzing credit and collateral information to better monitor credit risk. Beginning in 2013, our new management team has also aggressively worked through the Bank’s non-performing loans, placing loans into foreclosed real estate where appropriate and managing the sale of such properties. Many of the Bank’s non-performing loans were due to prior management’s origination of high-risk loans, such as loans for the rehabilitation of residential properties. The Bank no longer makes these loans. In addition, the Bank has adopted and implemented new procedures for dealing with delinquent loans, including contacting delinquent borrowers earlier and actively monitoring each delinquent loan.

The purposes of the upgrades to our policies and procedures were to reduce non-performing assets and the likelihood of future credit problems, and to provide a platform for managed growth. Our efforts to reduce non-performing assets has been largely successful, as non-performing assets have decreased from $2.2 million, or 2.29% of total assets at December 31, 2012, to $1.2 million, or 1.17% of total assets at December 31, 2015.

Although our asset quality has improved, we have continued to experience losses. For the year ended December 31, 2015 and 2014, we had net losses of $702,000 and $1.3 million, respectively. Our losses in 2014 and 2015 were largely due to declines in our net interest income. Our net interest income has been negatively impacted by a decline in our asset base as we have dealt with problem assets. During 2014, we also recognized a $1.2 million provision for income taxes due to an increase in the valuation allowance on our deferred tax asset.

To increase net interest income, management has focused on lowering the Bank’s borrowing expenses, which are elevated due to higher costing FHLB – Chicago advances entered into in the past. At December 2015, we had $9.0 million of FHLB – Chicago advances with an average cost of 4.47%. We intend, subject to market conditions, to replace our higher-cost FHLB – Chicago advances as they mature with lower-cost FHLB – Chicago advances and core deposits. In January 2016, we repaid a matured $3.0 million FHLB – Chicago advance that had a cost of 3.90%. During 2016, we expect to refinance a maturing $5.0 million FHLB – Chicago advance with an interest rate of 4.62% with $5.0 million of FHLB-Chicago advances costing approximately 1.99%.

Going forward, our business strategy includes becoming a profitable, well-managed community bank. We aim to achieve profitability through increasing our earnings base, including continuing to increase our commercial real estate and multi-family real estate lending and, to a lesser extent, continuing to diversify our loan portfolio by increasing our commercial business lending and consumer lending. We also expect to increase our noninterest income through our entrance into the secondary market with the origination and sale of one- to four-family residential loans with terms of 20 years or more. In addition, in 2015 we began offering brokerage services to our customers through a networking arrangement with a registered broker-dealer. We expect brokerage services to increase our noninterest income in the future. Most importantly, we will continue to adhere to our conservative underwriting standards of recent years which we believe have resulted in our improved credit quality. See “—Business Strategy.”

Finally, in order to set the stage for improved results of operations, we intend to terminate our employer defined benefit pension plan subsequent to the completion of the conversion. However, the timing of the termination of the plan will depend on our post conversion capital levels and needs, our evaluation of future interest rates and annuity cost trends, and the estimated cost to terminate the plan, as

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it may change from time to time. As of December 31, 2015, the estimated charge to operations to terminate the plan was $1.9 million.

Based on the above, we do not anticipate net income until we experience significant growth in our earnings base pursuant to our business strategy. Assuming the successful execution of our business plan, we do not expect that we will return to profitability until fiscal 2017. We may be unsuccessful, however, in executing on our business plan and may not return to profitability in the timeframe we expect, or at all.

Market Area

We conduct our operations from our two full-service banking offices located in Madison County, Illinois. Our primary deposit market includes the areas surrounding our banking offices in Collinsville and Maryville, Illinois. Our primary lending market includes Madison and St. Clair Counties, Illinois and, to a lesser extent, St. Louis County, Missouri.

In 2010, the services industry, wholesale/retail trade industry, and manufacturing industry provided the first, second and third highest levels of employment, respectively, for both Madison and St. Clair Counties and for Illinois. Based on data from the U.S. Bureau of Labor Statistics, through November of 2015, unemployment rates were 6.7%, 9.8%, 5.8%, and 4.8% in Madison County, St. Clair County, the State of Illinois and the United States, respectively.

With respect to the appraisal of the Company, he market area is focused on Madison County, Illinois, which experienced a modest population increase of 4.0 percent from 2000 to 2010, compared to a 9.7 percent increase in the United States, and is projected to decrease slightly from 2010 to 2019, compared to increases in Illinois of 2.3 percent and 6.6 percent in the United States. Madison County is projected to experience a decrease in households of 0.2 percent compared to a projected 2.5 percent increase in Illinois and a projected 6.6 percent increase in the United States. The county is also characterized by lower median household income in 2000, 2010 and projected 2019, compared to Illinois, and noticeably lower median housing values and median rent levels in 2000 and 2010, compared to Illinois and the United States. In addition, Madison County had a higher unemployment rate of 6.7 percent in November 2015, compared to a lower 5.8 percent in Illinois and 4.8 percent in the United States.

Competition

We face significant competition within our market both in making loans and attracting deposits. Our market area has a high concentration of financial institutions, including large money center, regional and super regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies.

As of June 30, 2015 (the latest date for which information is available), our deposit market share represented 1.61% of FDIC-insured deposits in Madison County, Illinois, ranking us thirteenth out of twenty-six FDIC-insured institutions with offices in the county. This data does not include credit unions, with whom we also compete.

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Lending Activities

General. Our principal lending activity is originating one- to four-family residential loans, commercial real estate and multi-family loans and, to a lesser extent, construction and land loans, commercial business loans and consumer loans, including home equity loans. At December 31, 2015, our gross loans totaled $76.2 million, of which $52.2 million, or 68.5%, were owner-occupied one- to four-family residential loans, $14.9 million, or 19.5%, were commercial and multi-family real estate loans and $4.8 million, or 6.3% were investor loans.

Historically, our principal lending activity has been the origination of one- to four-family residential loans. In late 2014, we changed our strategic plan to expand our commercial and multi-family real estate lending to increase the yield of our loans and shorten asset duration. As a result, our portfolio of commercial and multi-family real estate loans has increased from $5.9 million, or 8.6% of total gross loans, at December 31, 2014, to $14.9 million, or 19.5% of total loans, at December 31, 2015. As part of our business strategy of managed growth following the conversion we intend to increase our emphasis on commercial and multi-family real estate loans and, to a lesser extent, continue to diversify our loan portfolio by increasing our commercial business lending, consumer lending and loans to investors for the purchase and refinance of non-owner occupied one- to four-family real estate properties. In addition, we intend to increase our noninterest income through our entrance into the secondary market with the origination and sale of one- to four-family residential loans with terms of 20 years or more. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated. We had no loans classified as held for sale at the dates indicated.

	At December 31,
	2015		2014
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate mortgage loans:
One- to four-family, owner-occupied	$52,163	68.5%	$52,963	77.7%
One- to four-family, non-owner occupied	4,780	6.3	5,458	8.0
Commercial and multi-family (1)	14,876	19.5	5,857	8.6
Construction and land	3,034	4.0	2,980	4.4
Commercial business loans	713	0.9	514	0.8
Consumer loans	623	0.8	381	0.5
Total gross loans	$76,189	100.0%	$68,153	100.0%

Less:
Deferred loan fees, net	(79)		(114)
Allowance for losses	(1,249)		(1,079)
Loans in process	(559)		(1,520)
Deferred income	―		(20)
Total loans	$74,302		$65,420

(1)	At December 31, 2015 and 2014 included $4.3 million and $277,000, respectively, of multi-family real estate loans.

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Loan Portfolio Maturities and Yields. The following table summarizes the contractual maturities of our loan portfolio at December 31, 2015. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The table presents contractual maturities and does not reflect the effects of possible prepayments. Contractual maturities of balloon loans have been included for the amortized term, since such loans have been assumed to renew at each balloon date. Actual maturities may differ due to prepayments or due to balloon loans not being renewed.

December 31, 2015	One- to Four- Family, Owner Occupied	One- to Four- Family, Non-owner Occupied	Commercial and Multi- Family Real Estate	Construction and Land
		(In thousands)

Amounts due in:
One year or less	$1,666	$153	$695	$1,661
More than one to two years	1,741	159	721	119
More than two to three years	1,819	167	748	124
More than three to five years	3,886	356	1,581	266
More than five to ten years	11,344	1,040	4,505	775
More than ten to 15 years	14,123	1,294	5,418	89
More than 15 years	17,584	1,611	1,208	―
Total	$52,163	$4,780	$14,876	$3,034

December 31, 2015	Commercial Business	Consumer	Total
	(In thousands)

Amounts due in:
One year or less	$228	$168	$4,571
More than one to two years	238	175	3,153
More than two to three years	247	183	3,288
More than three to five years	―	97	6,186
More than five to ten years	―	―	17,664
More than ten to 15 years	―	―	20,924
More than 15 years	―	―	20,403
Total	$713	$623	$76,189

The following table sets forth our fixed-rate and balloon and adjustable-rate loans at December 31, 2015 that are contractually due after December 31, 2016. At December 31, 2015, we had only one adjustable rate loan, which was a commercial real estate loan for $674,000. Our balloon loans have been included with our adjustable-rate loans in the table below because they effectively reprice at the end of their term, which is generally 61 months, similar to an adjustable-rate loan.

	Due After December 31, 2016
	Fixed-Rate	Balloon and Adjustable-Rate	Total
	(In thousands)

Real estate mortgage loans:
One- to four-family, owner-occupied	$34,867	$15,630	$50,497
One- to four-family, non-owner occupied	1,473	3,154	4,627
Commercial and multi-family	12,282	1,899	14,181
Construction and land	294	1,079	1,373
Commercial business loans	485	―	485
Consumer loans	175	280	455
Total loans	$49,576	$22,042	$71,618

One- to Four-Family Residential Real Estate Lending. At December 31, 2015, we had $52.2 million of loans secured by owner-occupied one- to four-family real estate, representing 68.5% of our total loan portfolio. We also make loans to investors for the purchase and refinance of one- to four-family

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residential properties that are not owner occupied, which are described below under “One- to Four-Family Investment Property Loans”.

We have offered both fixed-rate loans and balloon loans secured by owner-occupied one- to four-family residential real estate. At December 31, 2015, approximately 31.0% of our owner-occupied one- to four-family real estate loans were balloon loans, and the rest of such loans were fixed-rate, fully amortizing loans. We expect that in the future we will make less balloon loans and, eventually, offer an adjustable-rate loan instead.

Our fixed-rate loans generally have terms of 15 to 30 years, and our balloon loans generally have terms of 61 months and amortize over 10-30 years. We generally limit the loan-to-value ratios of our one- to four-family residential mortgage loans to 80% of the purchase price or appraised value, whichever is lower. We do not offer loans with higher loan-to-value ratios to borrowers obtaining private mortgage insurance.

In the past, we have retained in our portfolio all of the one- to four-family residential real estate loans that we have originated. Going forward, we intend to sell our conforming loans with terms of 20 years or more to the secondary market, including sales to Fannie Mae and Freddie Mac.

Our fixed-rate one- to four-family residential real estate loans are generally underwritten according to Freddie Mac guidelines. We have also originated, on a much more limited basis, jumbo loans, which we define as loans over $500,000. The jumbo loans that we have originated are generally fixed-rate loans with terms of 15 to 30 years and a maximum loan-to-value ratio of 80%. At December 31, 2015, we had $4.7 million of jumbo loans in our portfolio. We do not offer FHA and VA loans. At December 31, 2015, almost all of our one- to four-family residential loans were secured by properties located in our market area.

Although balloon mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they reprice at the end of the term, the ability of the borrower to renew or repay the loan and the marketability of the underlying collateral may be adversely affected if real estate values decline or in a rising interest rate environment.

We have not offered “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also have not offered loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We have not had a “subprime lending” program for one- to four- family residential real estate loans (i.e., loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios), or “Alt-A” loans (i.e., loans that generally target borrowers with better credit scores who borrow with alternative documentation such as little or no verification of income).

All residential mortgage loans that we originate include “due-on-sale” clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property, subject to the mortgage and the loan is not repaid. All borrowers are required to obtain title insurance for the benefit of Home Federal. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warranted, flood insurance on properties securing real estate loans.

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One- to Four-Family Investment Property Loans. We originate loans on one- to four-family investment properties, which we refer to herein as investor loans. The subject properties are non-owner occupied. At December 31, 2015, investor loans totaled $4.8 million, or 6.3% of total loans. Our investor loans are generally balloon loans with terms of 61 months and amortizing over 15-20 years. Our real estate underwriting policies provide that such loans may be made in amounts of up to 80% of the appraised value of the property. At December 31, 2015, our average investor loan had a balance of $68,000. All of our investor loans are secured by properties located in our primary lending area.

We underwrite investor loans under our commercial real estate lending policies. In reaching a decision on whether to make an investor loan, we consider the net operating income of the property, the borrower’s expertise and credit history, the global cash flow of the borrowers and the value of the underlying property. We generally require that the properties securing these loans have debt service coverage ratios (the ratio of projected earnings before debt service to debt service) of at least 1.10x. Generally, investor loans made to business entities require the principals to execute the loan agreements in their individual capacity, as well as signing on behalf of such business entity.

A borrower’s financial information is monitored on an ongoing basis by requiring periodic financial statement updates, payment history reviews and periodic face-to-face meetings with the borrower. We require borrowers receiving investor loans to provide annually updated financial statements and federal tax returns, as we do of individual principals on our commercial real estate loans. We also require borrowers with rental investment property to provide an annual report of income and expenses for the property, including a rent roll and copies of leases, as applicable. The largest investor loan in our portfolio at December 31, 2015 was a $364,000 loan collateralized by a single-family non-owner occupied property. This loan was performing according to its terms at December 31, 2015.

Commercial and Multi-Family Real Estate Lending. Consistent with our strategy to increase our yield and reduce our interest rate risk, in 2014 we began to emphasize the origination of commercial and multi-family real estate loans. At December 31, 2015, we had $14.9 million in commercial real estate and multi-family loans, representing 19.5% of our total loan portfolio. Of these loans, $4.3 million were multi-family real estate loans.

Our commercial and multi-family real estate loans are generally written as mortgages with balloon maturities of 5 or 7 years and amortizations of 15 to 20 years. In the past we have also offered some fixed-rate, fully amortizing and adjustable-rate commercial real estate loans. At December 31, 2015, we had just one adjustable-rate loan for $674,000, which was secured by an office building and the remaining loans were fixed-rate.

The maximum loan-to-value ratio of our commercial and multi-family real estate loans is generally 80% of the lower of cost or appraised value of the property securing the loan.

Set forth below is information regarding our commercial and multi-family real estate loans at December 31, 2015. At December 31, 2015, $5.6 million of our commercial and multi-family real estate loans were secured by non-owner occupied properties. These loans are considered to involve more credit risk than owner-occupied commercial real estate loans, and are subject to greater regulatory review and comment.

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Industry Type	Number of Loans	Balance
		(Dollars in thousands)

Apartment complexes	9	$4,332
Office buildings	9	3,313
Churches	1	1,563
Nursing homes	1	1,530
Day care centers	1	820
Laundromats	1	752
Restaurants and bars	1	720
Other retail or service establishments	5	635
Motels	1	508
Other miscellaneous	3	703
Total	32	$14,876

At December 31, 2015, the average loan balance of our outstanding commercial and multi-family real estate loans was $465,000, and the largest of such loans was a $1.6 million loan secured by a church located in our market area. This loan was performing in accordance with its terms at December 31, 2015.

We consider a number of factors in originating commercial real estate and multi-family loans. We evaluate the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). We generally require a debt service ratio of at least 1.10x. All commercial real estate and multi-family loans are appraised by outside independent appraisers approved by the board of directors.

Personal guarantees are generally obtained from the principals of commercial real estate and multi-family loans, although this requirement may be waived in limited circumstances depending upon the loan-to-value ratio and the debt service coverage ratio associated with the loan. We require property and casualty insurance and flood insurance if the property is determined to be in a flood zone area. In addition, most borrowers are required to obtain title insurance.

Commercial and multi-family real estate loans entail greater credit risks compared to owner-occupied one- to four-family residential real estate loans because they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial and multi-family real estate than residential properties.

Construction and Land Lending. At December 31, 2015, $3.0 million, or 4.0% of our total loan portfolio, consisted of construction and land loans. Of these, $1.4 million were loans to builders or individuals for the purchase of raw land for future residential use and custom home loans, and $1.6 million were loans to builders for the construction of homes that have not been sold prior to commencement of construction, or for land for commercial use. We generally limit our commitments to builders to one or two loans for speculative use at any one time. At December 31, 2015, our largest

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construction and land loan was a $487,000 loan secured by vacant land for residential use. This loan was performing in accordance with its original terms at December 31, 2015.

Our construction loans are generally fixed-rate, interest only loans for a term of 6 to 9 months and convert to a permanent mortgage loan at the end of the term. Our land loans are generally balloon loans with initial terms of 3 to 5 years and amortization periods of not more than 20 years. The maximum loan-to-value ratio of our construction and land loans is 80% of the lesser of the appraised value or the purchase price of the property.

Our construction and land lending generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction or land loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated. Land loans pose additional risk because the property generally does not produce income and may be relatively illiquid.

Commercial Business Lending. At December 31, 2015, we had $713,000 of commercial business loans, representing 0.9% of our total loan portfolio. These loans are typically fully amortizing fixed-rate loans with terms of 4 to 5 years. We also offer commercial lines of credit that reprice on a yearly basis, although we had no commercial lines of credit outstanding at December 31, 2015. We generally obtain personal guarantees with respect to all commercial business lines of credit.

We generally originate commercial business loans on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, the experience and stability of the borrower’s management team, earnings projections and the underlying assumptions, and the value and marketability of any collateral securing the loan. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment in our market area. Therefore, commercial business loans that we originate have greater credit risk than owner-occupied one- to four-family residential real estate loans. In addition, commercial business loans may result in larger outstanding balances to single borrowers, or related groups of borrowers, and also generally require substantially greater evaluation and oversight efforts.

At December 31, 2015, the average loan balance of our outstanding commercial business loans was $51,000, and the largest outstanding balance was a $192,000 loan secured by trucks.

Consumer Lending. To a lesser extent, we offer a variety of consumer loans, including home equity loans and lines of credit. These loans are typically made as an accommodation to an existing customer in our market area. At December 31, 2015, our consumer loan portfolio totaled $623,000, or 0.8% of our total loan portfolio. At this date, $442,000 of our consumer loans were home equity loans and home improvement loans secured by properties upon which we have the first mortgage, and $7,000 of our consumer loans were unsecured (excluding overdraft accounts).

Our consumer loans generally have fixed rates of interest and terms of up to 5 years, depending on the type of collateral and the creditworthiness of the borrower. Our consumer loans may be secured by deposits, automobiles or real estate in the case of home equity loans. Consumer loans are generally made

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based on an individual’s credit score and income. Automobile loans may generally be made in an amount up to 100% of the purchase price of a new vehicle, based on the borrower’s credit score. In the case of a used vehicle, loans are made up to 100% of the NADA retail value, subject to the borrower having a high enough credit score. Loans of up to $2,000 may be unsecured depending on the creditworthiness of the borrower.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Consumer and other loans generally have greater risk compared to longer-term loans secured by improved, owner-occupied real estate, particularly consumer loans that are unsecured or secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are primarily dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Loan Originations, Participations, Purchases and Sales.

Most of our loan originations are generated by our loan personnel operating at our main office and other full-service banking office location. All loans we originate are underwritten pursuant to our policies and procedures. Our volume of loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our loan originations can vary from period to period.

Currently, we generally hold all of the loans we originate in our portfolio. Prior to selling a $1.9 million participation interest in a commercial real estate loan in 2015, we had not sold any loans that we originated in recent years. Similarly, until we purchased a loan participation for $338,000 in 2015, we had not purchased any loans or entered into any participations with other banks in recent years. As part of our business strategy, we have begun originating conforming one- to four-family loans with terms of twenty years or more for sale into the secondary market.

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The following table shows our loan origination, purchases, sales and repayment activities for the years indicated.

	Years Ended December 31,
	2015	2014
	(In thousands)

Total gross loans at beginning of year	$68,153	$67,199

Loans originated:
Real estate loans:
One- to four-family, owner-occupied	4,315	3,371
One- to four-family, non-owner occupied	75	350
Commercial and multi-family	12,102	3,064
Construction and land	1,669	1,841
Commercial business	539	545
Consumer	828	159
Total loans originated	19,528	9,330

Total loans purchased:
Commercial and multi-family real estate	338	―

Loans sold:
Real estate loans:
One- to four-family, owner-occupied	—	—
One- to four-family, non-owner occupied	—	—
Commercial and multi-family (1)	(1,880)	—
Construction and land	—	—
Commercial business	—	—
Consumer	—	—
Total loans sold	(1,880)	―

Other:
Principal repayments and other	(9,950)	(8,376)

Net loan activity	8,036	954
Total gross loans at end of year	$76,189	$68,153

(1) Represents a loan participation interest sold.

Loan Approval Procedures and Authority.

Pursuant to applicable law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of our unimpaired capital and surplus. At December 31, 2015, our largest credit relationship totaled $1.578 million, consisting of three loans secured by an office building, a restaurant/bar and an apartment complex, all in our market area. The loans-to-one borrower limit for this credit relationship as of the last origination was $1.593 million. Due to recent operating losses, the loans-to-one borrower limit has decreased to $1.419 million as of December 31, 2015. At December 31, 2015, the loans to this borrower were performing in accordance with their current terms.

Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by the board of directors. In the approval process for residential loans, we assess the borrower’s ability to repay the loan and the value of the property securing the loan. To assess the borrower’s ability to repay, we review the borrower’s income and expenses and employment and credit history. In the case of commercial and multi-family real estate loans, we also review projected income, expenses and the viability of the project being financed. Projected income is also reviewed for loans secured by non-owner occupied one- to four-family residential properties. We generally require appraisals of all real property securing loans. Appraisals are performed by independent licensed appraisers who are approved by our board of directors. We generally require borrowers to obtain title insurance. All real estate secured loans generally require fire and casualty insurance and, if warranted,

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flood insurance in amounts at least equal to the principal amount of the loan or the maximum amount available. Our loan approval policies and limits are also established by our board of directors. All loans originated by the Bank are subject to our underwriting guidelines.

Our Branch Manager can approve loans secured by real estate up to $100,000 (with approval of our Senior Loan Officer or our President in the case of a self-employed borrower). Our Branch Manager may also approve secured loans, other than real estate loans, up to $25,000, and unsecured loans up to $2,000. Our Vice President—Lending may approve loans secured by real estate up to $200,000 (with approval of our Senior Loan Officer or our President in the case of a self-employed borrower). Our Vice President—Lending may also approve secured loans, other than real estate loans, up to $30,000, and unsecured loans up to $5,000. Our President and our Senior Loan Officer may each approve loans secured by real estate up to $500,000, and secured loans, other than real estate loans, up to $250,000. Our President and our Senior Loan Officer may approve unsecured loans up to $50,000 and $10,000, respectively. Our Loan Committee, consisting of our President and Chief Executive Officer, Executive Vice President—Chief Loan Officer and one outside director, may approve loans secured by real estate up to $1,000,000. Loans over $1,000,000 must be approved by the full board of directors.

Delinquencies, Non-Performing Assets and Classified Assets

Delinquency Procedures. When a residential mortgage loan or consumer loan becomes more than 15 days delinquent, Home Federal’s computer system sends an automatic notice advising the borrower of the delinquency. If the mortgage loan remains delinquent 30 days after the due date, Home Federal sends a 30-day default letter giving the borrower approximately 10 days to cure the delinquency. This letter also includes credit counseling information. If the loan still remains delinquent following the 30-day letter, an additional letter is sent at approximately 45 days from the due date giving the borrower an additional 10 days to bring the loan current. If the loan is not made current by approximately 60 days from the due date, a demand letter is sent by regular and certified mail giving the borrower 30 days to cure the delinquency or foreclosure proceedings will begin. If the borrower fails to bring the loan current within 90 days from the due date or fails to make arrangements to make the loan current over a longer period of time, the matter is referred to legal counsel and foreclosure or other collection proceedings are instituted.

Commercial business and commercial real estate delinquent borrowers are contacted approximately 10 days after the past due date and in writing thereafter.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as foreclosed real estate held for sale. The real estate is recorded at fair value less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Estimated fair value is based on a new appraisal, which is obtained as soon as practicable, typically after the foreclosure process is completed. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

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Delinquent Loans. The following table sets forth our loan delinquencies by type and amount at the dates indicated.

	At December 31, 2015
	30-89 Days		90 Days and Over			Total
	Number	Amount	Number	Amount		Number	Amount
	(Dollars in thousands)
Real estate mortgage loans:
One- to four-family, owner-occupied	10	$494	―	$	―	10	$494
One- to four-family, non-owner occupied	1	26	―		―	1	26
Commercial and multi-family	―	―	―		―	―	―
Construction and land	1	15	―		―	1	15
Commercial business loans	―	―	―		―	―	―
Consumer loans	1	2	1		1	2	3
Total	13	$537	1		$1	14	$538

	At December 31, 2014
	30-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Real estate mortgage loans:
One- to four-family, owner-occupied	12	$668	1	$129	13	$797
One- to four-family, non-owner occupied	4	311	―	―	4	311
Commercial and multi-family	―	―	―	―	―	―
Construction and land	1	15	―	―	1	15
Commercial business loans	―	―	―	―	―	―
Consumer loans	―	―	1	33	1	33
Total	17	$994	2	$162	19	$1,156

Non-Accrual Loans. We generally cease accruing interest on our loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income is reversed. Interest received on non-accrual loans generally is applied against principal or interest and is recognized on the cash basis or cost recovery method. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. There were no changes in our non-accrual policy during the years ended December 31, 2015 or 2014. At December 31, 2015, we had no non-accrual loans and one accruing consumer loan for $1,000 that was 90 days or more past due.

Troubled Debt Restructurings. Loans are classified as restructured when certain modifications are made to the loan terms and concessions are granted to the borrowers due to financial difficulty experienced by those borrowers. The modification of the terms of such loans were one of the following: a reduction of the stated interest rate of the loan for some period of time or an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk. We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in our best interests. At December 31, 2015, we had $488,000 of troubled debt restructurings, of which one loan for $95,000 was 29 days past due and the remaining loans were performing in accordance with their modified terms. No additional loan commitments were outstanding to our troubled debt restructured borrowers at December 31, 2015.

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At December 31, 2015, all of our $488,000 of troubled debt restructurings were on accrual status. Our policy provides that troubled debt restructured loans are returned to accrual status after a period of satisfactory and reasonable future payment performance under the terms of the restructuring. Satisfactory payment performance is generally no less than 12 consecutive months of timely payments and demonstrated ability to continue to repay.

Non-Performing Loans. Non-performing loans (including troubled debt restructurings) decreased to $489,000, or 0.64% of total gross loans, at December 31, 2015 from $1.6 million, or 2.32% of total gross loans, at December 31, 2014 due primarily to a $1.0 million decrease in non-accruing one- to four-family residential loans. Of this $1.0 million decrease, two loans of $694,000 and $139,000 were removed from non-accruing status due to an improvement in payment status, one loan of $129,000 was transferred to foreclosed real estate and one loan of $57,000 was paid off.

Foreclosed Real Estate Held For Sale. Foreclosed real estate held for sale consists of property acquired through formal foreclosure, in-substance foreclosure or by deed in lieu of foreclosure, and is recorded at fair value less estimated costs to sell. Write-downs from recorded investment to fair value, which are required at the time of foreclosure, are charged to the allowance for loan losses. After transfer, adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. For the year ended December 31, 2015, seven one- to four-family residential loans totaling $636,000 were transferred into foreclosed real estate. We had $667,000 in foreclosed real estate at December 31, 2015.

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Non-Performing Assets. The following table sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At December 31,
	2015		2014
	(Dollars in thousands)

Non-accrual loans:
Real estate mortgage loans:
One- to four-family, owner-occupied	$	―	$1,019
One- to four-family, non-owner occupied		―	27
Commercial and multi-family		―	—
Construction and land		―	—
Commercial business loans		―	—
Consumer loans		―	―
Total non-accrual loans		―	1,046

Accruing loans past due 90 days or more: Consumer loans		1	33

Accruing troubled debt restructured loans:
Real estate mortgage loans:
One- to four-family, owner-occupied		488	499
One- to four-family, non-owner occupied		―	―
Commercial and multi-family		—	—
Construction and land		—	—
Commercial business loans		—	—
Consumer loans		—	—
Total accruing troubled debt restructured loans		488	499
Total non-performing loans		489	1,578

Foreclosed real estate held for sale:
One- to four-family		667	365
Commercial and multi-family		—	—
Construction and land		—	—
Total foreclosed real estate held for sale		667	365

Total non-performing assets		$1,156	$1,943

Total non-performing loans to total gross loans		0.64%	2.32%
Total non-performing assets to total assets		1.17%	2.15%

We had no non-accruing loans at December 31, 2015. Interest income that would have been recorded for the year ended December 31, 2015 had troubled debt restructurings been current according to their original terms, amounted to $27,000. We recognized $24,000 of interest income for these loans for the year ended December 31, 2015.

Other Loans of Concern. Other than $636,000 of loans designated by management as “special mention,” there were no other loans at December 31, 2015 that are not already disclosed where there is information about possible credit problems of borrowers that caused management to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OCC to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make

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“collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of an allocated allowance for loan losses is not warranted. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management. At December 31, 2015, we had $636,000 of loans designated as “special mention.”

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover losses that are both probable and reasonable to estimate. General allowances represent allowances which have been established to cover losses associated with lending activities that were both probable and reasonable to estimate, but have not been allocated to particular problem loans. When an insured institution classifies problem assets as “loss,” it is required either to establish an allocated allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or allocated allowances.

In connection with the filing of our periodic regulatory reports and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations. Loans are listed on the “watch list” initially because of emerging financial weaknesses even though the loan is currently performing as agreed, or delinquency status, or if the loan possesses weaknesses although currently performing. Management reviews the status of each loan on our watch list on a quarterly basis with the full board of directors. If a loan deteriorates in asset quality, the classification is changed to “special mention,” “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”

The following table sets forth our amounts of classified loans, loans designated as special mention and foreclosed real estate held for sale as of December 31, 2015 and 2014. The classified assets total at December 31, 2015 includes $186,000 of non-performing loans.

	At December 31,
	2015	2014
	(In thousands)

Classified loans:
Substandard	$1,876	$3,868
Doubtful	—	—
Loss	—	—
Total classified loans	$1,876	$3,868

Special mention loans	$636	$449
Foreclosed real estate held for sale	$667	$365

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The decrease in classified loans was due primarily to the improvement in the paying capacity of the borrowers and, to a lesser extent, transfer of $591,000 in loans to foreclosed real estate. Substandard loans at December 31, 2015 consisted of $1.8 million of one- to four-family owner-occupied loans and $83,000 of investor loans.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to operations.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (1) allocated allowances for identified impaired loans; and (2) a general valuation allowance on non-impaired loans. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans, and other loans about which management may have concerns about collectability. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan as well as the shortfall in collateral value could result in our charging off the loan or the portion of the loan that was impaired.

Among other factors, we consider current general economic conditions, including current housing price depreciation, in determining the appropriateness of the allowance for loan losses for our residential real estate portfolio. We use evidence obtained from our own loan portfolio as well as published housing data on our local markets from third party sources we believe to be reliable as a basis for assumptions about the impact of housing depreciation.

Substantially all of our loans are secured by collateral. Nonaccrual commercial and multi-family real estate loans, our larger nonaccrual one- to four-family owner-occupied loans and investor loans, and troubled debt restructurings are evaluated for impairment and allocated allowances, if needed, are established. Typically for a non-performing real estate loan in the process of collection, the value of the underlying collateral is estimated using an independent appraisal, adjusted for current economic conditions and other factors, and related general or allocated allowances for loan losses are adjusted on a quarterly basis. If a non-performing real estate loan is in the process of foreclosure and/or there are serious doubts about further collectability of principal or interest, and there is uncertainty about the value of the underlying collateral, we will order a new independent appraisal if it has not already been obtained. Any shortfall would result in immediately charging off the portion of the loan that was impaired.

Allocated Allowances for Identified Impaired Loans. We establish an allocated allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral less estimated selling expenses. Factors in identifying an impaired loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

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General Allowance on the Loan Portfolio. We establish a general allowance for non-impaired loans to recognize the probable losses associated with lending activities. This general allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience. We increased our historical loss period from eighteen months for 2014 to two years for 2015, as we believe this to be a more appropriate reflection of our historical loss experience. The allowance is adjusted for qualitative factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. These qualitative factors include the existence and effect of any concentrations of credit and changes in the level of such concentrations, changes in national, regional and local economic conditions that affect the collectability of the loan portfolio, changes in levels or trends in charge-offs and recoveries, changes in the volume and severity of past due loans, nonaccrual loans or loans classified special mention, substandard, doubtful or loss, changes in the size and composition of the loan portfolio and terms of loans, changes in lending policies and procedures, risk selection and underwriting standards, changes in the experience, ability and depth of lending management and other relevant staff, quality of loan review and board of directors oversight, changes in the value of underlying collateral for collateral-dependent loans, and the effect of other external factors, trends or uncertainties that could affect management’s estimate of probable losses, such as competition and legal and regulatory requirements. The qualitative factors are re-evaluated quarterly to ensure their relevance in the current real estate environment.

Unallocated Allowance.  Allowances other than allocated and general allowances are included in the unallocated portion of the allowance for loan losses.  The unallocated allowance reflects the imprecision inherent in the underlying assumptions used in the methodologies for estimating the general allowance. The unallocated component of the allowance for loan losses is maintained to cover probable and incurred credit losses inherent in the loan portfolio but not captured in the general component, such as historical loan loss experience data that may not precisely correspond to individual loan portfolio segments and the uncertainties in economic conditions.

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Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the years indicated.

	Years Ended December 31,
	2015	2014
	(Dollars in thousands)

Allowance at beginning of year	$1,079	$1,414
Provision for loan losses	268	150
Charge offs:
Real estate mortgage loans:
One- to four-family, owner-occupied	(58)	(429)
One- to four-family, non-owner occupied	(59)	(62)
Commercial and multi-family	—	—
Construction and land	—	—
Commercial business loans	—	—
Consumer loans	―	―
Total charge-offs	(117)	(491)

Recoveries:
Real estate mortgage loans:
One- to four-family, owner-occupied	3	3
One- to four-family, non-owner occupied	14	—
Commercial and multi-family	1	2
Construction and land	—	—
Commercial business loans	—	—
Consumer loans	1	1
Total recoveries	19	6

Net charge-offs	(98)	(485)

Allowance at end of year	$1,249	$1,079

Allowance to non-performing loans at end of year	255.42%	68.38%
Allowance to total gross loans outstanding at end of year	1.64%	1.58%
Net charge-offs to average loans outstanding during year	0.14%	0.74%

The allowance to non-performing loans ratio increased due primarily to a reduction in non-performing loans to $489,000 at December 31, 2015 from $1.6 million at December 31, 2014. The allowance to total gross loans outstanding ratio increased as a result of principally the growth in commercial and multi-family real estate loans to $14.9 million, or 19.5% of total gross loans at December 31, 2015 from $5.9 million, or 8.6% of total gross loans at December 31, 2014 and the inherent credit risks associated with such loans. The net charge-offs to average loans outstanding ratio decreased due primarily to a lower level of charge-offs experienced in the year ended December 31, 2015 versus the comparable period in 2014.

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Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2015			2014
	Allowance for Loan Losses	Percent of Total Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Total Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate mortgage loans:
One- to four-family, owner-occupied	$771	61.7%	68.5%	$791	73.3%	77.7%
One- to four-family, non-owner occupied	82	6.6	6.3	110	10.2	8.0
Commercial and multi-family	260	20.8	19.5	87	8.1	8.6
Construction and land	47	3.8	4.0	35	3.3	4.4
Commercial business loans	14	1.1	0.9	9	0.8	0.8
Consumer loans	19	1.5	0.8	9	0.8	0.5
Unallocated	56	4.5	─	38	3.5	─
Total	$1,249	100.0%	100.0%	$1,079	100.0%	100.0%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Furthermore, as an integral part of its examination process, the OCC may require that we increase our allowance based on its judgments of information available to it at the time of its examination. The regulatory agency is not, however, directly involved in the determination of the allowance for loan losses, and any decisions to increase or decrease the allowance for loan losses are the responsibility of the Bank's management. Any material increase in the allowance for loan losses will adversely affect our financial condition and results of operations.

Investment Activities

General. Our investment policy is established by the board of directors. The objectives of the policy are to: (i) ensure adequate liquidity for loan demand and deposit fluctuations, and to allow us to alter our liquidity position to meet both day-to-day and long-term changes in assets and liabilities; (ii) maintain a balance of high quality investments to minimize risk; (iii) provide collateral for pledging requirements; and (iv) maximize return on our investments.

Our investment committee consists of our Chairman of the Board of Directors, President and Chief Executive Officer, Executive Vice President—Chief Loan Officer and Chief Financial Officer. The investment committee is responsible for implementing our investment policy, including approval of investment strategies and monitoring investment performance. The board of directors reviews monthly our investment portfolio.

We account for investment securities in accordance with Accounting Standards Codification Topic 320, “Investments - Debt and Equity Securities.” Accounting Standards Codification 320 requires that investments be categorized as held-to maturity, trading, or available for sale. At December 31, 2015 and 2014, all of our securities were designated as available-for-sale.

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Federally chartered savings institutions have authority to invest in various types of assets, including government-sponsored enterprise obligations, securities of various federal agencies, residential mortgage-backed securities, certain certificates of deposit of insured financial institutions, overnight and short-term loans to other banks, corporate debt instruments, debt instruments of municipalities and Fannie Mae and Freddie Mac equity securities. At December 31, 2015, our investment portfolio consisted of U.S. Government agency securities, securities and obligations (including pass-through securities) issued by U.S. Government-sponsored enterprises and the FHLB – Chicago. At December 31, 2015, we owned $837,000 of FHLB – Chicago stock. As a member of the FHLB – Chicago, we are required to purchase stock in the FHLB – Chicago. The FHLB – Chicago common stock is carried at cost and classified as restricted equity securities.

The following table sets forth the composition of our investment securities portfolio, all of which were available for sale, at the dates indicated. Stock of the FHLB – Chicago is not included.

	At December 31,
	2015		2014
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)

Agency securities	$1,000	$995	$1,000	$988
Government-sponsored enterprise obligations residential (1)	10,353	10,229	10,830	10,784
Total	$11,353	$11,224	$11,830	$11,772

(1)	Includes Freddie Mac, Ginnie Mae and Fannie Mae pass-through mortgaged-backed securities.

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Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at December 31, 2015, are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. None of our securities at December 31, 2015, were tax-exempt obligations.

	One Year or Less			More than One Year through Five Years		More than Five Years through Ten Years			More than Ten Years			Total
	Amortized Cost		Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost		Weighted Average Yield	Amortized Cost		Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Agency securities	$	―	―	$1,000	1.54%	$	―	―	$	―	―	$1,000	$995	1.54%
Government-sponsored enterprise obligations residential (1)		―	―	―	―		3,494	1.47%		6,859	1.43%	10,353	10,229	1.44%
Total	$	―	―	$1,000	1.54%		$3,494	1.47%		$6,859	1.43%	$11,353	$11,224	1.45%

(1)	Includes Freddie Mac, Ginnie Mae and Fannie Mae mortgaged-backed securities.

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Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We may also use borrowings, primarily FHLB – Chicago advances, to supplement cash flow needs, as necessary. In addition, we receive funds from scheduled loan payments, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents and businesses within our primary market area. We offer a selection of deposit accounts, including noninterest-bearing checking accounts, interest-bearing checking accounts, money market accounts, savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We have not in the past used, and currently do not hold, any brokered deposits. At December 31, 2015, our core deposits, which are deposits other than certificates of deposit, were $20.8 million, representing 26.0% of total deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in generating deposits and to respond with flexibility to changes in our customers’ demands. Our ability to gather deposits is impacted by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products. We believe that deposits are a stable source of funds, but our ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We have recently increased the rates paid on our money market accounts and our longer term certificates of deposit to bring our rates towards the higher end of the market. We have also started a marketing campaign to advertise these rates.

We have recently expanded the products we offer to our customers, including the addition of online banking, remote capture, an ATM network arrangement and debit cards. We are also in the process of adding mobile banking.

The following table sets forth the average balances of total deposits by account type for the years indicated.

	For the Year Ended December 31,
	2015			2014
	Average Balance Amount	Percent	Average Rate	Average Balance Amount	Percent	Average Rate
	(Dollars in thousands)

Noninterest-bearing checking	$4,356	5.8%	0.00%	$5,039	6.8%	0.00%
Interest-bearing checking	76	0.1	0.66	―	―	―
Money market	7,507	10.0	0.12	7,364	10.0	0.10
Savings	7,985	10.6	0.06	8,156	11.0	0.06
Certificates of deposit	55,274	73.5	1.37	53,384	72.2	1.31
Total	$75,198	100.0%	1.03%	$73,943	100.0%	0.96%

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As of December 31, 2015, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $100,000 was approximately $24.8 million. The following table sets forth the maturity of these certificates as of December 31, 2015.

At December 31, 2015
(In thousands)
Maturity Period:
Three months or less	$2,701
Over three through six months	974
Over six through twelve months	1,194
Over one year through three years	8,273
Over three years	11,699
Total	$24,841

The following table sets forth all of our certificates of deposit classified by interest rate as of the dates indicated.

	At December 31
	2015	2014
	(In thousands)
Interest Rate Range:
0.01 - 0.99%	$13,227	$19,134
1.00 - 1.99%	26,199	24,671
2.00 - 2.99%	19,802	7,245
3.00 - 3.99%	―	209
Total	$59,228	$51,259

The following table sets forth by interest rate ranges information concerning our certificates of deposit as of December 31, 2015.

	At December 31, 2015
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years		Total	Percent of Total Certificate Accounts
	(Dollars in thousands)
Interest Rate Range:
0.01 ‒ 0.99%	$10,804	$2,417	$6	$	―	$13,227	22.4%
1.00 ‒ 1.99%	4,857	4,447	12,247		4,648	26,199	44.2
2.00 ‒ 2.99%	440	―	649		18,713	19,802	33.4
Total	$16,101	$6,864	$12,902		$23,361	$59,228	100.0%

Borrowings. We may obtain advances from the FHLB – Chicago upon the security of our capital stock in the FHLB – Chicago and certain of our mortgage loans. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. At December 31, 2015 and 2014, we had $9.0 million of borrowings outstanding, all of which were FHLB – Chicago advances. At December 31, 2015, based on available collateral and our ownership of FHLB – Chicago stock, we had access to additional FHLB – Chicago advances of up to $34.6 million. We also have an unused open line of credit with The Independent BankersBank that would allow us to borrow up to $2.5 million.

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	Years Ended December 31,
	2015	2014
	(Dollars in thousands)

Balance outstanding at end of year	$9,000	$9,000
Average amount outstanding during the year	9,205	9,000
Highest amount outstanding at any month end during the year	16,000	9,000
Weighted average interest rate at end of year	4.47%	4.47%
Weighted average interest rate during the year	4.40%	4.48%

Properties

At December 31, 2015, the net book value of our properties was $1.9 million. The following table sets forth information regarding our offices. We believe that our current facilities are adequate to meet our present and foreseeable needs, other than modest and customary repair and replacement needs.

Location	Leased or Owned	Year Opened

Main Office:
100 East Clay Street Collinsville, IL 62234	Owned	1989

Other Office:
2110 North Center Street Maryville, IL 62062	Owned	2007

Subsidiary Activities

Upon completion of the conversion, Home Federal will become the wholly-owned subsidiary of Best Hometown Bancorp. Home Federal has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. At December 31, 2015, we were not involved in any legal proceedings the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation Agreements

Home Federal will enter into an agreement with Best Hometown Bancorp to provide it with certain administrative support services, whereby Home Federal will be compensated at not less than the fair market value of the services provided. In addition, Home Federal and Best Hometown Bancorp will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Employees

As of December 31, 2015 we had 22 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

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REGULATION AND SUPERVISION

General

As a federal savings and loan association, Home Federal is subject to examination and regulation by the OCC, and is also subject to examination by the FDIC. The federal system of regulation and supervision establishes a comprehensive framework of activities in which Home Federal may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund, and not for the protection of security holders. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Home Federal also is regulated to a lesser extent by the Federal Reserve Board, which governs the reserves to be maintained against deposits and other matters. Home Federal must comply with consumer protection regulations issued by the Consumer Financial Protection Bureau. Home Federal also is a member of and owns stock in the FHLB – Chicago, which is one of the eleven regional banks in the Federal Home Loan Bank System. The OCC examines Home Federal and prepares reports for the consideration of its board of directors on any operating deficiencies. Home Federal’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts, the form and content of Home Federal’s loan documents and certain consumer protection matters.

As a savings and loan holding company, Best Hometown Bancorp will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. Best Hometown Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Set forth below are certain material regulatory requirements that are applicable to Home Federal and Best Hometown Bancorp. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Home Federal and Best Hometown Bancorp. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Best Hometown Bancorp, Home Federal and their operations.

Dodd-Frank Act

The Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies. However, the Dodd-Frank Act’s changes go well beyond that and affect the lending, investments and other operations of all depository institutions. The Dodd-Frank Act required the Federal Reserve Board to set minimum capital levels for both bank holding companies and savings and loan holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital for holding companies were restricted to capital instruments that were then currently considered to be Tier 1 capital for insured depository institutions. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect upon passage, and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Home Federal, including the authority to prohibit “unfair, deceptive or abusive” acts

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and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets are still examined for compliance by their applicable Federal bank regulators. The new legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution, rather than on total deposits. The legislation also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor. The Dodd-Frank Act increased stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not. Further, the legislation requires that originators of securitized loans retain a percentage of the risk for transferred loans, directs the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contains a number of reforms related to mortgage origination.

The Dodd-Frank Act prohibits lenders from making residential mortgages unless the lender makes a reasonable and good faith determination that the borrower has a reasonable ability to repay the mortgage loan according to its terms. A borrower may recover statutory damages equal to all finance charges and fees paid within three years of a violation of the ability-to-repay rule and may raise a violation as a defense to foreclosure at any time. As authorized by the Dodd-Frank Act, the Consumer Financial Protection Bureau has adopted regulations defining “qualified mortgages” that would be presumed to comply with the Dodd-Frank Act’s ability-to-repay rules. Under the Consumer Financial Protection Bureau regulations, qualified mortgages must satisfy the following criteria: (i) no negative amortization, interest-only payments, balloon payments, or a term greater than 30 years; (ii) no points or fees in excess of 3% of the loan amount for loans over $100,000; (iii) borrower’s income and assets are verified and documented; and (iv) the borrower’s debt-to-income ratio generally may not exceed 43%. Qualified mortgages are conclusively presumed to comply with the ability-to-pay rule unless the mortgage is a “higher cost” mortgage, in which case the presumption is rebuttable. Fixed-rate balloon payment mortgage loans with terms of at least five years and amortization periods of at least 30 years originated pursuant to applications received prior to April 1, 2016 by small creditors (defined as those with less than $2.0 billion in assets who originate less than 2,000 residential first mortgages per year, excluding loans held in portfolio for at least three years) that otherwise satisfy the criteria for qualified mortgages are treated as qualified mortgages. After April 1, 2016, such a balloon mortgage will only constitute a qualified mortgage if made by small creditor who makes a majority of their residential first mortgages in rural or underserved areas.

Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations or have not been issued in final form. Their impact on our operations cannot yet be fully assessed. However, there is a significant possibility that the Dodd-Frank Act will result in an increased regulatory burden and compliance, operating and interest expense for Home Federal and Best Hometown Bancorp.

Federal Banking Regulation

Business Activities. A federal savings and loan association derives its lending and investment powers from the Home Owners’ Loan Act (“HOLA”), as amended, and applicable federal regulations. Under these laws and regulations, Home Federal may invest in mortgage loans secured by residential and

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commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. The Dodd-Frank Act authorized, for the first time, the payment of interest on commercial checking accounts, effective July 21, 2011. Home Federal may also establish subsidiaries that may engage in certain activities not otherwise permissible for Home Federal, including real estate investment and securities and insurance brokerage.

Capital Requirements. Federal regulations require federal savings and loan associations to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets of 8%, and a 4% Tier 1 capital to total assets leverage ratio. The existing capital requirements were effective January 1, 2015 and are the result of regulations implementing recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

As noted, the risk-based capital standards for federal savings and loan associations require the maintenance of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of accumulated other comprehensive income, up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. In assessing an institution’s capital adequacy, the OCC takes into consideration, not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted asset above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement is being phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% on January 1, 2019.

At December 31, 2015, Home Federal’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings and loan association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of December 31, 2015, Home Federal was in compliance with the loans-to-one borrower limitations.

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Qualified Thrift Lender Test. As a federal savings and loan association, Home Federal must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Home Federal must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings and loan association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings and loan association’s business. A federal savings and loan association that fails the qualified thrift lender test must operate under specified restrictions set forth in the HOLA. The Dodd-Frank Act made noncompliance with the QTL test subject to enforcement action for a violation of law.

Alternatively, Home Federal may satisfy the QTL test by qualifying as a “domestic building and loan association,” or “DBLA” as defined in the Internal Revenue Code of 1986, as amended.

At December 31, 2015, Home Federal maintained 98.5% of its portfolio assets in qualified thrift investments and, therefore, satisfied the QTL test. Home Federal has satisfied the QTL test in each of the last 12 months.

Capital Distributions. Federal regulations govern capital distributions by a federal savings and loan association, which include cash dividends, stock repurchases and other transactions charged to the savings and loan association’s capital account. A federal savings and loan association must file an application with the OCC for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings and loan association’s net income for that year to date plus the savings and loan association’s retained net income for the preceding two years;

•	the savings and loan association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings and loan association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every federal savings and loan association that is a subsidiary of a savings and loan holding company, such as Home Federal, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the federal savings and loan association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any

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applicable regulatory capital requirement. A federal savings and loan association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form. In addition, beginning in 2016, Home Federal’s ability to pay dividends will be limited if Home Federal does not have the capital conservation buffer required by the new capital rules, which may limit the ability of Best Hometown Bancorp to pay dividends to its stockholders. See “—Capital Requirements” above.

Community Reinvestment Act and Fair Lending Laws. All federal savings and loan associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings and loan association, the OCC is required to assess the federal savings and loan association’s record of compliance with the Community Reinvestment Act. A savings and loan association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Home Federal received an “outstanding” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings and loan association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as Home Federal. Best Hometown Bancorp will be an affiliate of Home Federal because of its control of Home Federal. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings and loan association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. Federal regulations require savings and loan associations to maintain detailed records of all transactions with affiliates.

Home Federal’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Home Federal’s capital.

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In addition, extensions of credit in excess of certain limits must be approved by Home Federal’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The OCC has primary enforcement responsibility over federal savings and loan associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings and loan association. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular savings and loan association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to insured institutions that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The OCC has adopted regulations to implement the prompt corrective action legislation. The regulations were amended to incorporate the previously mentioned increased regulatory capital standards that were effective January 1, 2015. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

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At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including, but not limited to, an order by the OCC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

At December 31, 2015, Home Federal met the criteria for being considered “well capitalized.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC-insured financial institutions such as Home Federal. Deposit accounts in Home Federal are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts.

The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund. Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. Rates are based on each institution’s risk category and certain specified risk adjustments. Stronger institutions pay lower rates while riskier institutions pay higher rates.

In February 2011, the FDIC published a final rule under the Dodd-Frank Act to reform the deposit insurance assessment system. The rule redefined the assessment base used for calculating deposit insurance assessments effective April 1, 2011. Under the rule, assessments are based on an institution’s average consolidated total assets minus average tangible equity instead of total deposits. The final rule revised the assessment rate schedule to establish assessments ranging from 2.5 to 45 basis points.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended December 31, 2015, the annualized FICO assessment was equal to 0.60 basis points of total assets less tangible capital.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Home Federal. Management cannot predict what assessment rates will be in the future.

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Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Prohibitions Against Tying Arrangements. Federal savings and loan associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Home Federal is a member of the Federal Home Loan Bank System, which consists of eleven regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the FHLB – Chicago, Home Federal is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of December 31, 2015, Home Federal was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by Home Federal are subject to state usury laws and federal laws concerning interest rates. Home Federal’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for one- to four-family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

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In addition, the Consumer Financial Protection Bureau issues regulations and standards under these federal consumer protection laws that affect our consumer businesses. These include regulations setting “ability to repay” and “qualified mortgage” standards for residential mortgage loans and mortgage loan servicing and originator compensation standards. Home Federal is evaluating recent regulations and proposals, and devotes significant compliance, legal and operational resources to compliance with consumer protection regulations and standards.

The operations of Home Federal also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	The USA PATRIOT Act, which requires savings and loan associations to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Upon completion of the conversion, Best Hometown Bancorp will be a savings and loan holding company within the meaning of HOLA. As such, Best Hometown Bancorp will be registered with the Federal Reserve Board and be subject to regulations, examinations, supervision and reporting requirements applicable to savings and loan holding companies. In addition, the Federal Reserve Board has enforcement authority over Best Hometown Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. Under present law, the business activities of Best Hometown Bancorp are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, provided certain conditions are met, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are

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incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to regulatory approval, and certain additional activities authorized by federal regulations.

Federal law prohibits a savings and loan holding company, including Best Hometown Bancorp, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior regulatory approval. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider, among others things, the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

•	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

•	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital. Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. The Dodd-Frank Act required the Federal Reserve Board to establish for all depository institution holding companies minimum consolidated capital requirements that are as stringent as those required for the insured depository subsidiaries. However, legislation was enacted in December 2014 that required the Federal Reserve Board to amend its “Small Bank Holding Company” exemption from consolidated holding company capital requirements to generally extend the applicability to bank and savings and loan holding companies of up to $1 billion in assets. Regulations implementing this amendment were effective May 15, 2015. Consequently, savings and loan holding companies of under $1 billion in consolidated assets remain exempt from consolidated regulatory capital requirements, unless the Federal Reserve determines otherwise in particular cases. See “—Federal Banking Regulation—Capital Rule.”

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has issued regulations requiring that all savings and loan holding companies serve as a source of managerial and financial strength to their subsidiary savings and loan associations by providing capital, liquidity and other support in times of financial stress.

Dividends. The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance

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provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a savings and loan holding company to pay dividends may be restricted if a subsidiary savings and loan association becomes undercapitalized. The policy statement also states that a savings and loan holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the savings and loan holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Best Hometown Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Acquisition. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of the company. A change in control definitively occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Federal Securities Laws

Best Hometown Bancorp’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Best Hometown Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Best Hometown Bancorp qualifies as an emerging growth company under the JOBS Act.

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An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Best Hometown Bancorp will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. Best Hometown Bancorp has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.

TAXATION

Federal Taxation

General. Best Hometown Bancorp and Home Federal are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Best Hometown Bancorp and Home Federal.

Method of Accounting. For federal income tax purposes, Home Federal currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31st for filing its federal income tax returns.

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Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2015, Home Federal had no alternative minimum tax credit carryforwards.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2015, Home Federal had $3.8 million of federal net operating loss carryforwards and $5.3 million of Illinois state net operating loss carryforwards available for future use.

Capital Loss Carryovers. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any undeducted loss remaining after the five year carryover period is not deductible. At December 31, 2015, Home Federal had no capital loss carryover.

Corporate Dividends. We may generally exclude from our income 100% of dividends received from Home Federal as a member of the same affiliated group of corporations.

Audit of Tax Returns. Home Federal’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

Best Hometown Bancorp and Home Federal will be required to file an annual combined Illinois income tax return and pay tax at a stated tax rate of 7.75%. For these purposes, Illinois taxable income generally means federal taxable income subject to certain modifications, primarily the exclusion of interest income on United States obligations. For the year ended December 31, 2015, Home Federal paid no Illinois income taxes. Home Federal is not currently under audit with respect to Illinois income tax returns and its Illinois income tax returns have not been audited for the past five years. As a Maryland business corporation, Best Hometown Bancorp will be required to file annual franchise tax return with the State of Maryland.

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MANAGEMENT

Shared Management Structure

The directors of Best Hometown Bancorp are the same persons who are the directors of Home Federal. In addition, each executive officer of Best Hometown Bancorp is also an executive officer of Home Federal. We expect that Best Hometown Bancorp and Home Federal will continue to have common executive officers and directors until there is a business reason to establish separate management structures.

Executive Officers of Best Hometown Bancorp and Home Federal Savings and Loan Association of Collinsville

The following table sets forth information regarding the executive officers of Best Hometown Bancorp and Home Federal. Age information is as of December 31, 2015. The executive officers of Best Hometown Bancorp and Home Federal are elected annually.

Name	Age	Position

Ronnie R. Shambaugh	66	President and Chief Executive Officer
David W. Gansner	56	Executive Vice President—Chief Loan Officer
Cynthia T. Knebel	62	Chief Financial Officer and Treasurer

Directors of Best Hometown Bancorp and Home Federal Savings and Loan Association of Collinsville

Best Hometown Bancorp has seven directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Home Federal will be elected by Best Hometown Bancorp as its sole stockholder. The following table states our directors’ names, their ages as of December 31, 2015, the years when they began serving as directors of Home Federal and when their current terms expire.

Name (1)	Position(s) Held With Home Federal	Age	Director Since	Current Term Expires (2)

LaMont K. Docter	Chairman of the Board	66	1983	2019
Stephen J. Alabach	Director	50	2015	2017
Stephen G. Eovaldi	Director	57	2015	2019
David W. Gansner	Executive Vice President—Chief Loan Officer and Director	56	2014	2018
Michael J. Keefe	Director	71	2010	2018
Ronnie R. Shambaugh	President and Chief Executive Officer and Director	66	2013	2019
Richard B. Wallace	Director	77	1988	2017

(1)	The mailing address for each person listed is 100 East Clay Street, Collinsville, Illinois 62234.
(2)	Terms shown are for Best Hometown Bancorp.

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Board Independence

Although Best Hometown Bancorp will not be listed on the Nasdaq Stock Market (“Nasdaq”), the board of directors has chosen to apply the director independence rules of Nasdaq when determining whether Best Hometown Bancorp directors are independent. The board of directors has determined that each director, with the exception of directors Shambaugh and Gansner, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Directors Shambaugh and Gansner are not independent because they are executive officers of Best Hometown Bancorp.

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and the board of directors to determine that the person should serve as a director. Each director is also a director of Home Federal. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

LaMont K. Docter. Mr. Docter is a former owner of Maclair Asphalt Sales located in Collinsville, Illinois. He retired from Maclair upon its sale in 2005, and has served on the Board of Directors of Home Federal since 1983. Mr. Docter has a degree in Economics from Colorado College. His business experience and knowledge of the community served by Home Federal makes him an invaluable resource to the Board.

Stephen J. Alabach. Mr. Alabach is a tenured insurance professional with over 25 years of experience in the insurance industry.  He has worked with the Charles L. Crane Agency in St. Louis, Missouri, since February 2006, where he is presently a director and executive vice president and responsible for the oversight of a substantial and long standing book of business.  Mr. Alabach’s previous positions have included the management of a team of insurance specialists for a Fortune 500 organization.  He is a graduate of Washington University, St. Louis, Missouri, with a degree in Economics. Mr. Alabach is active in the community and works with various non-profit organizations. He provides the Board extensive knowledge of the insurance market in the community the Bank serves.

Stephen G. Eovaldi. Mr. Eovaldi has been a principal at the accounting firm of Eovaldi Caciano & Co., P.C., for the past 27 years. Mr. Eovaldi has a degree in Accounting from Eastern Illinois University and a Masters degree in Accounting from Illinois State University. He a Certified Public Accountant and a Certified Management Accountant. He has also taught accounting at Illinois State University and Belleville Area College. Mr. Eovaldi’s accounting experience makes him a valuable resource to the Board.

David W. Gansner. Mr. Gansner joined Home Federal as Executive Vice President—Chief Loan Officer in August 2014. He is a commercial and residential lender with over 33 years of community banking experience, including serving as Vice President of Commercial Lending with First National Bank, Staunton, Illinois from 2003 until 2014, and Vice President with The Bank of Edwardsville, Edwardsville, Illinois from 1994 until 2003. Mr. Gansner has a degree in Business from Eastern Illinois University. His extensive lending experience brings the Board additional knowledge of the commercial banking markets that Home Federal serves and seeks to serve in the future.

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Michael J. Keefe. Mr. Keefe has 25 years of community banking experience and most recently served as a loan officer at Bank of Edwardsville in Collinsville, Illinois from 1998 until his retirement in 2008. He has a degree in Political Science from St. Louis University, and a Masters degree and an MBA from Southern Illinois University at Edwardsville. He entered the United States Air Force as a 2nd Lieutenant and ended his military career as a Captain. Mr. Keefe is active in local community and business organizations. His lending experience provides the Board with valuable insight into the local banking market served by Home Federal.

Ronnie R. Shambaugh. Mr. Shambaugh has over 44 years of community banking experience. He was hired by Home Federal as Chief Financial Officer and Senior Vice President in April 2012, and appointed President, Chief Executive Officer and director in April 2013. Prior to serving with Home Federal, Mr. Shambaugh served as Vice President and Chief Loan Officer of State Bank of Paw Paw, in Paw Paw, Illinois from December 2010 until April 2012, and as Vice President and Loan Officer of Casey State Bank, Casey, Illinois from August 2006 until April 2010. He also served as President and Chief Executive Officer of Rantoul First Bank, Rantoul, Illinois from 2001 until 2006. Mr. Shambaugh has a degree in Business Administration from Eureka College, and attended the Graduate School of Banking in Madison, Wisconsin. Mr. Shambaugh is active in local community and business organizations. He offers the Board extensive banking experience and knowledge of the local banking market. His position as President and Chief Executive Officer provides a direct line of communication between senior management and the Board.

Richard B. Wallace. Mr. Wallace has been an attorney since 1970 and the owner of Wallace Realtors, a real estate agency located in Collinsville since 1969. Mr. Wallace received a bachelor’s degree from Westminster College in Fulton, Missouri in 1960, before serving in the United States Army and attaining the rank of Captain. Mr. Wallace earned a J.D. degree from the St. Louis University School of Law in 1970. A life-long resident of Collinsville, Mr. Wallace is active in local community and business organizations. He is a past director of the Collinsville Chamber of Commerce and Oliver C. Anderson Hospital in Maryville, Illinois, and has served as president of the Collinsville-Edwardsville Board of Realtors and is a Realtor Emeritus of the National Association of Realtors. He has also served as president of the Board of Trustees of the Collinsville Memorial Public Library for numerous terms, and successive terms as president of the Congregation of Good Shepherd Lutheran Church of Collinsville, Illinois. Mr. Wallace brings the Board his knowledge of the real estate market served by the Bank.

Executive Officer Who Is Not a Director

Cynthia T. Knebel. Ms. Knebel joined Home Federal as Chief Financial Officer in May 2013. Prior to joining Home Federal, she served as Operations Branch Manager in both the Edwardsville and Highland, Illinois branches at National Bank of Hillsboro from August 2010 until November 2011, and as Assistant Vice President and Banking Center Manager of Premier Bank, Fairview Heights, Illinois from 2007 until 2009. Ms. Knebel has over 44 years of experience in community bank management, operations, accounting and compliance. Ms. Knebel attended the Graduate School of Banking in Madison, Wisconsin and the Bank Operations and Management School in Dallas, Texas. Ms. Knebel has experience in all facets of banking operations, and has been active in community and business organizations.

Meetings and Committees of the Board of Directors of Best Hometown Bancorp, Inc.

The board of directors of Best Hometown Bancorp has met one time since the incorporation of Best Hometown Bancorp to address certain organizational matters, and has established the following standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. Each of these committees will operate under a written charter, which

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governs its composition, responsibilities and operations. Each member of each committee will satisfy the applicable independence requirements of Nasdaq and the Securities and Exchange Commission.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, Best Hometown Bancorp will adopt several policies to govern the activities of both Best Hometown Bancorp and Home Federal including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including audit, nominating/corporate governance and compensation committees;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Transactions With Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption for loans made by federally insured financial institutions, such as Home Federal, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive loans on the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees.

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Executive Officer Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer and Executive Vice President—Chief Loan Officer, for the year ended December 31, 2015. Each individual listed in the table below is referred to as a named executive officer.

Summary Compensation Table
Name and principal position	Year	Salary	Bonus	All Other Compensation (1)	Total

Ronnie R. Shambaugh
President and Chief Executive Officer	2015	$141,628	$10,000	$17,610	$169,238

David W. Gansner	2015	$100,000	$5,000	$14,169	$119,169
Executive Vice President─Chief
Loan Officer

(1)	A break-down of the various elements of compensation in this column is set forth in the following table:

All Other Compensation
Name	Board Fees	Employer Contributions to 401(k) Plan	Total All Other Compensation
Mr. Shambaugh	$13,361	$4,249	$17,610
Mr. Gansner	$13,361	$808	$14,169

Benefit Plans and Agreements

Proposed Employment Agreements. Home Federal does not currently maintain employment agreements with any of its employees. Upon completion of the conversion, Home Federal intends to enter into employment agreement with Messrs. Ronnie R. Shambaugh and David W. Gansner. All payments provided for in these agreements will be paid by the Bank, but Best Hometown Bancorp will guarantee payment and provision of all amounts and benefits due to the executives. In no circumstances will the executives receive double payments. Our continued success depends to a significant degree on the skills and competence of Messrs. Shambaugh and Gansner and the employment agreements are intended to ensure that we maintain a stable management base following the conversion and offering.

The employment agreements will have initial terms of three years. Commencing as of the first anniversary date of the effective date of the employment agreements, and on each anniversary thereafter, the board of directors may renew the agreement for an additional year so that the remaining term will again become three years. In addition to base salary, the agreement provides for, among other things, participation in bonus programs and other benefit plans and arrangements applicable to executive employees. The current base salaries for Messrs. Shambaugh and Gansner are $160,000 and $105,000, respectively. We may terminate each executive’s employment for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after his termination of employment.

Certain events resulting in the executive’s termination or resignation will entitle him to payments of severance benefits following the termination of his employment. In the event of the executive’s involuntary termination for reasons other than for cause, disability or retirement, or in the event he resigns during the term of the agreement following (a) the failure to appoint him to the executive position set forth in the agreement, (b) a material change in his function, duties or responsibilities resulting in a reduction of the responsibility, scope, or importance of his position, (c) a relocation of his office by more

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than 30 miles, (d) a material reduction in the benefits or perquisites paid to the him unless the reduction is part of a reduction that is generally applicable to employees of Home Federal, or (e) a material breach of the employment agreement by Home Federal, then the executive would become entitled to a severance payment in the form of a cash lump sum equal to the base salary and incentive or bonus awards he would have earned for the remaining unexpired term of the employment agreement. In addition, he would become entitled, at no expense to him, to the continuation of life insurance and non-taxable medical and dental coverage for the remaining unexpired term of the employment agreement, or if the coverage is not permitted by applicable law or if providing the benefits would subject Home Federal to penalties, he will receive a cash lump sum payment equal to the value of the benefits.

In the event of a change in control of Home Federal or Best Hometown Bancorp followed by the executive’s involuntary termination other than for cause, disability or retirement, or upon his resignation for one of the reasons set forth above thereafter, he would become entitled to a severance payment in the form of a cash lump sum equal to three times his “base amount,” as that term is defined for purposes of Internal Revenue Code Section 280G (i.e., the average annual taxable income paid to him for the five taxable years preceding the taxable year in which the change in control occurs). In addition, he would become entitled, at no expense to him, to the continuation of life insurance and non-taxable medical and dental coverage for 36 months following his termination of employment, or if the coverage is not permitted by applicable law or if providing the benefits would subject Home Federal to penalties, he will receive a cash lump sum payment equal to the value of the benefits.

Under the employment agreement, if the executive becomes disabled, he will receive benefits under any short-term or long-term disability plans maintained by Home Federal.

In the event of the executive’s death, his estate or beneficiaries will be paid his base salary through the end of the month in which his death occurs and his dependents will be entitled to continued non-taxable medical, dental and other health insurance for one year following his death.

Upon termination of the executive’s employment (other than following a change in control), he will be subject to certain restrictions on his ability to compete or to solicit business or employees of Home Federal and Best Hometown Bancorp for a period of one year following his termination of employment.

Defined Benefit Pension Plan. Home Federal participates in an employer defined benefit pension plan (the “Pension Plan”).  Effective October 14, 2010, the annual benefit provided to employees under the Pension Plan was frozen and no employees were eligible to enter the Pension Plan as participants following that date. Freezing the Pension Plan eliminated all future benefit accruals; however, the accrued benefits as of October 14, 2010 remain. During the year ended December 31, 2015, Home Federal recognized $92,000 as a Pension Plan expense. Following the conversion, Home Federal intends to terminate the Pension Plan. As of December 31, 2015, the Bank estimated that terminating the plan would result in a $1.9 million charge to operations, a $137,000 decrease in equity, a $1.9 million decrease in regulatory capital and an annual pre-tax cost savings of $117,000 ($77,000 after-tax cost savings). However, the actual cost could be significantly higher since the actual cost is primarily dependent on the value of the Pension Plan’s assets and interest rates at the time of termination. Neither of the named executive officers participate in the Pension Plan.

Employee Stock Ownership Plan. In connection with the conversion, Home Federal intends to adopt an employee stock ownership plan for eligible employees. Best Hometown Bancorp’s named executive officers are eligible to participate in the employee stock ownership plan just like any other employee. Eligible employees who have attained age 21 and have completed one year of service are eligible to participate in the plan. A year of service is generally a twelve-month period in which an employee works at least 1,000 hours.

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The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, up to 8% of the total number of shares of Best Hometown Bancorp common stock issued in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Best Hometown Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Home Federal’s contributions to the employee stock ownership plan and dividends, if any, payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter, the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. A participant will become vested in his or her account balance at a rate of 20% per year over a five-year period. Participants who were employed by Home Federal immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Director Compensation

The following table sets forth for the year ended December 31, 2015, certain information as to the total remuneration we paid to our directors other than directors Shambaugh and Gansner. Information with respect to director compensation paid to directors Shambaugh and Gansner is included above in “—Executive Officer Compensation—Summary Compensation Table.”

Directors Compensation Table
Name	Fees earned or paid in cash	All Other Compensation	Total

Stephen J. Alabach	$7,794	―	$7,794
James Collier (1)	$13,361	―	$13,361
LaMont K. Docter	$13,361	―	$13,361
Stephen G. Eovaldi	$7,794	―	$7,794
Michael J. Keefe	$13,361	―	$13,361
Richard B. Wallace	$13,361	―	$13,361

(1) Mr. Collier resigned from the board of directors as of December 31, 2015.

For the year ended December 31, 2015, each director of Home Federal was paid a fee of $1,113 per meeting attended with one absence permitted with pay each year.

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Each person who serves as a director of Best Hometown Bancorp also serves as a director of Home Federal and earns director and committee fees only in his or her capacity as a board or committee member of Home Federal.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt one or more new stock-based incentive plans that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plans will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares sold in the offering. These limitations will not apply if a plan is implemented more than one year after the conversion.

The stock-based incentive plans will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval by stockholders owning a majority of the outstanding shares of common stock of Best Hometown Bancorp. If any stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to a stock-based incentive plan only if the plan is adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of the date the award is granted; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Best Hometown Bancorp or Home Federal.

These restrictions do not apply to plans adopted after one year following the completion of the offering.

We have not yet determined whether we will present stock-based incentive plans for stockholder approval within one year following the completion of the conversion or whether we will present the plans for stockholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based incentive plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of restricted stock awards will be determined based on their fair value (the closing market price of shares of common stock of Best Hometown Bancorp) as of the date grants are

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awarded. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share at the time of the grant.

Share Price	22,100 Shares at Minimum of Offering Range	26,000 Shares at Midpoint of Offering Range	29,900 Shares at Maximum of Offering Range	34,385 Shares at Maximum of Offering Range, as Adjusted
	(In thousands, except price information)

$8.00	$177	$208	$239	$275
10.00	221	260	299	344
12.00	265	312	359	413
14.00	309	364	419	481

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Best Hometown Bancorp on the date the options are granted (the exercise price). The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price	Grant Date Fair Value Per Option (1)	55,250 Options Awarded at Minimum of Offering Range	65,000 Options Awarded at Midpoint of Offering Range	74,750 Options Awarded at Maximum of Offering Range	85,963 Options Awarded at Maximum of Offering Range, as Adjusted
		(In thousands, except price and fair value information)

$8.00	$2.45	$135	$159	$183	$211
10.00	3.06	169	199	229	263
12.00	3.67	203	239	274	315
14.00	4.28	236	278	320	368

(1)	Calculated using the Black-Scholes option pricing model assuming an estimated volatility rate of 18.56%, no dividend yield, an expected option life of 10 years and a risk-free interest rate of 1.85%.

Upon completion of the conversion and subject to the receipt of necessary regulatory approvals, Home Federal intends to enter into employment agreements with its President and Chief Executive Officer, Ronnie R. Shambaugh, its Executive Vice President—Chief Loan Officer, David W. Gansner, and one other executive officer. Best Hometown Bancorp will act as guarantor under the agreements. In the event of termination of employment other than for cause, or a termination of employment for good reason, including following a change in control, as set forth in the employment agreements, and assuming the agreements were in effect, the agreements will provide for cash severance benefits that would cost us up to $878,500 in the aggregate based on information as of December 31, 2015. For additional information see “—Benefit Plans and Agreements—Proposed Employment Agreements.”

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SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates, and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the ESOP, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of 64,000 shares of common stock, equal to 11.6% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Conversion and Offering—Limitations on Stock Purchases.”

Name and Title	Number of Shares (1)	Aggregate Purchase Price (1)	Percent at Minimum of Offering Range	Percent at Adjusted Maximum of Offering Range

Directors
Stephen J. Alabach	2,500	$25,000	*	*
LaMont K. Docter (1)	12,500	125,000	2.3%	1.5%
Stephen G. Eovaldi	7,500	75,000	1.4	*
David W. Gansner (1)	12,500	125,000	2.3	1.5
Michael J. Keefe	5,000	50,000	*	*
Ronnie Shambaugh (1)	9,000	90,000	1.6	1.0
Richard B. Wallace	10,000	100,000	1.8	1.2

Executive Officers Who Are Not Directors
Cynthia T. Knebel	5,000	50,000	*	*
All directors and officers as a group (8 persons)	64,000	$640,000	11.6%	7.4%

*	Less than 1%.
(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of conversion.

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THE CONVERSION AND OFFERING

The board of directors of Home Federal has approved the plan of conversion. The plan of conversion must also be approved by Home Federal’s members (depositors and borrowers as of the voting record date). A special meeting of members has been called for this purpose. The OCC has conditionally approved the plan of conversion and the Federal Reserve Board issued its conditional approval in connection with our holding company application. However, such approvals do not constitute a recommendation or endorsement of the plan of conversion by the OCC or the Federal Reserve Board.

General

The board of directors of Home Federal approved the plan of conversion on March 7, 2016. Pursuant to the plan of conversion, Home Federal will convert from the mutual form of organization to the stock form of organization. In connection with the conversion, Home Federal has organized a new Maryland stock holding company named Best Hometown Bancorp, Inc., which will sell shares of common stock to the public in a stock offering. When the conversion and related stock offering are completed, all of the capital stock of Home Federal will be owned by Best Hometown Bancorp, and all of the common stock of Best Hometown Bancorp will be owned by stockholders.

We expect that Best Hometown Bancorp will invest in Home Federal net proceeds equal to $4.6 million; provided, that Best Hometown Bancorp shall retain sufficient funds so that immediately following the completion of the conversion and the loan from Best Hometown Bancorp to the ESOP to purchase 8% of the shares sold in the offering, Best Hometown Bancorp shall have at least $125,000. We anticipate that Best Hometown Bancorp will invest in Home Federal from the proceeds of the offering $3.7 million at the minimum of the offering range and $4.6 million at the midpoint, maximum and adjusted maximum of the offering range. Best Hometown Bancorp expects to retain between $125,000 million and $1.1 million of the net proceeds of the offering, or $2.1 million if the offering range is increased by 15% because of demand for the shares or changes in market conditions. The conversion will be consummated only upon the sale of at least 552,500 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to Eligible Account Holders, our tax-qualified employee benefit plans, specifically our ESOP, Supplemental Eligible Account Holders and Other Members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the public, with a preference given to natural persons and trusts of natural persons residing in Madison and St. Clair Counties, Illinois. In addition, shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Raymond James acting as our agent.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering or syndicated community offering. The community offering and/or syndicated community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the OCC. See “—Community Offering” and “—Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Best Hometown Bancorp, assuming the conversion and stock offering are completed. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares

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of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at the banking office of Home Federal. The plan of conversion is also filed as an exhibit to Home Federal’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the OCC. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the offering are:

•	to increase capital to support future growth and profitability;

•	to have greater flexibility to structure and finance the opportunistic expansion of our operations;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to offer our customers and employees an opportunity to purchase our stock.

As of December 31, 2015, Home Federal was considered “well capitalized” for regulatory purposes. As a result of the conversion, the proceeds from the stock offering will further improve our capital position during a period of significant economic, regulatory and political uncertainty.

We have traditionally operated as a community-oriented financial institution. The significant changes in the financial services industry that have occurred in recent years as a result of the severe downturn in the financial markets beginning in 2008, the severe nationwide economic recession that followed, and the increased regulatory burden of the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing regulations and policies, have severely strained the financial and managerial resources of community banks and will continue to do so in the future. Management believes that Home Federal will be better equipped to address these challenges as a larger, more highly capitalized stock institution. Specifically, mutual institutions cannot raise capital or issue stock for organic growth or to acquire branches or other financial institutions (although Home Federal has no current plans or agreements for any acquisition). Moreover, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. While Home Federal has not required these capital tools and stock incentives in the past, they will be essential to implementing our business strategy, and management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

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Approvals Required

The affirmative vote of a majority of the total eligible votes of members of Home Federal at a special meeting of members is required to approve the plan of conversion. A special meeting of members to consider and vote upon the plan of conversion has been set for June 22, 2016. The plan of conversion also must be approved by the OCC, which issued its conditional approval of the plan of conversion on May 12, 2016. Additionally, on May 9, 2016 the Federal Reserve Board conditionally approved our holding company application. We cannot consummate the conversion and the stock offering without satisfying the conditions contained in these approvals.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. Home Federal will continue to be a federally chartered savings and loan association and will continue to be regulated by the OCC, while Best Hometown Bancorp will be regulated by the Federal Reserve Board. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Home Federal at the time of the conversion will be the directors of Home Federal and of Best Hometown Bancorp after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Home Federal at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Home Federal will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. All of our depositors and borrowers are members of and have voting rights in Home Federal in mutual form as to all matters requiring membership action. Upon completion of the conversion, Home Federal will be a stock federal savings bank and will cease to have members. Former members will no longer have voting rights. Upon completion of the conversion, all voting rights in Home Federal will be vested in Best Hometown Bancorp as the sole stockholder of Home Federal. The stockholders of Best Hometown Bancorp will possess exclusive voting rights with respect to Best Hometown Bancorp common stock.

Tax Effects. We have received opinions of counsel and our tax advisors with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Home Federal or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor of Home Federal has both a deposit account in Home Federal and a pro rata ownership interest in the net worth of Home Federal based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Home Federal. Any depositor who opens a deposit account obtains a pro rata ownership interest in Home Federal without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in

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the deposit account but nothing for his or her ownership interest in the net worth of Home Federal, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings and loan association normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the savings and loan association is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Home Federal after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Home Federal were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of a “liquidation account” to depositors as of December 31, 2014 and March 31, 2016, who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Best Hometown Bancorp as the holder of Home Federal’s capital stock. Pursuant to the rules and regulations of the OCC, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Keller & Company, Inc. to prepare an independent valuation appraisal. For its services in preparing the initial valuation and one update, Keller & Company, Inc. will receive a fee of $36,000 and will be reimbursed for its expenses up to $1,000. In the event that Keller & Company, Inc. is required to update the appraisal more than one time, it will receive an additional fee of $2,000 for each such update to the valuation appraisal.

We are not affiliated with Keller & Company, Inc., and neither we nor Keller & Company, Inc. has an economic interest in, or is held in common with, the other. Keller & Company, Inc. represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Keller & Company, Inc. from serving in the role of our independent appraiser.

We have agreed to indemnify Keller & Company, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with applicable federal appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach, recognizing that the price-to-earnings approach was not meaningful due to Home Federal’s low earnings. The market value ratios applied in the remaining two methodologies were based upon the current market valuations of the peer group companies identified by Keller & Company, Inc., subject to valuation adjustments applied by Keller & Company, Inc. to account for differences between us and our peer group. Because Keller & Company, Inc. concluded that asset size is not a strong determinant of our market value, Keller & Company, Inc. did not place significant weight on the pro forma price-to-assets

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approach in reaching its conclusions. Keller & Company, Inc. placed the greatest emphasis on the price-to-book value approach in estimating pro forma market value.

The independent valuation states that as of February 12, 2016, the estimated pro forma market value of Best Hometown Bancorp ranged from $5,525,000 to $7,475,000, with a midpoint of $6,500,000. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 552,500 shares, the midpoint of the offering range will be 650,000 shares and the maximum of the offering range will be 747,500 shares, or 859,625 shares if the maximum amount is increased by 15% because of demand for shares or changes in market conditions.

The independent valuation was prepared by Keller & Company, Inc. in reliance upon the information contained in this prospectus, including our financial statements. Keller & Company, Inc. also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	the expense to terminate our participation in an employer defined benefit pension plan which we expect to incur sometime following the completion of the conversion (as of December 31, 2015, we estimated that terminating the plan would result in a $1.9 million charge to operations, a $137,000 decrease in equity, and a $1.9 million decrease in regulatory capital);

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock sold in the offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The appraisal is based in part on Home Federal’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of ten publicly traded thrift holding companies with assets between $306 million and $774 million as of September 30, 2015 that Keller & Company, Inc. considers comparable to Best Hometown Bancorp. The appraisal peer group consists of the following companies.

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Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets at September 30, 2015
				(In thousands)
Bay Bancorp, Inc.	BYBK	NASDAQ	Columbia, MD	$ 474,135
Central Federal Corporation	CFBK	NASDAQ	Fairlawn, OH	329,451
Elmira Savings Bank	ESBK	NASDAQ	Elmira, NY	566,361
First Federal of Northern Michigan Bancorp, Inc.	FFNM	NASDAQ	Alpena, MI	338,552
HMN Financial, Inc.	HMNF	NASDAQ	Rochester, MN	617,529
Jacksonville Bancorp, Inc.	JXSB	NASDAQ	Jacksonville, IL	306,186
Poage Bankshares, Inc.	PBSK	NASDAQ	Ashland, KY	425,432
Severn Bancorp, Inc.	SVBI	NASDAQ	Annapolis, MD	773,875
Wayne Savings Bancshares, Inc.	WAYN	NASDAQ	Wooster, OH	424,471
Wolverine Bancorp, Inc.	WBKC	NASDAQ	Midland, MI	343,550

In applying each of the valuation methods, Keller & Company, Inc. considered adjustments to our pro forma market value based on a comparison of Best Hometown Bancorp with the peer group. Keller & Company, Inc. made downward adjustments for Home Federal’s profitability, financial condition, market area, the liquidity of Best Hometown Bancorp’s stock and market for the offering. No adjustments were made for our subscription interest, dividends, management or asset, loan and deposit growth. The downward valuation adjustments considered, among other things, Best Hometown Bancorp’s significantly lower reported and core or recurring earnings measures as compared to the peer group, and the fact that Best Hometown Bancorp’s pro forma market capitalization and implied liquidity of the stock is expected to be lower than the peer group. The valuation adjustment for stock market conditions took into consideration the prevailing stock market environment for the common stock of thrift institutions and their holding companies.

The following table presents a summary of selected pricing ratios for the peer group companies and for Best Hometown Bancorp (on a pro forma basis) utilized by Keller & Company, Inc. in its appraisal. These ratios are based on Best Hometown Bancorp’s book value, tangible book value and net income as of and for the twelve months ended December 31, 2015, as adjusted for the impact of the cost to terminate the defined benefit pension plan. The peer group ratios are based on the latest date for which complete financial data are publicly available and stock prices as of February 12, 2016. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 28.3% on a price-to-book value basis and a discount of 33.3% on a price-to-tangible book value basis.

	Price-to-earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio
Best Hometown Bancorp (on a pro forma basis, assuming completion of the conversion):
Adjusted Maximum	N/M	65.82%	65.82%
Maximum	N/M	61.92%	61.92%
Midpoint	N/M	57.96%	57.96%
Minimum	N/M	53.35%	53.35%

Valuation of peer group companies, all of which are fully converted (on an historical basis):
Averages	13.72x	80.86%	86.93%
Medians	13.92x	84.25%	86.01%

N/M	Not meaningful.
(1)	Pricing ratios for Best Hometown Bancorp, Inc. in the section of the Prospectus entitled “Pro Forma Data” are at and for the twelve months ended December 31, 2015, and therefore, these ratios are different than the ratios that appear in the above table.

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Our board of directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by Keller & Company, Inc. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the OCC, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $5,525,000 or more than $8,596,250, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Keller & Company, Inc. did not independently verify our financial statements and other information that we provided to them, nor did Keller & Company, Inc. independently value our assets or liabilities. The independent valuation considers Home Federal as a going concern and should not be considered as an indication of the liquidation value of Home Federal. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following the commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $8,596,250, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 859,625 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not increase the offering range above this level or decrease the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $8,596,250, and a corresponding increase in the offering range to more than 859,625 shares, or a decrease in the minimum of the valuation range to less than $5,525,000 and a corresponding decrease in the offering range to fewer than 552,500 shares, then we will promptly return, with interest at a rate of 0.05% per annum, all funds received in the offering and cancel deposit account withdrawal authorizations. After consulting with the OCC, we may then terminate the plan of conversion. Alternatively, we may establish a new offering range and commence a resolicitation of subscribers or take other actions as permitted by the OCC in order to complete the offering. In the event that we conduct a resolicitation, we will notify subscribers of their rights to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended for periods of up to 90 days with the approval of the OCC, to the extent approval is required.

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An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of Keller & Company, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the minimum, maximum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on December 31, 2014 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 10,000 shares ($100,000) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on December 31, 2014. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or senior officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent of such portion of their subscription rights attributable to their increased deposits during the year preceding December 31, 2014.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, specifically our ESOP, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock in the offering. Our ESOP intends to purchase up to

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8% of the total number of shares of common stock sold in the stock offering. Alternatively, subject to market conditions and receipt of regulatory approval, the ESOP may instead elect to purchase shares of common stock in the open market following the completion of the offering in order to fill all or a portion of the ESOP’s intended subscription.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on March 31, 2016 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 10,000 shares ($100,000) of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at March 31, 2016. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans, and Supplemental Eligible Account Holders, each depositor or borrower on the voting record date of April 30, 2016 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 10,000 shares ($100,000) of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

Expiration Date. The subscription offering will expire at 12:00 noon, Central Time, on June 16, 2016, unless extended by us for up to 45 days or such additional periods of up to 90 days with the approval of the OCC, if necessary. Subscription rights will expire whether or not each person eligible to subscribe in the subscription offering can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the

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minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 552,500 shares within 45 days after the June 16, 2016 expiration date, and the OCC has not consented to an extension, the stock offering will be terminated and all funds delivered to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at a rate of 0.05% per annum, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond July 31, 2016 is granted by the OCC, we will resolicit subscribers as described under “—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to the public in a community offering, with a preference given to natural persons and trusts of natural persons residing in Madison and St. Clair Counties, Illinois (collectively, the “Community”).

Subscribers in the community offering may purchase up to 10,000 shares ($100,000) of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons and trusts of natural persons residing in the Community, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons whose orders remain unsatisfied on an equal number of shares basis per order. If, instead, we do not have sufficient shares of common stock available to fill the orders of other members of the public, we will allocate the available shares among those persons in the manner described above for persons residing in the Community. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community, together with an indication that this presence within the Community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. The community offering is expected to conclude at 12:00 noon, Central Time on June 16, 2016, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may

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decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond July 31, 2016. If an extension beyond July 31, 2016 is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond June 22, 2018, which is two years after the special meeting of members.

Syndicated Community Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for in the subscription and community offerings in a syndicated community offering in a manner that will achieve a widespread distribution of our shares of common stock to the general public.  If a syndicated community offering is held, Raymond James will serve as sole book running manager and will assist us in selling our common stock on a best efforts basis. In such capacity, Raymond James may form a syndicate of other broker-dealers who are FINRA member firms.  Neither Raymond James nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

In the syndicated community offering, any person may purchase up to 10,000 shares ($100,000) of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the OCC permits otherwise, accepted orders for our common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the offering. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated.  Unless the syndicated community offering begins during the subscription offering or the community offering, the syndicated community offering will begin as soon as possible after the expiration of the subscription and community offerings. The syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering.

The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings. Orders in the syndicated community offering will be submitted in substantially the same manner as utilized in the subscription and community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, Home Federal deposit account withdrawal authorizations or wire transfers). Personal checks will not be accepted. If the closing of the stock offering does not occur, either as a result of not confirming receipt of at least $5,525,000 in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the offering, the funds will be promptly returned with interest at a rate of 0.05% per annum, and all deposit account withdrawal authorizations will be cancelled.

The closing of the syndicated community offering, which will be simultaneous with the closing of the subscription and community offerings, is subject to conditions set forth in an agency agreement among Home Federal and Best Hometown Bancorp on one hand, and Raymond James on the other hand.

Expiration Date. The syndicated community offering may begin concurrently with, during or after the subscription offering, and may terminate at the same time as the subscription offering, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. If for any reason we cannot conduct a syndicated community offering of shares of common stock, or in the event that we are unable to find purchasers from the general public to reach

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the minimum of the offering range, we will try to make other arrangements for the sale of unsubscribed shares, including an underwritten public offering, if possible. The OCC and FINRA must approve any such arrangements.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	no individual (or group of individuals exercising subscription rights through a single deposit or loan account held jointly) may purchase more than 10,000 shares (100,000) of common stock;

•	no person or entity, together with any associate or group of persons acting in concert, may purchase more than 12,500 shares ($125,000) of common stock in all categories of the offering combined, except that our tax-qualified employee benefit plans may purchase in the aggregate up to 10% of the shares of common stock sold in the offering (including shares issued in the event of an increase in the offering range of up to 15%);

•	the maximum number of shares of common stock that may be purchased in all categories of the offering by our senior officers and directors and their associates, in the aggregate, may not exceed 34% of the shares sold in the offering; and

•	the minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, with the receipt of any required approvals of the OCC, we may increase the individual or aggregate purchase limitations to an amount not to exceed 5.0% of the common stock sold in the offering. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of common stock and who indicated a desire on their stock order form to be resolicited, will be, and, in our sole discretion some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation will be to increase the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In the event that a purchase limitation is increased to 5.0% of the stock sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the offering do not exceed in the aggregate 10.0% of the total shares of the common stock sold in the offering. Any such requests to purchase additional shares of common stock in the event that a purchase limitation is so increased will be determined by our board of directors in its sole discretion.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

•	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the number of shares of common stock sold in the offering;

•	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

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•	to fill unfulfilled subscriptions in the community offering, with preference given to natural persons and trusts of natural persons residing in Madison and St. Clair Counties, Illinois.

The term “associate” of a person means:

(1)	any corporation or organization, other than Home Federal, Best Hometown Bancorp or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% or greater beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either resides with the person or who is a director or officer of Home Federal or Best Hometown Bancorp.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Persons having the same address or exercising subscription rights through qualifying accounts registered to the same address generally will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our senior officers and directors and except as described below. Any purchases made by any associate of Home Federal or Best Hometown Bancorp for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the FINRA, members of the FINRA and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Restrictions on Transfer of Subscription Rights and Shares,” “—Other Restrictions” and “Restrictions on Acquisition of Best Hometown Bancorp.”

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Marketing and Distribution; Compensation

Subscription and Community Offerings. Offering materials have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

To assist in the marketing of our shares of common stock, we have retained Raymond James, which is a broker-dealer registered with the FINRA. In its role as financial advisor, Raymond James will:

•	assist us in assessing the financial and securities market implications of the plan of conversion;
•	assist in structuring our stock offering and in communicating the terms of the plan of conversion;
•	assist in the preparation of all documents for the execution of the plan of conversion, including the prospectus, stock order and certification form and all marketing materials (we are responsible for the preparation and filing of such documents);
•	assist in analyzing proposals from outside vendors in connection with the plan of conversion, as needed;
•	assist in scheduling and preparing for meetings with potential investors and other broker dealers, as needed;
•	establish a stock information center at Raymond James’ office in Chicago, Illinois; and
•	provide general advice and assistance as may be reasonably requested in writing with respect to the plan of conversion and stock offering.

For these services, Raymond James will receive a success fee of $250,000 at the closing of the offering. Raymond James has received a management fee of $25,000, which will be credited to the success fee to be received upon closing.

Syndicated Community Offering. In the event that Raymond James sells shares of common stock through a group of selected broker-dealers in a syndicated community offering, they will be paid a fee equal to 6.0% of the dollar amount of total shares sold in the syndicated community offering, which fee includes the fees payable to selected dealers (which will include Raymond James). Raymond James will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated community offering will be in addition to fees payable with respect to the subscription and community offerings.

Expenses. Raymond James also will be reimbursed for reasonable expenses in an amount not to exceed $25,000 and for attorney’s fees not to exceed $75,000. The expenses may be increased by mutual consent of Raymond James and Home Federal in the event of a material delay or resolicitation of the offering, including but not limited to an update of the financial information in the prospectus to a period later than the original filing (excluding the preparation of a prospectus for a firm commitment underwritten offering). Under such circumstances, Raymond James may be reimbursed for additional reasonable expenses not to exceed $5,000, or additional fees of its attorneys not to exceed $15,000.

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We will indemnify Raymond James against liabilities and expenses (including legal fees) related to or arising out of Raymond James’ engagement as our financial advisor and performance of services as our financial advisor.

Records Management. We have also engaged Raymond James to act as our records agent in connection with the stock offering. In its role as records agent, Raymond James will, among other things:

•	process our customer account records for each record date required by the plan of conversion, consolidate customer accounts by ownership, determine subscription priorities, calculate member votes, sort customer records for householding purposes and coordinate with our financial printer for all required subscriber and member mailings;

•	process all stock orders received in the conversion and report to management daily or as requested; allocate shares to qualifying subscribers if the offering is oversubscribed; coordinate with our transfer agent for stock issuance, required interest/refund check processing and 1099-INT reporting;

•	provide member proxy tabulation and reporting services, target group identification and reporting for solicitation efforts, proxy reminder mailings; and

•	act as, or support as needed, the inspector of election for the special meeting of members.

For these services, Raymond James will receive a fee of $25,000, of which $5,000 has already been paid.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than U.S. Mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus and order form in electronic format may be made available on Internet sites or through other online services maintained by Raymond James or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Raymond James or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

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Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Home Federal may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Raymond James. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 12:00 noon, Central Time, on June 16, 2016, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond July 31, 2016 would require the OCC’s approval. If the offering is extended past July 31, 2016, we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.05% per annum from the date your stock order was processed. No single extension will exceed 90 days. Aggregate extensions may not go beyond June 22, 2018, which is two years after the special meeting of members. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.05% per annum from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock, you must complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. All order forms must be received, not postmarked, prior to 12:00 noon, Central Time, June 16, 2016. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so. You may submit your order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the indicated address on the order form or by hand-delivery to Home Federal’s main office, located at 100 East Clay Street, Collinsville, Illinois. Please do not mail stock order forms to Home Federal. Once tendered, an order form cannot be modified or revoked without our consent or unless the offering is terminated or is extended beyond July 31, 2016, or the number of shares of common stock to be sold is increased to more than 859,625 shares or decreased to less than 552,500 shares. We reserve the absolute

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right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the OCC.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Home Federal or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offering may be made by:

•	personal check, bank check or money order, payable to Best Hometown Bancorp, Inc.; or

•	authorization of withdrawal from the types of Home Federal deposit accounts identified on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Home Federal are provided in the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest will remain in the account. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance that is less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the then-current statement savings rate subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders will be immediately cashed and placed in a segregated account at Home Federal and will earn interest at a rate of 0.05% per annum from the date payment is processed until the offering is completed, at which time a subscriber will be issued a check for interest earned.

OCC regulations prohibit Home Federal from knowingly lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not pay by wire transfer. You may not submit cash or use a check drawn on a Home Federal line of credit. We will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Best Hometown Bancorp. You may not designate on your stock order form a direct withdrawal from a Home Federal retirement account. See “—Using Retirement Account Funds” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Home Federal deposit accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event

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purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our ESOP will not be required to pay for any shares purchased in the offering until completion of the stock offering, provided there is a loan commitment from either an unrelated financial institution or Best Hometown Bancorp to lend to the ESOP the necessary amount to fund the purchase at the time of the expiration of the subscription offering.

Using Retirement Account Funds. If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Home Federal’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Home Federal individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Home Federal individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the June 16, 2016 end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Book-Entry Delivery

All shares of common stock of Best Hometown Bancorp sold in the subscription offering and community offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the conversion. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company. We expect trading in the stock to begin on the business day of, or on the business day immediately following, the completion of the conversion and stock offering. It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Restrictions on Transfer of Subscription Rights and Shares

OCC regulations prohibit any person with subscription rights, specifically the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the

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subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions

Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any stock order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the conversion or offering, please call our Stock Information Center. The toll-free telephone number is (888) 317-2811. The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will be closed on weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Home Federal prior to the conversion, all claims of creditors of Home Federal, including those of depositors of Home Federal (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Home Federal remaining, members of Home Federal would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Home Federal immediately prior to liquidation. In the unlikely event that Home Federal were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Best Hometown Bancorp as the sole holder of Home Federal capital stock. Pursuant to the rules and regulations of the OCC, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be

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considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Home Federal as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Home Federal after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Home Federal after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Home Federal, would be entitled, on a complete liquidation of Home Federal after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Best Hometown Bancorp. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Home Federal on December 31, 2014. Each Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2014 bears to the balance of all such deposit accounts in Home Federal on such date. Each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Home Federal on March 31, 2016. Each Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2016 bears to the balance of all such deposit accounts in Home Federal on such date.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2014 or March 31, 2016, respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Best Hometown Bancorp, as the sole stockholder of Home Federal.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Home Federal, Best Hometown Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Home Federal or Best Hometown Bancorp would prevail in a judicial proceeding.

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Home Federal and Best Hometown Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of Home Federal to a federally chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	Home Federal will not recognize any gain or loss upon the receipt of money from Best Hometown Bancorp in exchange for shares of common stock of Home Federal.

3.	The basis and holding period of the assets received by Home Federal, in stock form, from Home Federal, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.	No gain or loss will be recognized by account holders of Home Federal, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in Home Federal, in stock form, in the same dollar amount and under the same terms as held at Home Federal, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in Home Federal in exchange for their ownership interests in Home Federal.

5.	The basis of the account holders deposit accounts in Home Federal, in stock form, will be the same as the basis of their deposit accounts in Home Federal, in mutual form. The basis of the Eligible Account Holders and, Supplemental Eligible Account Holders interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.	It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Best Hometown Bancorp common stock, provided that the amount to be paid for Best Hometown Bancorp common stock is equal to the fair market value of Best Hometown Bancorp common stock.

7.	The basis of the shares of Best Hometown Bancorp common stock purchased in the offering will be the purchase price. The holding period of the Best Hometown Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by Best Hometown Bancorp on the receipt of money in exchange for shares of Best Hometown Bancorp common stock sold in the offering.

In the view of Keller & Company, Inc. (which is acting as independent appraiser of the value of the shares of Best Hometown Bancorp common stock in connection with the conversion), the subscription

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rights do not have any value for the reasons set forth in paragraph 6 above. Keller & Company, Inc.’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and Best Hometown Bancorp could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Home Federal, the members of Home Federal, Best Hometown Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Best Hometown Bancorp or Home Federal would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Best Hometown Bancorp’s registration statement. An opinion regarding the Illinois state income tax consequences consistent with the federal tax opinion has been issued by BKD, LLP.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of Best Hometown Bancorp or Home Federal generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Best Hometown Bancorp also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the OCC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

OCC regulations prohibit Best Hometown Bancorp from repurchasing its shares of common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with OCC approval) or tax-qualified employee stock benefit plans.

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RESTRICTIONS ON ACQUISITION OF BEST HOMETOWN BANCORP, INC.

Although the board of directors of Best Hometown Bancorp is not aware of any effort that might be made to obtain control of Best Hometown Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of Best Hometown Bancorp’s articles of incorporation and bylaws to protect the interests of Best Hometown Bancorp and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Home Federal, Best Hometown Bancorp or Best Hometown Bancorp’s stockholders.

The following discussion is a general summary of the material provisions of Best Hometown Bancorp’s articles of incorporation and bylaws, Home Federal’s federal stock charter, Maryland corporation law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Best Hometown Bancorp’s articles of incorporation and bylaws and Home Federal’s federal stock charter bylaws, reference should be made in each case to the document in question, each of which is part of Home Federal’s application for conversion filed with the OCC, and except for Home Federal’s federal stock charter and bylaws, Best Hometown Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Best Hometown Bancorp’s Articles of Incorporation and Bylaws

Best Hometown Bancorp articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Best Hometown Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including:

•	a prohibition on service as a director by a person who is a director, officer or a 10% stockholder of a competitor of Home Federal or any other subsidiary of Best Hometown Bancorp;

•	a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•	a prohibition on service as a director by a person who is party to any agreement or understanding with respect to how he or she would act or vote on any issue or question before the board of directors or that would otherwise impact his or her ability to discharge his or her fiduciary duties as a director;

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•	a prohibition on any director who does not agree in writing to comply with all of the Best Hometown Bancorp policies applicable to directors, in addition to written confirmation that such director is qualified to serve;
•	a requirement that any person proposed to serve as director (other than the initial directors and other than directors who are also officers of Best Hometown Bancorp or Home Federal) have maintained his or her principal residence within 20 miles of an office of Best Hometown Bancorp, , or a subsidiary of Best Hometown Bancorp for a period of at least one year prior to his or her election or appointment to the board of directors;
•	a restriction on eligibility for election, re-election, appointment or re-appointment to the board of directors (excluding the current directors) if, at the time of such election, re-election, appointment or re-appointment, such person has reached the age of 75;
•	a prohibition on service as a director by a person who has lost more than one election for service as a director of Best Hometown Bancorp; and
•	a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Best Hometown Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Best Hometown Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Best Hometown Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Best Hometown Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;
•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Best Hometown Bancorp and its subsidiaries and on the communities in which Best Hometown Bancorp and its subsidiaries operate or are located;
•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Best Hometown Bancorp;
•	whether a more favorable price could be obtained for Best Hometown Bancorp’s stock or other securities in the future;

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•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Best Hometown Bancorp and its subsidiaries;
•	the future value of the stock or any other securities of Best Hometown Bancorp or the other entity to be involved in the proposed transaction;
•	any antitrust or other legal and regulatory issues that are raised by the proposal;
•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and
•	the ability of Best Hometown Bancorp to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the Chairperson of the Board, the Vice Chairperson of the Board, the Chief Executive Officer, or a majority of the total number of directors that Best Hometown Bancorp would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors prior to the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Stockholder Nominations and Proposals. The bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to Best Hometown Bancorp at least 90 days prior and not earlier than 120 days prior to the anniversary date of the proxy statement relating to the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to

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stockholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days from the anniversary date of the preceding year’s annual meeting, then stockholders must submit written notice to Best Hometown Bancorp no later than 10 days following the day on which public disclosure of the date of the meeting is first made.

Authorized but Unissued Shares. After the conversion, Best Hometown Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Best Hometown Bancorp.” The articles of incorporation authorize 30,000,000 shares of common stock and 1,000,000 shares of serial preferred stock. Best Hometown Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that Best Hometown Bancorp would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Best Hometown Bancorp has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Best Hometown Bancorp that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Best Hometown Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (or a majority of the outstanding shares of our voting stock if the amendment is approved by two-thirds of our board of directors); provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The management of Best Hometown Bancorp by the board of directors and division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	the prohibition of cumulative voting;

(v)	The requirement that at least a majority of the voting power of the stockholders must vote to remove directors, and can only remove directors for cause;

(vi)	The ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

(vii)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Best Hometown Bancorp;

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(viii)	The authority of the board of directors to provide for the issuance of preferred stock;

(ix)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(x)	The number of stockholders constituting a quorum or required for stockholder consent;

(xi)	The provision regarding stockholder proposals and nominations;

(xii)	The indemnification of current and former directors and officers, as well as employees and other agents, by Best Hometown Bancorp;

(xiii)	The limitation of liability of officers and directors to Best Hometown Bancorp for money damages; and

(xiv)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (i) through (xii) of this list and the provisions related to amendment of the articles of incorporation and bylaws.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that Best Hometown Bancorp would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Maryland Corporate Law

Business Combinations. Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the

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interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Control Share Acquisitions. The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

(i)	one-tenth or more but less than one-third;

(ii)	one-third or more but less than a majority; or

(iii)	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, if voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The foregoing provisions may be modified by a Maryland corporation’s charter or bylaws. Although our bylaws provide that the Maryland Control Share Acquisition law will be inapplicable to acquisitions of the Company’s common stock, this bylaw provision may be repealed at any time by a majority vote of the whole board of directors, in whole or in part, at any time, whether before or after a control share acquisition and may be applied to any prior or subsequent control share acquisition.

Home Federal Savings and Loan Association of Collinsville’s Charter

The charter of Home Federal provides that for a period of five years from the closing of the conversion and offering, no person (including a group acting in concert) other than Best Hometown

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Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Home Federal. This provision does not apply to any tax-qualified employee benefit plan of Home Federal or Best Hometown Bancorp, or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Home Federal or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Home Federal. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Conversion Regulations

OCC regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the OCC, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The OCC has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a savings and loan association or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured savings association or its parent holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. In addition, federal regulations provide that no company may acquire control of a savings association without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with Best Hometown Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

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DESCRIPTION OF CAPITAL STOCK OF BEST HOMETOWN BANCORP, INC.

General

Best Hometown Bancorp is authorized to issue 30,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Best Hometown Bancorp currently expects to issue in the offering up to 859,625 shares of common stock. Best Hometown Bancorp will not issue shares of preferred stock in the stock offering. Each share of Best Hometown Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock in accordance with the plan of conversion all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Best Hometown Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. Best Hometown Bancorp can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if Best Hometown Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Best Hometown Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Best Hometown Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Best Hometown Bancorp will have exclusive voting rights in Best Hometown Bancorp. They will elect Best Hometown Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Best Hometown Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit absent certain exceptions discussed previously. If Best Hometown Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation generally require, in addition to majority approval by the board of directors, a two-thirds approval of the outstanding shares eligible to vote, and certain amendments require the approval of 80% of the outstanding shares eligible to vote.

As a federal stock savings bank, corporate powers and control of Home Federal will be vested in its board of directors, who elect the officers of Home Federal and who fill any vacancies on the board of directors. Voting rights of Home Federal will be vested exclusively in the owner of the shares of capital stock of Home Federal, which will be Best Hometown Bancorp, and voted at the direction of Best Hometown Bancorp’s board of directors. Consequently, the holders of the common stock of Best Hometown Bancorp will not have direct control of Home Federal.

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Liquidation. In the event of any liquidation, dissolution or winding up of Home Federal, Best Hometown Bancorp, as the holder of 100% of Home Federal’s capital stock, would be entitled to receive all assets of Home Federal available for distribution, after payment or provision for payment of all debts and liabilities of Home Federal, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Best Hometown Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Best Hometown Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Best Hometown Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Dissenters’ Rights of Appraisal. Under the articles of incorporation, Best Hometown Bancorp stockholders will not be entitled to dissenters’ rights of appraisal in the event of a merger or consolidation of Best Hometown Bancorp with another corporation unless the board of directors determines by a resolution approved by a majority of directors then in office that dissenters’ rights shall apply to all or any classes of stock.

Preferred Stock

None of the shares of Best Hometown Bancorp’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Best Hometown Bancorp’s common stock will be American Stock Transfer & Trust Company, LLC.

EXPERTS

The financial statements of Home Federal as of December 31, 2015 and 2014, and for the years then ended, have been included herein in reliance upon the report of BKD, LLP, independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the publication herein of the summary of its report to Best Hometown Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

CHANGE IN ACCOUNTANTS

Prior to this stock offering, the financial statements of Home Federal Savings and Loan Association of Collinsville for the years ended December 31, 2014 and 2013 were audited by Michael

150

Trokey & Company, P.C. (“Trokey & Company”). In connection with this offering and the filing of the registration statement, on October 1, 2015, Home Federal dismissed Trokey & Company and engaged BKD, LLP, an independent registered public accounting firm, to audit the financial statements of Home Federal as of and for the years ended December 31, 2015 and 2014 included in this prospectus and in the registration statement of which this prospectus is a part. The engagement of BKD, LLP was approved by Home Federal's board of directors and its audit committee.

During the years ended December 31, 2014 and 2013, and the subsequent interim period prior to the engagement of BKD, LLP, Home Federal did not consult with BKD, LLP regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by BKD, LLP on the Company’s financial statements, and BKD, LLP did not provide any written or oral advice that was an important factor considered by Home Federal in reaching a decision as to any such accounting, auditing or financial reporting issue, and Home Federal did not consult with BKD, LLP regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

Trokey & Company’s report on the financial statements of Home Federal for the years ended December 31, 2014 and 2013 did not contain an adverse opinion or disclaimer of opinion, and has not been qualified or modified as to uncertainty, audit scope or accounting principles. Home Federal had no disagreements with Trokey & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused Trokey & Company to make reference in connection with its opinion to the subject matter of the disagreement during its audits of the years ended December 31, 2014 and 2013. During the two most recent fiscal years preceding Home Federal's discharge of Trokey & Company, and the subsequent interim period through October 1, 2015, there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Trokey & Company was provided with a copy of the above statements on or about March 9, 2016, and Home Federal requested that it furnish a letter to the Securities and Exchange Commission stating whether or not it agrees with these statements. Trokey & Company has furnished a letter dated March 9, 2016, addressed to the Securities and Exchange Commission and filed as Exhibit 16 to Best Hometown Bancorp’s registration statement stating its agreement with the above statements as they relate to Trokey & Company.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., counsel to Best Hometown Bancorp and Home Federal, has issued to Best Hometown Bancorp its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. BKD, LLP has provided an opinion to us regarding the Illinois state income tax consequences of the conversion. Certain legal matters will be passed upon for Raymond James by Jones Walker LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Best Hometown Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange

151

Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Best Hometown Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Home Federal has filed with the OCC an application with respect to the conversion. This prospectus omits certain information contained in the application filed by Home Federal. Home Federal’s application may be examined at the Central District Office of the OCC located at One Financial Place, 440 South La Salle Street, Suite 2700, Chicago, Illinois 60605. A copy of the plan of conversion is available for your review at Home Federal’s office.

In connection with the offering, Best Hometown Bancorp will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, Best Hometown Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Best Hometown Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the offering.

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INDEX TO FINANCIAL STATEMENTS OF
HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

* * *

Separate financial statements for Best Hometown Bancorp have not been included in this prospectus because Best Hometown Bancorp has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

F-1

Report of Independent Registered Public Accounting Firm

The Board of Directors, Audit Committee and Management

Home Federal Savings and Loan Association of Collinsville

Collinsville, Illinois

We have audited the accompanying balance sheets of Home Federal Savings and Loan Association of Collinsville (Association) as of December 31, 2015 and 2014, and the related statements of operations, comprehensive loss, equity, and cash flows for the years then ended. The Association’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Association is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Association’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Federal Savings and Loan Association of Collinsville as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BKD, LLP

Indianapolis, Indiana

March 10, 2016

F-2

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Balance Sheets

December 31, 2015 and 2014

	2015	2014
	(In thousands)
Assets
Cash and due from banks	$2,632	$1,009
Interest-bearing deposits in other banks:
Federal Home Loan Bank of Chicago ("FHLBC") demand account	1,215	8,294
TIB-The Independent BankersBank money market account	5,007	245
Other banks	246	246
Cash and cash equivalents	9,100	9,794
Investment securities available for sale, at market value (amortized cost of $11,353 and $11,830, respectively)	11,224	11,772
Stock in FHLBC	837	837
Loans receivable, net of allowance for loan losses of $1,249 and $1,079, respectively	74,302	65,420
Premises and equipment, net	1,881	1,834
Foreclosed real estate held for sale, net	667	365
Accrued interest receivable:
Investment securities	37	39
Loans receivable	259	249
Deferred tax asset	44	20
Other assets	305	111
Total assets	$98,656	$90,441

Liabilities and Equity
Deposits:
Noninterest-bearing	$4,237	$4,575
Interest-bearing	75,776	66,510
Total deposits	80,013	71,085
Advances from FHLBC	9,000	9,000
Accrued defined benefit pension plan	1,464	1,495
Accrued postretirement medical plan	985	1,013
Other liabilities	332	224
Total liabilities	91,794	82,817
Commitments and contingencies
Retained earnings - substantially restricted	8,789	9,491
Accumulated other comprehensive (loss), net of tax:
Net unrealized (losses) on investment securities, net of tax	(85)	(38)
Net unrealized (losses) on defined benefit pension plan, net of tax	(1,797)	(1,756)
Net unrealized (losses) on postretirement medical plan, net of tax	(45)	(73)
Total accumulated other comprehensive (loss), net of tax	(1,927)	(1,867)
Total equity	6,862	7,624
Total liabilities and equity	$98,656	$90,441

See accompanying notes to financial statements.

F-3

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Statements of Operations

Years Ended December 31, 2015 and 2014

	2015	2014
	(In thousands)
Interest income:
Loans receivable	$3,162	$3,095
Investment securities	183	340
Other interest-earning assets	17	5
Total interest income	3,362	3,440
Interest expense:
Deposits	774	713
Advances from FHLBC	405	403
Total interest expense	1,179	1,116
Net interest income	2,183	2,324
Provision for loan losses	268	150
Net interest income after provision for loan losses	1,915	2,174
Noninterest income:
Loan service charges	15	19
Gain on investment securities available for sale	2	47
Income from settlement award	-	473
Other	79	74
Total noninterest income	96	613
Noninterest expense:
Compensation and benefits	1,500	1,321
Occupancy expense	243	229
Equipment expense	159	218
Data processing	208	175
FDIC premium expense	79	224
Professional services	252	270
Insurance costs	45	54
Advertising	56	72
Supplies	48	44
Operations from foreclosed real estate	(45)	82
Other	168	161
Total noninterest expense	2,713	2,850
Loss before income taxes	(702)	(63)
Income taxes:
Current	-	-
Deferred	-	1,203
Total income taxes	-	1,203
Net loss	$(702)	$(1,266)

See accompanying notes to financial statements.

F-4

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Statements of Comprehensive Loss

Years Ended December 31, 2015 and 2014

	2015	2014
	(In thousands)

Net loss	$(702)	$(1,266)
Accumulated other comprehensive earnings (loss), net of tax:
Reclassification adjustment for gains on investment securities included in operations	(2)	(47)
Unrealized (losses) gains on investment securities during the year	(69)	167
Net unrealized (losses) on defined benefit pension plan	(41)	(696)
Net unrealized gains on postretirement medical plan	28	172
Accumulated other comprehensive (loss) before taxes	(84)	(404)
Income tax benefit (expense)	24	(40)
Accumulated other comprehensive loss, net of tax	(60)	(444)
Comprehensive loss	$(762)	$(1,710)

See accompanying notes to financial statements.

F-5

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Statements of Equity

Years Ended December 31, 2015 and 2014

			Net Unrealized	Net Unrealized
		Net Unrealized	(Losses)	(Losses) On	Accumulated
		(Losses) Gains	On Defined	Postretirement	Other
	Retained	On Investment	Benefit Pension	Medical Plan,	Comprehensive	Total
	Earnings	Securities, Net	Plan, Net	Net	(Loss), Net	Equity
	(In thousands)

Balance at December 31, 2013	$10,757	$(118)	$(1,060)	$(245)	$(1,423)	$9,334

Net loss	(1,266)	-	-	-	-	(1,266)

Net unrealized (losses) gains, net of taxes	-	80	(696)	172	(444)	(444)

Balance at December 31, 2014	9,491	(38)	(1,756)	(73)	(1,867)	7,624

Net loss	(702)	-	-	-	-	(702)

Net unrealized (losses) gains, net of taxes	-	(47)	(41)	28	(60)	(60)

Balance at December 31, 2015	$8,789	$(85)	$(1,797)	$(45)	$(1,927)	$6,862

See accompanying notes to financial statements.

F-6

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Statements of Cash Flows

Years Ended December 31, 2015 and 2014

	2015	2014
	(In thousands)
Cash flows from operating activities:
Net loss	$(702)	$(1,266)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Depreciation expense	127	118
Amortization of premiums, net	248	279
Provision for loan losses	268	150
Gain on investment securities available for sale	(2)	(47)
Gain on foreclosed real estate	(120)	(62)
Deferred income taxes	-	1,203
(Increase) decrease in:
Accrued interest receivable	(8)	37
Other assets	(194)	112
Decrease in other liabilities	14	(274)
Net cash (used for) provided by operating activities	(369)	250
Cash flows from investing activities:
Loans purchased	(338)	-
Net increase in loans receivable	(9,424)	(569)
Mortgage-backed securities ("MBSs") available for sale - collections	2,820	3,255
MBSs available for sale - purchased	(3,722)	(6,142)
MBSs available for sale - proceeds from sale	1,134	13,849
Securities available for sale - purchased	(501)	(502)
Securities available for sale - proceeds from call	500	-
Purchases of premises and equipment	(152)	(63)
Proceeds from foreclosed real estate	430	284
Net cash (used for) provided by investing activities	$(9,253)	$10,112

(Continued)

F-7

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Statements of Cash Flows

Years Ended December 31, 2015 and 2014

(Continued)

	2015	2014
	(In thousands)
Cash flows from financing activities:
Net increase (decrease) in deposits	$8,928	$(3,398)
Net cash provided by (used for) financing activities	8,928	(3,398)
Net (decrease) increase in cash and cash equivalents	(694)	6,964
Cash and cash equivalents at beginning of year	9,794	2,830
Cash and cash equivalents at end of year	$9,100	$9,794

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits	$774	$714
Interest on advances from FHLBC	403	403
Federal income taxes, net of refunds	-	-
Real estate acquired in settlement of loans	$636	$432
Loans made to finance sales of foreclosed assets	24	-
Premises and equipment additions included in other liabilities	22	-

See accompanying notes to financial statements.

F-8

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

(1)	Summary of Significant Accounting Policies

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) is the source of authoritative U.S. generally accepted accounting principles (“GAAP”).

The following comprise the significant accounting policies, which the Association follows in preparing and presenting its financial statements:

a.	For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, TIB-The Independent BankersBank money market account, FHLBC demand account and interest-bearing funds in other banks with original maturities of three months or less. At December 31, 2015 and 2014, the Association’s funds in banks, exceeded federally insured limits by $7,797 and $8,499, respectively. The Association’s management monitors the account balance and periodically assesses the financial condition of its correspondent banks.

b.	Investment securities which the Association has the positive intent and ability to hold to maturity are classified as held to maturity and reported at cost, adjusted for amortization of premiums and accretion of discounts over the life of the security using the interest method. Investment securities classified as available for sale are reported at fair value, with unrealized gains and losses excluded from operations and reported as a separate component of equity. The Association does not purchase investment securities for trading purposes. The cost of securities sold is determined by specific identification. Declines in fair value of investment securities available for sale that are deemed to be other-than-temporary are charged to operations as a realized loss. In estimating other-than-temporary impairment losses, management of the Association considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, the Association's intent to sell the security or whether it is more likely than not that it will be required to sell the security before the anticipated recovery of its remaining amortized cost basis and evaluation of cash flows to determine if the securities have been adversely affected.

Stock in FHLBC is recorded at cost, which represents redemption value. The Association is required by law to own stock in the FHLBC as a condition of membership or for borrowings from the FHLBC. FHLBC stock is evaluated for impairment in accordance with FASB ASC 942-325-35, “Financial Services - Depository and Lending – Investments - Other.” Determination of whether the FHLBC stock is impaired is based on the assessment of the ultimate recoverability of cost rather than by recognizing declines in value. The determination of whether a decline affects the ultimate recoverability of costs is influenced by the significance of the decline in net assets compared to the capital of the FHLBC and the length of time this situation has persisted; the ability of the FHLBC to make payments required by law or regulation and operating performance; the impact of legislative and

F-9

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

regulatory changes on member institutions and customer base and the liquidity position of the FHLBC. Management believes that no impairment charge on FHLBC stock is necessary at December 31, 2015 or 2014.

c.	Loans receivable, net are carried at unpaid principal balances, less allowance for loan losses, net deferred loan fees, deferred income and loans in process. Loan origination fees and certain direct loan origination costs are deferred and amortized to interest income over the contractual life of the loan using the interest method.

d.	Allowance for loan losses are established for impaired loans for the difference between the loan amount and the present value of expected future cash flows discounted at the original contractual interest rate, or as a practical expedient if the loan is deemed collateral dependent, the fair value of collateral less estimated selling costs. The Association considers a loan to be impaired when, based on current information and events, it is probable that the Association will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. The types of loans for which impairment is measured under FASB ASC 310-10-35, “Receivables,” include nonaccrual commercial and multi-family real estate loans, large nonaccrual one-to-four family, owner occupied and non-owner occupied loans and troubled debt restructurings (“TDRs”), where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. Such loans are placed on nonaccrual status at the point deemed uncollectible. Impairment losses are recognized through an increase in the allowance for loan losses. A loan is considered delinquent when a payment has not been made by the contractual due date.

Allowances for loan losses are available to absorb losses incurred on loans receivable and represents additions charged to expense, less net charge-offs. Loans are charged-off in the period deemed uncollectible. Recoveries of loans previously charged-off are recorded when received. The allowance for loan losses consists of specific and general components. The specific component relates to loans that are individually classified as impaired, for which the carrying value of the loan exceeds the fair value of the collateral or the present value of expected future cash flows, or loans otherwise adversely classified. The general component covers non-impaired loans and is based on the historical loan loss experience, including adjustments to historical loss experience maintained to cover uncertainties that affect the Association’s estimate of probable losses for each loan type. The Association increased the period of loan loss experience from eighteen months for 2014 to two years for 2015. The adjustments to historical loss experience are based on evaluation of several factors, including primarily changes in lending policies and procedures; changes in collection, charge-off and recovery practices; changes in the nature and volume of the loan portfolio; changes in the volume and severity of nonperforming loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; and changes in current, national and local economic and business conditions.

F-10

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

Management believes that all known and inherent losses in the loan portfolio that are probable and reasonable to estimate have been recorded as of each balance sheet date.

e.	Premises and equipment, net are carried at cost, less accumulated depreciation. Depreciation of premises and equipment is computed using the straight-line method based on the estimated useful lives of the related assets. Estimated lives are generally forty years for buildings and improvements, and three to ten years for furniture and equipment.

f.	Foreclosed real estate held for sale is carried at fair value less estimated costs to sell. Costs related to the development and improvement of foreclosed real estate are capitalized.

g.	Interest on certificates of deposit, investment securities and loans receivable is accrued as earned. Interest on loans receivable is excluded from income when considered uncollectible. When a loan is classified as nonaccrual, accrued interest is reversed against current income. Interest received on nonaccrual loans generally is applied against principal or interest and is recognized on the cash basis or cost recovery method. Accrual of interest is resumed on previously classified nonaccrual loans, when there is no longer any reasonable doubt as to the timely collection of interest.

h.	Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities which will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that will more likely than not be realized. Income tax expense is the tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

The FASB issued guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Association’s Federal and state tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Interest and penalties related to tax positions are recognized in income tax expense. The Association is no longer subject to U.S. Federal or state income tax examination by tax authorities for the years ended on or before December 31, 2012. For the years ended December 31, 2015 and 2014, management has determined there are no material uncertain tax positions.

i.	Loans service charge income includes primarily late fees. Other income includes service charges on nonsufficient funds, overdrafts, ATMs and other banking services. In April 2015, the Association began offering investment products and services to its customers. Commissions are recognized as earned.

F-11

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

j.	Impact of recent accounting pronouncements are summarized as follows:

In January 2014, the FASB issued ASU No. 2014-04, “Receivables – Troubled Debt Restructurings by Creditor (Subtopic 310-40).” The provisions of ASU 2014-04 require reclassification of a residential real estate loan to foreclosed real estate upon obtaining legal title to the property, which could occur either through foreclosure or deed in lieu of foreclosure. The existence of the borrower’s right of redemption will not prevent the lender from reclassifying a loan to foreclosed real estate once the lender obtains legal title to the property.

Entities are required to disclose the amount of foreclosed residential real estate and such loans in the process of foreclosure on an interim and annual basis. The provisions of ASU 2014-04 may be applied using either a modified retrospective transition method or a prospective transition method, beginning after December 15, 2014. The adoption of this ASU in the first quarter of 2015 did not have a material impact on the Association’s financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers.” The provisions of ASU 2014-09 requires an entity to recognize revenue that depicts the transfer of promised goods or services in an amount that reflects the consideration the entity expects to be entitled in exchange for those goods or services. In August 2015, ASU 2015-14 delayed the effective date to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. The adoption of this ASU is not expected to have a material impact on the Association’s financial position and results of operations.

In January 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” The provisions of ASU 2016-01 require certain equity investments to be measured at fair value with changes in fair value recognized in net income and simplify the impairment assessment of such investments; eliminate the requirement for public entities to disclose the methods and significant assumptions used to estimate fair value that is required to be disclosed for financial instruments measured at amortized cost; require public entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets and require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or in the accompanying notes to the financial statements. For public entities, ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. ASU 2016-01 is not expected to have a material impact on the Association's financial statements.

F-12

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” The provisions of ASU 2016-02 was issued to increase transparency and comparability among entities by requiring lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by leases and disclosing key information about leasing arrangements. For public entities, ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Association is currently evaluating the impact of ASU 2016-02 on its financial statements.

k.	Comprehensive loss consists of net loss, unrealized gains (losses) on available-for-sale securities, unrealized gains (losses) on defined benefit pension plan and unrealized gains (losses) on postretirement medical plan.

Changes recognized in accumulated other comprehensive (loss), net of tax are as follows:

Components of Accumulated Other Comprehensive (Loss), Net of Tax	2015	2014	Description
	(In thousands)

Unrealized gains and losses on investment securities available for sale:

Unrealized gains (losses) on investment securities	$(69)	$167	Included in accumulated other comprehensive loss
	23	(56)	Tax effect
	$(46)	$111	Net of tax

Reclassification adjustment	$(2)	$(47)	Gain on investment securities available for sale
	1	16	Tax effect
	$(1)	$(31)	Net of tax

Unrealized net loss on defined benefit pension plan	$(133)	$(755)	Included in accumulated other comprehensive loss

Amortization of defined benefit pension plan:
Net loss	$92	$59	Included in net periodic cost (note10)
	-	-	Tax effect
	$92	$59	Net of tax

Unrealized net gain (loss) on post-retirement medical plan	$24	$(37)	Included in accumulated other comprehensive loss
Unrealized prior service cost (credit) on post-retirement medical plan	$-	$207	Included in accumulated other comprehensive loss

Amortization of postretirement medical plan:
Net loss	$13	$10	Included in net periodic cost (note10)
Prior service cost	(9)	(8)	Included in net periodic cost (note10)
	-	-	Tax effect
	$4	$2	Net of tax

Total changes recognized in accumulated other comprehensive (loss), net of tax	$(60)	$(444)

l.	Subsequent events have been evaluated through March 10, 2016, the date of the Report of Independent Registered Public Accounting Firm, which is the date the financial statements were available to be issued.

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HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

(2)	Nature of Operations and Risks and Uncertainties

The Association is a community oriented financial institution that provides traditional financial services within its local market area. The Association is engaged primarily in the business of attracting deposits from the general public and using these funds to originate one-to-four family residential mortgage loans primarily to customers located in Madison County, Illinois.

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions, which affect the reported amounts of assets and liabilities as of the balance sheet dates and income and expenses for the periods covered. Actual results could differ significantly from these estimates and assumptions. Material estimates that are particularly susceptible to significant change relates to the determination of the allowance for loan losses, fair value of financial instruments, deferred tax asset and the net pension and postretirement medical plan obligations. The Association's operations are affected by interest rate risk, credit risk, market risk and regulations by the Office of the Comptroller of the Currency (“OCC”). The Association is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets. The Association uses a net market value methodology provided by an independent consultant to measure its interest rate risk exposure. This exposure is a measure of the potential decline in the net portfolio value of the Association based upon the effect of a rate shock of plus or minus 50 and 100 basis points. Net portfolio value is the present value of expected net cash flows from the institution's assets, liabilities and off-balance sheet contracts.

Credit risk is the risk of default on the Association's loan portfolio that results from the borrower’s inability or unwillingness to make contractually required payments.

Market risk reflects changes in the market value of investment securities, the value of collateral underlying loans receivable and the valuation of real estate held by the Association. The Association is subject to periodic examination by its primary regulatory agency, which may require the Association to record an increase in the allowance for loss on loans receivable, based on judgments regarding the loan portfolio information available at the time of its examination. The regulatory agency is not, however, directly involved in the determination of the allowance for loan losses, and any decisions to increase or decrease the allowance for loan losses are the responsibility of the Association’s management.

F-14

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

(3)	Investment Securities Available for Sale

Investment securities available for sale are summarized as follows:

	2015
		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
	(In thousands)
Debt securities:
Agencies due in 2019	$500	$1	$-	$501
Agencies due in 2020	500	-	(6)	494
MBS: Government-sponsored enterprise ("GSE") residential	10,353	-	(124)	10,229
Total	$11,353	$1	$(130)	$11,224

	2014
		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
	(In thousands)
Debt securities:
Agencies due in 2019	$500	$-	$(12)	$488
Agencies due in 2020	500	-	-	500
MBS: GSE residential	10,830	29	(75)	10,784
Total	$11,830	$29	$(87)	$11,772

As of December 31, 2015 and 2014, investment securities with a carrying value of $995 and $906 were pledged for public deposits.

For the year ended December 31, 2015, proceeds from sale of investment securities available for sale, gross realized gains and losses were $1,134, $5 and $3, respectively. For the year ended December 31, 2014, proceeds from sale of securities available for sale, gross realized gains and losses were $13,849, $155 and $108, respectively.

At December 31, 2015 and 2014, a substantial portion of the MBSs carry a fixed interest rate.

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HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

Investment securities having a continuous unrealized loss position for less than twelve months and twelve months or longer at December 31, 2015 and 2014 are summarized as follows:

	Number	Less than 12 Months		12 Months or Longer		Total
December 31,	of	Market	Unrealized	Market	Unrealized	Market	Unrealized
2015	Positions	Value	loss	Value	loss	Value	loss
	(Dollars in thousands)

Agencies	1	$494	$6	$-	$-	$494	$6
MBS	21	6,974	69	3,255	55	10,229	124
	22	$7,468	$75	$3,255	$55	$10,723	$130

	Number	Less than 12 Months		12 Months or Longer		Total
December 31,	of	Market	Unrealized	Market	Unrealized	Market	Unrealized
2014	Positions	Value	loss	Value	loss	Value	loss
	(Dollars in thousands)

Agencies	2	$500	$-	$488	$12	$988	$12
MBS	11	2,988	30	3,188	45	6,176	75
	13	$3,488	$30	$3,676	$57	$7,164	$87

The unrealized losses on the investment securities were due to changes in market interest rates and not the credit quality of the issuer. The Association did not consider the unrealized losses on those securities to be other-than-temporarily impaired credit related losses at the above dates. Total fair value of these investment securities at December 31, 2015 and 2014, was $10,723 and $7,164, respectively, which is approximately 96% and 61%, respectively, of the Association’s available for sale investments securities portfolio.

F-16

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

(4)	Loans Receivable, Net

Loans receivable, net are summarized as follows:

	2015	2014
	(In thousands)
Real estate loans:
One-to-four family, owner occupied	$52,163	$52,963
One-to-four family, non-owner occupied	4,780	5,458
Commercial and multi-family	14,876	5,857
Construction and land	3,034	2,980
Commercial business loans	713	514
Consumer loans	623	381
	76,189	68,153
Allowance for losses	(1,249)	(1,079)
Loans in process	(559)	(1,520)
Deferred income	-	(20)
Deferred loan fees, net	(79)	(114)
Total - average rate of 4.34% and 4.61%	$74,302	$65,420

See also note 8.

The risk characteristics of each loan portfolio segment are as follows:

One-to-four family, owner occupied, including construction and land

One-to-four family, owner occupied loans and construction and land loans are underwritten based on the applicant’s employment and credit history and the appraised value of the property. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Land loans are secured primarily by unimproved land for future residential use. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

One-to-four family, non-owner occupied

One-to-four family, non-owner occupied loans carry greater inherent risks than one-to-four family, owner occupied loans, since the repayment ability of the borrower is generally reliant on the success of the income generated from the property.

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HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

Commercial and multi-family real estate

Commercial real estate loans are secured primarily by office buildings, churches and various income-producing properties. Multi-family real estate loans are secured by generally apartment complexes. Commercial and multi-family real estate loans are underwritten based on the economic viability of the property and creditworthiness of the borrower, with emphasis given to projected cash flow as a percentage of debt service requirements. These loans carry increased risks as they involve larger balances concentrated with single borrowers or groups of related borrowers. Repayment of loans secured by income-producing properties depends on the successful operation of the real estate and the economy.

Commercial business

Commercial business loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial business loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may include a personal guarantee. Short-term loans may be made on an unsecured basis.

Commercial business loans carry significant credit risks as they involve larger balances concentrated with single borrowers or groups of related borrowers. In addition, repayment of such loans depends on the successful operation of the business for which an operating loan is utilized.

Consumer

Consumer loans include automobile, signature and other consumer loans. Potential credit risks include rapidly depreciable assets, such as automobiles, which could adversely affect the value of the collateral.

The following presents by portfolio segment, the activity in the allowance for loan losses:

	Allowance for Loan Losses
	Beginning	Provision for			Ending
	Balance	Losses	Charge-offs	Recoveries	Balance
Year Ended December 31, 2015:
Real estate loans:
One-to-four family, owner occupied	$791	$35	$(58)	$3	$771
One-to-four family, non-owner occupied	110	17	(59)	14	82
Commercial and multi-family	87	172	-	1	260
Construction and land	35	12	-	-	47
Commercial business loans	9	5	-	-	14
Consumer loans	9	9	-	1	19
Unallocated	38	18	-	-	56
	$1,079	$268	$(117)	$19	$1,249

F-18

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

	Allowance for Loan Losses
	Beginning	Provision for			Ending
	Balance	Losses	Charge-offs	Recoveries	Balance
Year Ended December 31, 2014:
Real estate loans:
One-to-four family, owner occupied	$1,131	$86	$(429)	$3	$791
One-to-four family, non-owner occupied	153	19	(62)	-	110
Commercial and multi-family	58	27	-	2	87
Construction and land	16	19	-	-	35
Commercial business loans	-	9			9
Consumer loans	10	(2)	-	1	9
Unallocated	46	(8)	-	-	38
	$1,414	$150	$(491)	$6	$1,079

The Association establishes the unallocated allowance for loan losses due to uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance for loan losses is maintained to cover probable and incurred credit losses inherent in the loan portfolio but not captured in the general component, such as historical loss experience data that may not precisely correspond to individual loan portfolio segments and to uncertainties in economic conditions.

The following presents by portfolio segment, the recorded investment in loans and impairment method:

	Allowance for Loan Losses			Loans
	Individually	Collectively		Individually	Collectively
	Evaluated	Evaluated		Evaluated	Evaluated
	for Impairment	for Impairment	Total	for Impairment	for Impairment	Total
At December 31, 2015:	(In thousands)
Real estate loans:
One-to-four family, owner occupied	$-	$771	$771	$1,901	$50,262	$52,163
One-to-four family, non-owner occupied	-	82	82	83	4,697	4,780
Commercial and multi-family	-	260	260	-	14,876	14,876
Construction and land	-	47	47	-	3,034	3,034
Commercial business loans	-	14	14	-	713	713
Consumer loans	-	19	19	-	623	623
Unallocated	-	56	56	-	-	-
	$-	$1,249	$1,249	$1,984	$74,205	$76,189

	Allowance for Loan Losses			Loans
	Individually	Collectively		Individually	Collectively
	Evaluated	Evaluated		Evaluated	Evaluated
	for Impairment	for Impairment	Total	for Impairment	for Impairment	Total
At December 31, 2014:	(In thousands)
Real estate loans:
One-to-four family, owner occupied	$-	$791	$791	$2,070	$50,893	$52,963
One-to-four family, non-owner occupied	-	110	110	351	5,107	5,458
Commercial and multi-family	-	87	87	-	5,857	5,857
Construction and land	-	35	35	-	2,980	2,980
Commercial business loans	-	9	9	-	514	514
Consumer loans	-	9	9	33	348	381
Unallocated	-	38	38	-	-	-
	$-	$1,079	$1,079	$2,454	$65,699	$68,153

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HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

The following tables present impaired loans and allowance for loan losses and nonperforming loans based on class level:

Impaired Loans
	With	With no
	Allowance	Allowance		Unpaid	Allowance	Average
	for Loan	for Loan		Principal	for Loan	Recorded
	Losses	Losses	Total	Balance	Losses	Investment
At December 31, 2015:	(In thousands)
Real estate loans:
One-to-four family, owner occupied	$-	$1,901	$1,901	$2,180	$-	$1,925
One-to-four family, non-owner occupied	-	83	83	106	-	84
Commercial and multi-family	-	-	-	-	-	-
Construction and land	-	-	-	-	-	-
Commercial business loans	-	-	-	-	-	-
Consumer loans	-	-	-	-	-	-
	$-	$1,984	$1,984	$2,286	$-	$2,009

Nonperforming Loans
		Past Due 90	Accruing
		Days and More	Troubled Debt
	Nonaccrual	Still Accruing	Restructurings	Total
At December 31, 2015:	(In thousands)
Real estate loans:
One-to-four family, owner occupied	$-	$-	$488	$488
One-to-four family, non-owner occupied	-	-	-	-
Commercial and multi-family	-	-	-	-
Construction and land	-	-	-	-
Commercial business loans	-	-	-	-
Consumer loans	-	1	-	1
	$-	$1	$488	$489

	Impaired Loans
	With	With no
	Allowance	Allowance		Unpaid	Allowance	Average
	for Loan	for Loan		Principal	for Loan	Recorded
	Losses	Losses	Total	Balance	Losses	Investment
At December 31, 2014:	(In thousands)
Real estate loans:
One-to-four family, owner occupied	$-	$2,070	$2,070	$2,338	$-	$2,133
One-to-four family, non-owner occupied	-	351	351	449	-	370
Commercial and multi-family	-	-	-	-	-	-
Construction and land	-	-	-	-	-	-
Commercial business loans	-	-	-	-	-	-
Consumer loans	-	33	33	33	-	34
	$-	$2,454	$2,454	$2,820	$-	$2,537

	Nonperforming Loans
		Past Due 90	Accruing
		Days and More	Troubled Debt
	Nonaccrual	Still Accruing	Restructurings	Total
At December 31, 2014:	(In thousands)
Real estate loans:
One-to-four family, owner occupied	$1,019	$-	$499	$1,518
One-to-four family, non-owner occupied	27	-	-	27
Commercial and multi-family	-	-	-	-
Construction and land	-	-	-	-
Commercial business loans	-	-	-	-
Consumer loans	-	33	-	33
	$1,046	$33	$499	$1,578

F-20

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

Impaired loans with identified losses have been reduced by partial charge-offs and are carried at their estimated net realizable value. The Association believes no further allowance for loan losses were necessary at December 31, 2015 or 2014.

There were no nonaccrual loans at December 31, 2015. At December 31, 2014, nonaccrual loans included troubled debt restructurings of $695.

For the year ended December 31, 2015 and 2014, gross interest income that would have been recorded had the impaired loans been current in accordance with their original terms was $125 and $131, respectively. Interest income recognized on such loans for the year ended December 31, 2015 and 2014 was $120 and $126, respectively.

The Association does not have any commitments to lend additional funds to borrowers with loans whose terms have been modified in TDRs or whose loans are on nonaccrual.

There were no loans modified as troubled debt restructurings during 2015.

Following is a summary of troubled debt restructurings during the year ended December 31, 2014:

		Pre-modification	Post-modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment
During the Year Ended December 31, 2014:	(Dollars in thousands)
Real estate loans:
One-to-four family, owner occupied	1	$102	$102

At December 31, 2014, there was one loan with a recorded investment of $93, which was restructured (extension of maturity date at a stated interest rate lower than the risk-adjusted market rate) in 2014 and was not subsequently in default during the year ended December 31, 2014.

Following is a summary of troubled debt restructurings at December 31, 2015 and 2014:

	Number of	Recorded
	Contracts	Investment
	(Dollars in thousands)
At December 31, 2015:
One-to-four family, owner occupied	4	$488

At December 31, 2014:
One-to-four family, owner occupied	6	$1,194

One single-family, owner occupied loan in the amount of $695 at December 31, 2014 was subsequently removed from the TDR classification in February 2015 due to the improved paying capacity of the borrower and restructuring of the loan at a current market interest rate with no concessions.

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HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

At December 31, 2015, there were no residential real estate loans in the process of foreclosure.

The following table presents the Association’s loan portfolio aging analysis:

	Days Past Due
	30-59	60-89	90 or more	Current	Total
At December 31, 2015:	(In thousands)
Real estate loans:
One-to-four family, owner occupied	$390	$104	$-	$51,669	$52,163
One-to-four family, non-owner occupied	26	-	-	4,754	4,780
Commercial and multi-family	-	-	-	14,876	14,876
Construction and land	15	-	-	3,019	3,034
Commercial business loans	-	-	-	713	713
Consumer loans	2	-	1	620	623
	$433	$104	$1	$75,651	$76,189

	Days Past Due
	30-59	60-89	90 or more	Current	Total
At December 31, 2014:	(In thousands)
Real estate loans:
One-to-four family, owner occupied	$377	$291	$129	$52,166	$52,963
One-to-four family, non-owner occupied	-	311	-	5,147	5,458
Commercial and multi-family	-	-	-	5,857	5,857
Construction and land	15	-	-	2,965	2,980
Commercial business loans	-	-	-	514	514
Consumer loans	-	-	33	348	381
	$392	$602	$162	$66,997	$68,153

The Association classifies loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Generally, smaller dollar consumer loans are excluded from this process and are reflected in the Pass category. The delinquency trends of these consumer loans are monitored on a homogeneous basis.

The Association uses the following definitions for risk ratings:

The Pass asset quality rating encompasses assets that have generally performed as expected. With the exception of some smaller consumer and residential loans, these assets generally do not have delinquency. Loans assigned this rating include loans to borrowers possessing solid credit quality with acceptable risk.

The Special Mention asset quality rating encompasses assets that have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. This grade is intended to include loans to borrowers whose credit quality has clearly deteriorated and where risk of further decline is possible unless active measures are taken to correct the situation.

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HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

The Substandard asset quality rating encompasses assets that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any; assets having a well-defined weakness based upon objective evidence; assets characterized by the distinct possibility that the Association will sustain some loss if the deficiencies are not corrected; or the possibility that liquidation will not be timely. Loans categorized in this grade possess a well-defined credit weakness and the likelihood of repayment from the primary source is uncertain.  Significant financial deterioration has occurred and very close attention is warranted to ensure the full repayment without loss.  Collateral coverage may be marginal.

Doubtful asset quality rating encompasses assets that have all of the weaknesses of those classified as substandard.  In addition, these weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

The Loss asset quality rating encompasses assets that are considered uncollectible and of such little value that their continuance as assets is not warranted. A loss classification does not mean that an asset has no recovery or salvage value; instead, it means that it is not practical or desirable to defer writing off or reserving all or a portion of a basically worthless asset, even though partial recovery may be realized in the future.

The following tables present the credit risk profile of the Association’s loan portfolio based on rating category and payment activity:

	Credit Quality Indicator-Credit Risk Profile by Grade or Classification
	Special
	Mention	Substandard	Doubtful	Loss	Pass	Total
	(In thousands)
At December 31, 2015:
Real estate loans:
One-to-four family, owner occupied	$533	$1,793	$-	$-	$49,837	$52,163
One-to-four family, non-owner occupied	93	83	-	-	4,604	4,780
Commercial and multi-family	-	-	-	-	14,876	14,876
Construction and land	3	-	-	-	3,031	3,034
Commercial business loans	-	-	-	-	713	713
Consumer loans	7		-	-	616	623
	$636	$1,876	$-	$-	$73,677	$76,189

	Credit Quality Indicator-Credit Risk Profile by Grade or Classification
	Special
	Mention	Substandard	Doubtful	Loss	Pass	Total
	(In thousands)
At December 31, 2014:
Real estate loans:
One-to-four family, owner occupied	$339	$2,706	$-	$-	$49,918	$52,963
One-to-four family, non-owner occupied	97	1,129	-	-	4,232	5,458
Commercial and multi-family	-	-	-	-	5,857	5,857
Construction and land	4	-	-	-	2,976	2,980
Commercial business loans	-	-	-	-	514	514
Consumer loans	9	33	-	-	339	381
	$449	$3,868	$-	$-	$63,836	$68,153

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HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

Loans to executive officers, directors and their affiliates of the Association for the years ended December 31, 2015 and 2014 are summarized as follows:

	2015	2014
	(In thousands)
Balance, beginning of year	$961	$983
Additions	1,520	-
New director	530	-
Resignation of director	(265)	-
Repayments	(879)	(22)
Balance, end of year	$1,867	$961

These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

(5)	Premises and Equipment, Net

Premises and equipment, net are summarized as follows:

	2015	2014
	(In thousands)
Land	$324	$324
Office buildings	2,769	2,664
Furniture and equipment	423	868
	3,516	3,856
Less accumulated depreciation	1,635	2,022
	$1,881	$1,834

Depreciation expense for 2015 and 2014 was $127 and $118, respectively.

(6)	Foreclosed Real Estate, Net

Foreclosed real estate, net is summarized as follows:

	2015	2014
	(In thousands)
Foreclosed real estate-residential	$667	$365

At December 31, 2015 and 2014, foreclosed real estate includes eight single-family dwellings and six single-family dwellings, respectively.

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HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

Activity in foreclosed real estate is summarized as follows:

	2015	2014
	(In thousands)
Balance, beginning of year	$365	$155
Foreclosures	636	432
Proceeds from sale	(430)	(284)
Loans to facilitate sales	(24)	-
Gain on sale	120	62
Balance, end of year	$667	$365

Following is a summary of operations from foreclosed real estate:

	2015	2014
	(In thousands)
(Gain) on foreclosed real estate	$(120)	$(62)
Foreclosed real estate expenses, net	75	144
	$(45)	$82

(7)	Deposits

Deposits are summarized as follows:

Description and interest rate	2015	2014
	(In thousands)
Non-interest bearing checking accounts	$4,237	$4,575
Interest bearing checking accounts, 0.59%	311	-
Savings accounts, .05% and .05%	7,517	8,173
Money market accounts, 0.18% and 0.10%	8,720	7,078
Total transaction accounts	20,785	19,826
Certificates:
.00 - .99%	13,227	19,134
1.00 - 1.99%	26,199	24,671
2.00 - 2.99%	19,802	7,245
3.00 - 3.99%	-	209
Total certificates, 1.51% and 1.28%	59,228	51,259
Total deposits - average rate 1.14% and 0.94%	$80,013	$71,085

F-25

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

Certificate maturities are summarized as follows:

	2015	2014
	(In thousands)
First year	$16,101	$24,058
Second year	6,864	10,950
Third year	12,902	4,474
Fourth year	12,233	6,697
Fifth year	11,080	4,831
Sixth year	48	249
	$59,228	$51,259

The aggregate amount of certificates in denominations of $250 or more at December 31, 2015 and 2014 was $7,456 and $3,037, respectively. There were no brokered deposits at December 31, 2015 or 2014. Under the Federal Deposit Insurance Act and the FDIC’s implementing regulations, $250 is the standard maximum deposit insurance amount for deposits in an insured depository institution that are maintained in the same ownership right and capacity. Deposits maintained in different rights and capacities are insured separately from each other.

Deposits from executive officers, directors and affiliates held by the Association were $778 and $816 at December 31, 2015 and 2014, respectively.

Interest expense on deposits is summarized as follows:

	2015	2014
	(In thousands)
Checking accounts	$1	$-
Savings accounts	5	5
Money market accounts	9	7
Certificates	759	701
	$774	$713

F-26

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF COLLINSVILLE

Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

(8)	Advances from Federal Home Loan Bank of Chicago

Advances from Federal Home Loan Bank of Chicago are summarized as follows:

Maturity Date	Interest Rate	2015	2014
		(In thousands)
January 6, 2016	3.90%	$3,000	$3,000
July 18, 2016	4.62%	5,000	5,000
March 12, 2018	4.92%	1,000	1,000
Total - average effective rate 4.47% and 4.47%		$9,000	$9,000

During 2015, the Association entered into an irrevocable standby letter of credit with the FHLBC of $2,200, which matures on November 2, 2018, to secure public deposits.

At December 31, 2015, fixed-rate advances and standby letters of credit are secured by FHLB stock and a blanket lien on certain mortgage loans totaling $62,626, with advance equivalents of $45,829. The Association had remaining credit available under the FHLB advance program of $34,629 at December 31, 2015.

(9)	Income Taxes

Net deferred tax asset is summarized as follows:

	2015	2014
	(In thousands)
Deferred tax assets:
Allowance for losses on loans	$498	$447
Accrued pension plan benefits	548	562
Accrued postretirement medical benefits	404	415
Unrealized loss on securities available for sale	44	20
Net operating loss carryforward	1,700	1,455
Other	28	6
Total deferred tax assets before valuation allowance	3,222	2,905
Valuation allowance	(2,996)	(2,708)
Total deferred tax assets	226	197
Deferred tax liabilities:
Deferred loan fees, net	(182)	(177)
Net deferred tax asset	$44	$20

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Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

Change in valuation allowance for deferred tax asset is summarized as follows:

	2015	2014
	(In thousands)
Valuation allowance:
Balance, beginning of year	$(2,708)	$(1,281)
Change in valuation allowance ("VA") in operations	(288)	(1,223)
Change in VA in accumulated other comprehensive loss	-	(204)
Balance, end of year	$(2,996)	$(2,708)

At December 31, 2015, the Association has a net operating loss carryforward for Federal income tax purposes of $3,839, which is available to offset future Federal taxable income from 2030 through 2035. At December 31, 2015, the Association has a net operating loss carryforward for State of Illinois income tax purposes of $5,259, which is available to offset future State of Illinois taxable income from 2019 through 2027.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. At December 31, 2014, management of the Association increased the valuation allowance by $1,427 based upon the Association’s cumulative operating losses in recent years. A valuation allowance has been recorded against all components of the net deferred tax asset, except for the unrealized loss on available for sale securities.

A reconciliation of income tax expense at the statutory federal corporate tax rate to the Association’s actual income tax expense is as follows:

	2015	2014
	(In thousands)
Federal statutory income tax at 34%	$(239)	$(21)
Change in valuation allowance	288	1,223
State tax effect	(53)	(5)
Other	4	6
Actual deferred Federal tax expense	$-	$1,203

Effective tax rate	-	1909.5%

There was no current Federal tax expense or state tax expense for 2015 or 2014.

The Association is permitted to make additions to the tax bad debt reserve using the experience method. The Association's retained earnings include tax bad debt reserves of $2,203 for which no provision for Federal income taxes has been made.

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Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

The estimated deferred tax liability on such amount is approximately $749, which has not been recorded in the accompanying financial statements. If these tax bad debt reserves are used for other than loan losses, the amount used will be subject to Federal income taxes at the then prevailing corporate rate.

(10)	Employee Benefits

The Association maintains a defined benefit pension plan, which was frozen in 2010 and covers substantially all employees. Plan benefits are fully vested after six years of service and are based on years of service and the employee's five highest consecutive years of compensation during the last ten years preceding retirement.

The Association’s funding policy is to contribute annually the minimum amount necessary to satisfy the Internal Revenue Service’s funding standards. The Association may contribute additional amounts as permitted by the plan.

In addition, the Association maintains a plan for providing postretirement medical benefits to retired corporate officers and their spouses. Effective January 29, 2014, the plan was frozen. The liability for such benefits is unfunded. The accumulated obligation, which represents the present value of the estimated future benefits payable to a participant attributed to service rendered to date, will be recognized on a delayed basis as a component of net periodic cost.

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Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

The projected benefit obligation, which is equal to the accumulated benefit obligation, fair market value of plan assets and funded status of the Association’s benefit plans using a December 31 measurement date are summarized as follows:

	Defined Benefit		Postretirement
	Pension Plan		Medical Plan
	2015	2014	2015	2014
	(In thousands)
Projected benefit obligation:
Balance, beginning of year	$(4,004)	$(3,654)	$(1,013)	$(1,188)
Service cost	-	-	-	-
Interest cost	(146)	(169)	(38)	(43)
Amendments	-	-	-	208
Actuarial gain (loss)	63	(645)	24	(38)
Benefits paid	316	464	42	48
Balance, end of year	(3,771)	(4,004)	(985)	(1,013)

Plan assets at fair value:
Balance, beginning of year	2,509	2,783	-	-
Actual return	(49)	80	-	-
Contributions	163	110	42	48
Benefits paid	(316)	(464)	(42)	(48)
Balance, end of year	2,307	2,509	-	-
Accrued plan benefits	$(1,464)	$(1,495)	$(985)	$(1,013)

The actuarial losses related to the projected benefit obligation during 2014 were due primarily to the decrease in the discount rate from 4.80% at December 31, 2013 to 3.80% at December 31, 2014 and the changes in the mortality tables.

The following is a summary of the Association’s accrued postretirement medical benefits:

	2015	2014
	(In thousands)
Accumulated postretirement medical benefits:
Retirees	$(985)	$(1,013)
Fully eligible active plan participants	-	-
Other active participants	-	-
Accrued postretirement medical benefits	$(985)	$(1,013)

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Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes the assumptions that market participants would use in pricing the assets (the “inputs”) into three broad levels. The fair values for equity securities are determined by quoted market prices (Level 1). For debt securities, fair values are based upon market prices of similar securities (Level 2). For securities where quoted market prices or market prices of similar securities are not available, fair values are based upon appraisals of underlying collateral and discounted cash flow analysis (Level 3).

The following table summarizes plan assets for the defined benefit pension plan, measured at fair value on a recurring basis at December 31, 2015 and 2014, segregated by the level of the inputs within the hierarchy used to measure fair value:

				Total
Assets	Level 1	Level 2	Level 3	Fair Value
	(In thousands)
December 31, 2015:
Pooled separate accounts	$-	$2,307	$-	$2,307

				Total
Assets	Level 1	Level 2	Level 3	Fair Value
	(In thousands)
December 31, 2014:
Pooled separate accounts	$-	$2,509	$-	$2,509

Net periodic cost included the following components:

	Defined Benefit		Postretirement
	Pension Plan		Medical Plan
	2015	2014	2015	2014
	(In thousands)
Service cost	$-	$-	$-	$-
Interest cost	146	169	38	43
Actual return on plan assets	49	(80)	-	-
Amortization:
Unrecognized net loss	92	59	13	10
Unrecognized prior service cost	-	-	(9)	(8)
Asset (loss) gain deferred	(195)	(110)	-	-
Net periodic cost	$92	$38	$42	$45

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Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

The assumptions for the plans were:

	Defined Benefit		Postretirement
	Pension Plan		Medical Plan
Projected Benefit Obligation:	2015	2014	2015	2014
At December 31,
Discount rate	3.90%	3.80%	3.90%	3.80%
Rate of increase in future compensation levels	-	-	-	-

Plan Assets:
Expected long-term rate of return on assets	6.00%	6.00%	-	-

	Defined Benefit		Postretirement
	Pension Plan		Medical Plan
Net Periodic Benefit Cost:	2015	2014	2015	2014
For the year ended December 31,
Discount rate	3.80%	4.80%	3.80%	4.80%
Rate of increase in future compensation levels	-	-	-	-
Expected long-term rate of return on assets	6.00%	7.00%	-	-

The weighted-average annual assumed rate of increase in the per capita cost of covered benefits for the medical plan was 7.50% and 8.00% for 2015 and 2014, respectively, reducing to 7.00% for 2016 and reduction of 0.25% per year thereafter until 5.00% in 2024 and thereafter. The effect of increasing the assumed health care trend rates by one percentage point will increase the accumulated postretirement benefit obligation at December 31, 2015 and 2014 by $146 and $153, respectively. The effect of decreasing the assumed health care trend rates by one percentage point will decrease the accumulated postretirement benefit obligation at December 31, 2015 and 2014 by $119 and $124, respectively.

The Association’s defined benefit pension plan target allocations and weighted-average asset allocations by asset category are as follows:

	Target
	Allocation
	2016	2015	2014
Pooled separate accounts:
Equity	30%-40%	37%	33%
Debt	60%-70%	63%	67%

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Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

The Association’s investment strategy is to maintain a diversified investment portfolio. Rebalancing occurs on a periodic basis to maintain the target allocations, but normal market activity may result in deviations. As a result of the percentage of equities held, actual return of plan assets for any one year may fluctuate significantly due to changes in the stock market.

A range of expected returns for an asset class is determined using long-term historical returns for an index comparable to that class. The range is then adjusted for anticipated asset management fees for the specific fund or security in that class. If no comparable index exists, the investment manager’s range of expected future returns for the fund or security is used.

A range of aggregate expected long-term rates of return is developed using an average of the expected fund or security returns weighted on the midpoint of the plan’s investment policy ranges for the asset class. A single rate is selected from that range.

Pension benefits expected to be paid in each of the next five years and in the aggregate for the five years thereafter are summarized as follows:

	Defined	Post-
	Benefit	Retirement
	Pension	Medical
	Plan	Plan
	(In thousands)
2016	$271	$46
2017	264	50
2018	334	54
2019	252	59
2020	246	49
2021 through 2025	1,113	238
	$2,480	$496

The Association expects to contribute $172 to its pension plan during 2016 and $46 to its medical plan in 2016.

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Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

Accumulated other comprehensive loss, net for the benefit plans are summarized as follows:

	Defined Benefit		Postretirement
	Pension Plan		Medical Plan
	2015	2014	2015	2014
	(In thousands)
Unrecognized prior service cost	$-	$-	$(100)	$(109)
Unrecognized net loss	2,344	2,303	271	308
	2,344	2,303	171	199
Tax effect	(547)	(547)	(126)	(126)
Unrecognized loss, net of taxes	$1,797	$1,756	$45	$73

The estimated amounts that will be amortized from accumulated other comprehensive loss, net into net periodic cost for the plans for 2016 are as follows:

	Defined	Post-
	Benefit	Retirement
	Pension	Medical
	Plan	Plan
(In thousands)
Unrecognized prior service cost	$-	$(9)
Unrecognized net loss	110	9
	$110	$-

During 2011, the Association adopted a 401(k) plan which covers substantially all employees. Participants may contribute to the 401(k) plan, subject to Internal Revenue Code limitations. The Association contributes 3% of salary each plan year. There are no employer matching contributions. Participants are fully vested after six years of service. 401(k) plan expense for the year ended December 31, 2015 and 2014 was $23 and $18, respectively.

(11)	Equity and Regulatory Capital

The Association is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines, the Association must meet specific guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.

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Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

The Association's capital amounts and classifications are also subject to judgments by the regulators about components, risk-weightings and other factors. At December 31, 2015 and 2014, the Association met all capital adequacy requirements. The Association is also subject to the regulatory framework for prompt corrective action. At December 31, 2015 and 2014, the most recent notification from the regulatory agencies categorized the Association as well-capitalized. There are no conditions or events since the dates of the aforementioned notifications which management believes have changed the Association's category.

On January 23, 2013, the OCC established minimum capital ratios that are higher than current banking regulations. The Association was required to achieve and maintain a Tier 1 (Core) Capital Ratio equal to or greater than 8.0% and a Total Risk-Based Capital Ratio equal to or greater than 12.0%. The Association’s reported December 31, 2014 Tier 1 and Total Risk-Based capital levels exceeded these minimum requirements. On April 1, 2015, the OCC terminated such higher minimum capital ratios (see Note 16).

On July 9, 2013, the OCC approved rules that amended the regulatory capital rules applicable to the Association. The rules implemented the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. Various provisions of the Dodd-Frank Act increased the capital requirements of financial institutions. The rules include new minimum risk-based capital and leverage ratios, which became effective January 1, 2015, and refine the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital level requirements applicable to the Association are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital to risk-weighted assets ratio of 6% (increased from 4%); (iii) a total capital to risk-weighted assets ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage ratio of 4%. The rules also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital ratios, and resulting in the following ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital to risk-weighted assets ratio of 8.5%; (iii) a total capital to risk-weighted assets ratio of 10.5%; and, a Tier 1 leverage ratio of 6.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to further limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that could be utilized for such actions.

To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based, common equity Tier 1 risk-based (effective January 1, 2015) and Tier 1 leverage ratios as set forth in the following tables.

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Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

The Association's actual and required capital amounts and ratios at December 31, 2015 are as follows:

			Minimum Required
			for Capital		to be "Well
	Actual		Adequacy		Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Equity	$6,862
Unrealized loss on securities AFS, net	85
Unrecognized loss, net - benefit plans	1,842
Tangible capital	8,789
General valuation allowance - limited	668

Total capital to risk-weighted assets	$9,457	17.9%	$4,231	8.0%	$5,289	10.0%

Tier 1 capital to risk-weighted assets	$8,789	16.6%	$3,173	6.0%	$4,231	8.0%

Common equity Tier 1 capital to risk-weighted assets	$8,789	16.6%	$2,380	4.5%	$3,438	6.5%

Tier 1 capital to total assets	$8,789	9.0%	$3,913	4.0%	$4,891	5.0%

The general valuation allowance is limited to 1.25% of risk-weighted assets.

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Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

The Association's actual and required capital amounts and ratios at December 31, 2014 are as follows:

			Minimum Required
			for Capital		to be "Well
	Actual		Adequacy		Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Equity	$7,624
Unrealized loss on securities AFS, net	38
Unrecognized loss, net - benefit plans	1,829
Tangible capital	9,491
General valuation allowance - limited	561

Total capital to risk-weighted assets	$10,052	22.7%	$3,542	8.0%	$4,428	10.0%

Tier 1 capital to risk-weighted assets	$9,491	21.4%	$1,771	4.0%	$2,657	6.0%

Tier 1 capital to total assets	$9,491	10.5%	$3,624	4.0%	$4,531	5.0%

(12)	Financial Instruments with Off-Balance Sheet Risk

The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments generally include commitments to originate mortgage loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The maximum exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amount and related accrued interest receivable of those instruments.

The Association minimizes this risk by evaluating each borrower's creditworthiness on a case-by-case basis. Collateral held by the Association consists of a first or second mortgage on the borrower's property. The amount of collateral obtained is based upon an appraisal of the property.

Commitments to originate mortgage loans are legally binding agreements to lend to the Association's customers. Commitments at December 31, 2015 and 2014 to originate balloon and fixed-rate loans (including related loans in process) were $1,417 and $1,521, expiring in 180 days or less. Interest rates for commitments to fund balloon and fixed-rate loans ranged from 1.99% to 6.00% and 1.99% to 6.00% at December 31, 2015 and 2014, respectively.

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Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

During July 2015, the Association entered into an advance transaction with the FHLBC to borrow $5,000 on July 18, 2016. One advance of $3,000 will carry an interest rate of 1.84% and mature on July 18, 2018. The other advance of $2,000 will carry an interest rate of 2.21% and mature on July 18, 2019.

In addition, the Association has an unused open line of credit with TIB-The Independent BankersBank of $2.5 million.

(13)	Fair Value Measurements and Fair Value of Financial Instruments

Fair Value Measurements

The fair value hierarchy prioritizes the assumptions that market participants would use in pricing the assets or liabilities (the “inputs”) into three broad levels.

The fair value hierarchy gives the highest priority (Level 1) to quoted prices in active markets for identical assets and liabilities and the lowest priority (Level 3) to unobservable inputs in which little, if any, market activity exists, requiring entities to develop their own assumptions and data.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in market areas that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks and default rates) or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Valuation Techniques

Available for sale securities are carried at fair value utilizing Level 1 and Level 2 inputs. For debt securities, the Association obtains fair value measurements from an independent pricing service. Debt securities include Federal agency obligations and MBSs. The fair value measurements consider observable data that may include dealer quotes, live trading levels, trade execution data, cash flows, market consensus prepayment speeds, market spreads, credit information and the U.S. Treasury yield curve.

Impaired loans are carried at fair value utilizing Level 3 inputs, consisting of appraisals of underlying collateral (collateral method) adjusted for selling costs (unobservable input), which generally approximate 6% of the sales prices and discounted cash flow analysis. See note 4.

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Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

Measured at Fair Value on a Recurring Basis

The following table summarizes financial assets measured at fair value on a recurring basis at December 31, 2015 and 2014, segregated by the level of the inputs within the hierarchy used to measure fair value:

				Total
Assets	Level 1	Level 2	Level 3	Fair Value
	(In thousands)
December 31, 2015:
Agencies	$-	$995	$-	$995
MBS: GSE residential	-	10,229	-	10,229
	$-	$11,224	$-	$11,224

December 31, 2014:
Agencies	$-	$988	$-	$988
MBS: GSE residential	-	10,784	-	10,784
	$-	$11,772	$-	$11,772

There were no transfers between Level 1 and Level 2 categorizations for the years presented.

Assets Measured at Fair Value on a Nonrecurring Basis

Assets measured at fair value on a non-recurring basis include impaired loans. At December 31, 2015 and 2014, impaired loans of $281 and $230, respectively, were adjusted to fair value utilizing Level 3 inputs during such years. The impaired loans are collateral dependent. Fair value adjustments, consisting of charge-offs, on impaired loans during the years ended December 31, 2015 and 2014 amounted to $117 and $274, respectively.

Nonfinancial assets measured at fair value on a nonrecurring basis include foreclosed real estate. Foreclosed real estate is initially recorded at fair value utilizing Level 3 units based on observable market data less costs to sell when acquired, establishing a new costs basis. If it is determined that fair value declines subsequent to foreclosure, an allowance for losses is recorded through noninterest expense. See Note 6.

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Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

Fair Value of Financial Instruments

Fair values of financial instruments have been estimated by the Association based on available market information with the assistance of an independent consultant:

	Carrying	Fair	Fair Value Measurements Using
	Amount	Value	Level 1	Level 2	Level 3
December 31, 2015:	(In thousands)
Cash and cash equivalents	$9,100	$9,100	$9,100	$-	$-
Securities available for sale	11,224	11,224	-	11,224	-
Stock in FHLBC	837	837	-	837	-
Loans receivable, net	74,302	76,945	-	-	76,945
Accrued interest receivable	296	296	-	296	-
Deposits	80,013	80,196	20,785	59,411	-
Advances from FHLBC	9,000	9,201	-	9,201	-
Accrued interest payable	$36	$36	$-	$36	$-

December 31, 2014:
Cash and cash equivalents	$9,794	$9,794	$9,794	$-	$-
Securities available for sale	11,772	11,772	-	11,772	-
Stock in FHLBC	837	837	-	837	-
Loans receivable, net	65,420	68,607	-	-	68,607
Accrued interest receivable	288	288	-	288	-
Deposits	71,085	71,173	19,826	51,347	-
Advances from FHLBC	9,000	9,502	-	9,502	-
Accrued interest payable	$34	$34	$-	$34	$-

The following methods and assumptions were used in estimating the fair values shown above:

.	Cash and cash equivalents are valued at their carrying amounts due to the relatively short period to maturity of the instruments.
.	Stock in FHLBC is valued at cost, which represents redemption value and approximates fair value.
.	Fair values are computed for each loan category using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.
.	The carrying amounts of accrued interest receivable and accrued interest payable approximate fair value.
.	Deposits with no defined maturities, such as checking accounts, savings accounts and money market deposit accounts are, by definition, equal to the amount payable on demand at the balance sheet date. Advances from the FHLBC, are valued at current market interest rates of FHLBC advances.
.	The fair values of certificate accounts are computed using interest rates currently being offered to deposit customers.

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Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

Off-balance sheet assets include the commitments to extend credit for which fair values were estimated based on interest rates and fees currently charged for similar transactions. Due to the short-term nature of the outstanding commitments, the fair values of fees on those commitments approximates the amount collected and the Association’s has not assigned a value to such instruments for purposes of this disclosure.

The methods and assumptions used in estimating fair values for investment securities are indicated above under the caption, “Valuation Techniques.”

(14)	Contingencies

The Association is involved in certain legal actions arising from normal business activities. Management believes that the outcome of such proceedings will not have any material adverse effect on the financial statements of the Association.

(15)	Settlement Award

In January 2014, the Association received a $473 settlement award from a former vendor related to the processing of certain loan transactions.

(16)	Regulatory Agreement

On December 19, 2012, the Office of the Comptroller of the Currency (“OCC”) and the Association entered into an Agreement that superseded the Memorandum of Understanding with the Office of Thrift Supervision, predecessor to the OCC, dated August 13, 2010. Under the Agreement, the Association agreed to develop and implement a three-year capital plan; adopt and implement a written program to eliminate the basis of criticism of assets, including specific workout plans for all criticized assets of $100,000 or more to the Assistant Deputy Comptroller; and address certain deficiencies in policies and procedures related to loans. The Board of Directors and management took action to comply with the Agreement. On April 1, 2015, the OCC terminated the Agreement.

(17)	Subsequent Event-Plan of Conversion

On March 7, 2016, the Association’s Board of Directors adopted a Plan of Conversion to convert from a federally-chartered mutual savings association to a capital stock form of organization with the establishment of a stock holding company, as parent of the Association (“Conversion”). The stock holding company is organized under the laws of the State of Maryland and will own all of the outstanding common stock of the Association upon completion of the Conversion. The transaction is subject to certain conditions, including the required regulatory approvals and approval of the Plan of Conversion by the Association. In addition, the Association will adopt an employee stock ownership plan (“ESOP”) which will subscribe up to 8% of the common stock in the offering.

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Notes to Financial Statements

December 31, 2015 and 2014

(Dollars in thousands)

Shares of the stock holding company’ s common stock will be offered in a subscription offering pursuant to non-transferable subscription rights at a predetermined and uniform price in the following order of preference: (1) to the eligible account holders of record of the Association as of December 31, 2014; (2) to tax qualified employee stock benefit plans; (3) if applicable, to supplemental eligible account holders of record as of the last day of the calendar quarter preceding regulatory approval of the Conversion; and (4) any person other than an eligible account holder or a supplemental eligible account holder, holding a qualifying deposit on the voting record date. Concurrently with the subscription offering, shares not subscribed for in the subscription offering will be offered to the general public in a direct community offering with preference given first to natural persons residing in counties of Madison and St. Clair, Illinois; and thereafter to other members of the general public.

Subsequent to the Conversion, voting rights will be held and exercised exclusively by the stockholders of the holding company. Deposit account holders will continue to be insured by the FDIC. A liquidation account will be established in an amount equal to the Association’s total equity as of the latest balance sheet date in the final offering circular used in the Conversion. Each eligible account holder or supplemental account holder will be entitled to a proportionate share of this account in the event of a complete liquidation of the Association, and only in such event. This share will be reduced if the eligible account holder’s or supplemental account holder’s deposit balance falls below the amounts on the date of record and will cease to exist if the account is closed. The liquidation account will never be increased despite any increase after Conversion in the related deposit balance.

Following completion of the Conversion, the Association may not pay a dividend on its capital stock, if the effect thereof would cause retained earnings to be reduced below the liquidation account amount or regulatory capital requirements. In addition, the stock holding company will be subject to certain regulations related to the repurchase of its capital stock.

Conversion costs will be deferred and reduce the proceeds from the shares sold in the Conversion. If the Conversion is not completed, all costs will be expensed. Conversion costs included in other assets as of December 31, 2015 amounted to $141.

The Conversion will be accounted for as a change in corporate form with the historic basis of the Association’s assets, liabilities and equity unchanged as a result.

F-42

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Best Hometown Bancorp, Inc. or Home Federal Savings and Loan Association of Collinsville. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Best Hometown Bancorp, Inc. or Home Federal Savings and Loan Association of Collinsville since any of the dates as of which information is furnished herein or since the date hereof.

Up to 747,500 shares

(Subject to Increase to up to 859,625 shares)

(Proposed Holding Company for
Home Federal Savings and Loan Association of Collinsville)

COMMON STOCK

par value $0.01 per share

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PROSPECTUS

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RAYMOND JAMES

May 13, 2016

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These securities are not deposits or accounts and are not federally insured or guaranteed.

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Until August 20, 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.